UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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Kaiser Aluminum Corporation

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LETTER TO OUR STOCKHOLDERS

FROM OUR CHAIRMAN OF THE BOARD, PRESIDENT AND CHIEF EXECUTIVE OFFICER

AND OUR LEAD INDEPENDENT DIRECTOR

April 28, 2025

Dear Stockholder:

On behalf of our Board of Directors and management team, we thank you for your continued support of Kaiser Aluminum Corporation. It is our pleasure to invite you to attend the Annual Meeting of Stockholders to be held at the Company's corporate office at 1550 West McEwen Drive, Suite 500, Franklin, Tennessee 37067, on Tuesday, June 10, 2025, at 9:00 a.m. Central Time. While we do not expect to make a separate presentation, we expect our directors and officers to be present at the Annual Meeting and available to respond to any questions you may have.

Your vote is very important to us. Whether or not you plan to attend the Annual Meeting, we urge you to vote your shares as promptly as possible. Details of the business to be conducted at the Annual Meeting are included in this Proxy Statement, which we encourage you to read carefully. You may submit your voting instructions over the Internet or by telephone as indicated on the enclosed proxy card or by completing, signing and dating the enclosed proxy card and returning it by mail in the accompanying envelope. If you plan to attend the Annual Meeting, please review the information on attendance provided in this Proxy Statement.

We would like to share with you several areas of particular significance in advance of our Annual Meeting and in connection with our distribution of this Proxy Statement:

2024 PERFORMANCE HIGHLIGHTS

As we reflect on 2024, we are proud of the efforts and dedication of our team and our performance, particularly our continued margin expansion, which was achieved in a highly complex market environment, as we continued to position Kaiser for the future. In addition, throughout the year, we remained steadfast in our commitment to meeting the evolving needs of our customers— a foundational principle that continues to drive our success.

Our 2024 net sales and conversion revenue of $3.02 billion and $1.46 billion, respectively, met our expectations, despite navigating a highly complex and rapidly changing market environment. Additionally, we were pleased to report 2024 net income of $66 million, or $4.02 per diluted share, along with adjusted earnings before interest, taxes, depreciation, and amortization (adjusted EBITDA) of $241 million. This resulted in a strengthened adjusted EBITDA margin (which is calculated as adjusted EBITDA as a percentage of conversion revenue) over the prior year. Effective January 1, 2025, we elected to change our method of accounting for certain inventory from the last-in, first-out ("LIFO") method to the weighted average cost ("WAC") method to improve the comparability of our operational results between periods by removing LIFO income or charge in a period resulting from LIFO valuation and changes to historical LIFO layers. This change has been retrospectively applied to the financial information presented in this Letter to our Stockholders. Please refer to “Appendix A” of this Proxy Statement for reconciliations of measures from generally accepted accounting principles (“GAAP”) measures to non-GAAP measures such as conversion revenue, adjusted EBITDA and adjusted EBITDA margin.

1

As a key supplier of highly engineered solutions used in diverse end market applications including aerospace and high-strength, packaging, general engineering, automotive extrusions, and other industrial applications, our niche areas of focus have only strengthened our competitive position. While each of our end markets presented unique challenges in 2024, we responded with resilience and determination, working diligently to meet the growing demand from our customers. At Kaiser, maintaining long-term customer relationships goes beyond high-quality products, on-time delivery, and superior customer satisfaction. It is rooted in a deep understanding of our customers’ evolving needs, including positively contributing to their approaches to sustainability. The mutual commitments we have built with our customers over the years serve as a foundation for guiding our business decisions and priorities.

In response to these growing needs, in 2020 we initiated a significant multi-year investment cycle across our portfolio, which we believe positions the Company to seize future opportunities and sustain our momentum for continued growth. These investments included upgrading our acquired Warrick rolling mill to convert approximately 25% of our existing mix to higher-margin coated products for packaging customers. Further, we are expanding capacity at our Trentwood rolling mill by approximately 5% to support anticipated stronger demand for high-value flat-rolled products for aerospace and general engineering applications. This investment is the start of our next major Phase VII expansion at Trentwood.

CORPORATE VALUES & SUSTAINABILITY

Our corporate values of being a preferred investment, a preferred supplier, a preferred employer, a preferred customer, and a valued corporate citizen define how we pursue sustainable business value and serve as the foundation of our culture and strategy. In 2024, we:

•
Enhanced our position as a preferred investment by continuing to deliver long-term shareholder value through disciplined capital allocation, including continued investment in our business to support our growth with $181 million of capital expenditures, the return of $51 million to our stockholders through our quarterly dividend payments, ongoing board refreshment and succession planning, executive compensation practices designed to align management with long-term growth and stockholder interests, proactively engaging with key stakeholders and maintaining our corporate governance best practices;
•
Advanced our position as a preferred supplier by providing a best-in-class customer experience, differentiating the Company through our broad KaiserSelect® line of products, including launching a new product line – KaiserSelect® Next Gen, providing products with superior consistency resulting in better performance and lower waste, remaining on track to achieve our 2030 GHG emissions intensity reduction targets and actively collaborating with our customers, suppliers, and industry partners to promote recycling and increase our use of recycled aluminum;
•
Strengthened our position as a preferred employer by continuing to focus on employee safety, resulting in continued strong safety performance, enhancing our recruitment, development, promotion, and retention strategies to attract qualified employees from all cultures and segments of the population and cultivating and promoting the next generation of leaders;
•
Maintained our position as a preferred customer through our continued partnership with our suppliers to meet our quality standards, material requirements, and commitments to customers and stakeholders and communication through our Supplier Code of Conduct of our expectations for compliance with all laws and regulations, ethical business practices, responsible sourcing of conflict minerals, and the sustainable management of natural resources; and

2

•
Furthered our position as a valued corporate citizen by actively engaging with local stakeholders to understand and address pressing community issues, offering both financial and in-kind support in the communities where we live and operate.

SUMMARY

In summary, we are extremely proud of the work our team has done to position the Company for an expected significant performance inflection, while remaining steadfast in our commitment to meet our customers’ needs. Looking ahead, we anticipate a stabilization in market conditions with all of our markets presenting strong, secular growth opportunities. We are eager for our stakeholders to benefit from the largest capital investment cycle in Kaiser’s recent history and are excited to bring key investments online to meet growing market demand. We remain confident in our ability to achieve sustainable, long-term growth, guided by our five corporate values.

We are committed to managing our business for long-term success in a way that is economically, environmentally, and socially responsible, ensuring that we remain a good corporate citizen and a steward of both capital and resources. Thank you to our stockholders, our employees and their families, our customers, our suppliers and our other stakeholders for their ongoing commitment to and support of Kaiser Aluminum.

Keith A. Harvey	Michael C. Arnold
Chairman of the Board, President and Chief Executive Officer	Lead Independent Director

3

Kaiser Aluminum Corporation

1550 West McEwen Drive, Suite 500

Franklin, Tennessee 37067

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON June 10, 2025

NOTICE IS HEREBY GIVEN that the 2025 Annual Meeting of Stockholders (the "Annual Meeting") of Kaiser Aluminum Corporation (the "Company") will be held at the Company's corporate office, located at 1550 McEwen Drive, Suite 500, Franklin, Tennessee 37067, on Tuesday, June 10, 2025, at 9:00 a.m., Central Time, for the following purposes:

(1)
To elect three members to our board of directors for three-year terms to expire at our 2028 annual meeting of stockholders;
(2)
To approve, on a non-binding, advisory basis, the compensation of our named executive officers as disclosed in the accompanying Proxy Statement;
(3)
To ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for 2025; and
(4)
To consider such other business as may properly come before the Annual Meeting or any adjournments thereof.

Information concerning the matters to be acted upon at the Annual Meeting is set forth in the accompanying Proxy Statement. This notice and the accompanying proxy materials are being mailed or made available to stockholders on or about April 28, 2025.

The close of business on April 17, 2025 has been fixed as the record date for determining the stockholders entitled to notice of, and to vote at, the Annual Meeting or any adjournments thereof.

We urge stockholders to vote by proxy by submitting voting instructions over the Internet or by telephone as indicated on the enclosed proxy card or by completing, signing and dating the enclosed proxy card and returning it by mail in the accompanying envelope, which does not require postage if mailed in the United States.

By Order of the Board of Directors

John M. Donnan
Executive Vice President, Chief Administrative
Officer and General Counsel

April 28, 2025
Franklin, Tennessee

PROPOSALS AND BOARD RECOMMENDATIONS

Proposal 1 - Election of Directors

The board of directors recommends a vote "FOR ALL" of the persons nominated by the board of directors.

Additional information about each director and his and her qualifications may be found beginning on page 5.

Name	Age	Director Since	Primary Occupation	Independent	Committee Membership
Kimberly T. Glas	49	January 2025	President and Chief Executive Officer, National Council of Textile Organizations	✓	•	Audit
					•	Sustainability
Keith A. Harvey	65	July 2020	President and Chief Executive Officer, Kaiser Aluminum Corporation		•	Executive
Donald J. Stebbins	67	June 2019	Former President and Chief Executive Officer, Superior Industries International, Inc.	✓	•	Compensation
					•	Executive
					•	Nominating and Corporate Governance

Proposal 2 - Advisory Vote to Approve Named Executive Officer Compensation

The board of directors recommends a vote "FOR" the approval, on a non-binding, advisory basis, of the compensation of our named executive officers as disclosed in this Proxy Statement.

Additional information about executive compensation may be found beginning on page 12.

Proposal 3 - Ratification of Appointment of Independent Registered Public Accounting Firm

The board of directors recommends a vote "FOR" the ratification of the audit committee's selection of Deloitte & Touche LLP as our independent registered public accounting firm for 2025.

Additional information about the independent registered public accounting firm may be found beginning on page 15.

PROXY STATEMENT SUMMARY

In 2024, we delivered solid performance, including continued margin expansion, despite a highly complex and dynamic market environment. This summary highlights information contained elsewhere in this Proxy Statement but does not contain all of the information that you should consider. We encourage you to read the entire Proxy Statement for more information about these topics prior to voting.

COMPANY OVERVIEW	•

Key supplier in diverse end market applications, including aerospace/high strength, packaging, automotive and general engineering, with strong secular growth characteristics, deep customer relationships and multi-year contracts with key strategic partners

	•	Leading North American producer of highly engineered aluminum mill products that are part of the carbon solution
	•	Integral “pass-through” business model to mitigate the impact of price volatility of aluminum and other alloys
	•	Differentiation through superior product attributes and “Best in Class” customer satisfaction
	•	Commitment to long-term value creation in a manner that is sustainable and environmentally and socially responsible

2024 PERFORMANCE HIGHLIGHTS(1),(2)	•	Solid performance, including continued margin expansion
	•	Annual net sales of $3.02 billion and conversion revenue of $1.46 billion
	•	Continued strong liquidity position of $572 million as of December 31, 2024
	•	Engineered a new product line – KaiserSelect® Next Gen, offering next level performance for our customers
	•	Continued strong safety performance

Shipments	Net Sales	Net Income	Adjusted Net Income	Conversion Revenue	Adjusted EBITDA	Net Income Per Diluted Share	Adjusted Net Income Per Diluted Share
1.2	$3.02	$65.7	$60.1	$1.46	$241	$4.02	$3.67
Billion lbs	Billion	Million	Million	Billion	Million

_____________

(1)
Effective January 1, 2025, we elected to change our method of accounting for certain inventory from the LIFO method to the WAC method to improve the comparability of our operational results between periods. This accounting change has been retrospectively applied to the financial information presented in the 2024 Performance Highlights section.
(2)
See Appendix A of this Proxy Statement for reconciliations of measures from GAAP to non-GAAP. While our use of terms such as EBITDA, “adjusted” or "Conversion Revenue" is not intended to be (and should not be relied on) in lieu of the comparable captions under GAAP to which these metrics are reconciled, those terms are intended to provide greater clarity of the impact of certain material items on the GAAP measure and are not intended to imply those terms should be excluded.

BALANCED CAPITAL ALLOCATION PRIORITIES	•	Organic Investments
		•	Invested $181 million in 2024 in capital expenditures, primarily to support our growth activities as well as ongoing sustainability projects
	•	Inorganic Growth
		•	Opportunistic investment for strategic value creation
	•	Regular Dividends
		•	Returned $51 million in 2024 to our shareholders through quarterly cash dividend payments, marking our 18th consecutive year without reduction or suspension

i

BOARD OF DIRECTORS	•	Diverse and highly independent Board
	•	Ongoing commitment to Board refreshment - 70% of directors have a tenure of six years or less
	•	Robust and multi-tiered Board and Committee annual assessment process
	•	Continuing focus on identifying critical skills needed to support execution of company strategy and Board succession planning
	•	Continued strong support for proactive and effective stockholder engagement
•

Rigorous director nomination process, including directors nominated by the United Steel, Paper and Forestry, Rubber, Manufacturing, Energy, Allied Industrial and Service Workers International Union, AFL-CIO, CLC ("USW") under our Director Designation Agreement

SUSTAINABILITY HIGHLIGHTS	•

On track to meet our 2030 GHG emissions reduction targets to reduce our total Scope 1 and 2 emissions intensity by 20%, Scope 3 estimated emissions intensity by 35%, and Scope 1, 2 and 3 estimated emissions intensity by 30%, each in comparison to 2019 levels

	•	Completed transformational project to enable Warrick to source electricity from the local utility grid, which gives the facility access to cleaner grid energy
	•	Continue to prioritize the use of primary aluminum produced from lower carbon emission sources
	•	Focus on increasing our use of recycled and scrap aluminum, which requires less than 10% of the energy required to produce primary aluminum
	•	Stand-alone Supplier Code of Conduct Policy requiring our suppliers to act in accordance with the principles and guidelines reflected in the policy
•

Continued delivery of leadership and development training, including the Kaiser Leadership, Kaiser Women's Leadership, Front Line Leadership Development, Leader of Leaders and Metallurgy Excellence and Technical Strength Programs

EXECUTIVE COMPENSATION	•	Over 80% of CEO target compensation is “at-risk”, with ~50% subject to stringent performance metrics
	•	Approximately 60% to 70% of the target compensation of the other named executive officers is “at-risk”, with ~45% subject to stringent performance metrics
	•	Compensation programs supported by best practices and aligned with our strategic objectives and stockholder interests
	•	Continued stockholder support for executive compensation (approximately 98.5% approval in 2024)

EXECUTIVE COMPENSATION HIGHLIGHTS

Our incentive programs are designed to “pay for performance,” and it is expected that payouts may be impacted during difficult business/economic conditions. As described in further detail in the “Executive Compensation - Compensation Discussion and Analysis” section of this Proxy Statement, or CD&A, our 2024 compensation program was developed and designed to:

•
align the interest of our named executive officers and stockholders by tying a significant portion of compensation to enhancing total shareholder return ("TSR");
•
attract, motivate and retain highly experienced executives with significant industry experience vital to our short-term and long-term success, profitability and growth;
•
deliver a mix of fixed and at-risk compensation with the portion of compensation at risk increasing with seniority;
•
tie our executive compensation to our ability to pay and safety, quality, delivery, productivity and individual performance directly linked to our strategic initiatives; and
•
require strong financial performance as we continue to invest in our business.

In 2024, the compensation of our named executive officers consisted primarily of the following components:

•
a base salary (1) compensating each named executive officer based on the level and scope of responsibility, individual expertise and prior experience and (2) providing a fixed amount of cash compensation upon which our named executive officers can rely;
•
a short-term annual cash incentive (1) payable only if our company achieved certain Adjusted EBITDA, safety, quality, and delivery performance, (2) with positive and negative adjustments to individual awards, in exceptional instances, approved by our compensation committee, based on individual, facility, and/or functional area performance, as well as performance against other strategic initiatives, and (3) capped at 2.5 times target; and

•
an equity-based, long-term incentive designed to align compensation with the interests of our stockholders and to enhance retention of our named executive officers consisting of (1) restricted stock units with three-year cliff vesting and (2) performance shares, which vest, if at all, based on our performance against demanding underlying metrics over the applicable three-year performance period.

Because grants under our long-term incentive program are outstanding for three years, at any time we have three over-lapping long-term incentive programs outstanding. The underlying metrics applicable to the performance shares can vary as our compensation committee assesses the effectiveness of our outstanding programs, metrics critical to our long-term success, feedback from our stockholders and compensation trends. The following table describes the performance share metrics (described more fully below) for our 2022-2024, 2023-2025 and 2024-2026 long-term incentive programs:

Performance Share Metrics	2022-2024	2023-2025	2024-2026
Relative TSR	60%	60%	60%
Adjusted EBITDA Margin	40%	40%	40%

The compensation committee, working with its independent compensation consultant, Meridian Compensation Partners, LLC (referred to herein as Meridian), reviews, evaluates and updates our compensation peer group, which includes companies in both similar and different industries, at least annually. For 2024, the compensation committee approved a 23-company peer group more fully described in our CD&A section. Due to the differences in size among the companies in our peer group, Meridian uses a regression analysis to adjust survey data results based on our revenue as compared to the revenue of other companies in our peer group.

Pay for Performance

The table below summarizes the performance metrics under our 2024 short-term incentive plan ("2024 STI Plan") and 2024-2026 long-term incentive plan ("2024-2026 LTI Plan") for our named executive officers:

Incentive Program	Performance Metric*	Weighting	Modifier**	Impact on Multiplier
Short-Term Incentive Plan	Adjusted EBITDA	85%	Individual	+/- 100%
	Safety (TCIR & LCIR)	5%
	Quality	5%
	Delivery	5%
Long-Term Incentive Plan	Relative TSR	60%
	Adjusted EBITDA Margin	40%

_______________

* Safety performance is measured using our total case incident rate ("TCIR") and lost-time case incident rate ("LCIR"). Quality performance is measured using our no-fault claim rate. Delivery performance is measured by our on-time delivery rate.

** As noted, the individual modifier is discretionary and, with respect to our executive officers, only used in exceptional instances approved by the compensation committee based on actual performance, including individual, facility and/or functional area performance, as well as performance against other strategic initiatives.

The following summarizes the key features and our performance against the metrics under our 2024 STI Plan and our 2022-2024 long-term incentive plan ("2022-2024" LTI Plan"):

2024 STI Plan

FEATURES
•	Pay for performance
•	Rigorous performance goals based on Adjusted EBITDA, safety, quality and delivery
•	Strong linkage between performance goals and financial performance as well as strategic non-financial results
•

In exceptional instances approved by the compensation committee, individual adjustment up to plus or minus 100% based on actual performance, including individual, facility and/or functional area performance, as well as performance against other strategic initiatives

•	Maximum payout capped at 2.5 times the target
•	Rigorous performance goals

The final multiplier of our 2024 STI Plan, including the impact of all performance metrics, was 0.95x. The table below summarizes the performance metrics and payout potential under our 2024 STI Plan and our performance against each of the metrics:

Metric	Weighting	Payout Potential				Final Multiplier*
		Below Threshold	Threshold	Target	Maximum
Adjusted EBITDA	85.0%	0.00x	0.425x	0.850x	1.700x	0.77x
TCIR	2.5%	0.00x	0.000x	0.025x	0.050x	0.04x
LCIR	2.5%	0.00x	0.000x	0.025x	0.050x	0.05x
Quality	5.0%	0.00x	0.000x	0.050x	0.100x	0.00x
Delivery	5.0%	0.00x	0.000x	0.050x	0.100x	0.10x
Total	100%	0.00x	0.425x	1.000x	2.000x	0.95x

__________________________

*Total may not sum due to rounding.

Annual Performance Award Payouts under Short-Term Incentive Plans for our Named Executive Officers

The chart on the right illustrates our annual Adjusted EBITDA performance multipliers for the last three years under our 2022, 2023 and 2024 short-term incentive plans before the application of modifiers for the 2022 short-term incentive plan and excluding the impact of the other performance metrics for the 2023 and 2024 short-term incentive plans. As previously discussed, effective January 1, 2025, we elected to change our method of accounting for certain inventory from the LIFO method to the WAC method to improve the comparability of our operational results between periods. This accounting change has not been retrospectively applied to the figures in the chart. Therefore, the reconciliation of Adjusted EBITDA on Appendix A of this Proxy Statement is not applicable. For purposes of awards under the applicable plans, Adjusted EBITDA means GAAP operating income excluding the impact of mark-to-market loss, restructuring costs, acquisition costs, goodwill impairment, non-cash asset impairment charges, other operating non-run-rate loss, depreciation and amortization.

The final multipliers of our 2022 and 2023 short-term incentive plans, after the application of modifiers and including the impact of the other performance metrics, were 0.00x and 0.86x, respectively. As discussed above, the final multiplier of our 2024 STI Plan, after taking into consideration of all performance metrics, was 0.95x.

2022-2024 LTI Plan

FEATURES
•	Three-year performance period for performance shares (2022-2024)
•	Includes retention features by utilizing time-vested restricted stock units
•	Pay for performance by utilizing performance shares subject to demanding metrics
•	Performance metrics:
(1) 40% based on Adjusted EBITDA margin
(2) 60% based on relative TSR
•	Payout for relative TSR performance is capped at target if TSR is negative
•	No windfall upon a change in control for performance shares - only shares earned based on performance through the date of the change in control will vest

As discussed in more detail below, for the 2022 to 2024 performance period, the impact of challenging business conditions and operational challenges significantly and negatively impacted our ability to achieve the required level of performance for our Adjusted

EBITDA margin performance metric under the 2022-2024 LTI Plan. Accordingly, no performance shares were earned based on our Adjusted EBITDA margin performance over the 2022-2024 performance period, while our relative TSR performance resulted in a total payout of 44% under the 2022-2024 LTI Plan.

Annual Performance Award Payouts under Long-Term Incentive Plans

The table below reflects our annual performance award payouts for the last three years under our completed long-term incentive plans.

	2020-2022 Plan			2021-2023 Plan			2022-2024 Plan
Metric	Weighting	Multiplier	Weighted Multiplier	Weighting	Multiplier	Weighted Multiplier	Weighting	Multiplier	Weighted Multiplier
Relative TSR	60%	0.00x	0.00x	60%	0.00x	0.00x	60%	0.00x	0.74x
Cost	20%	0.00x	0.00x	20%	0.00x	0.00x
Adjusted EBITDA Margin	20%	0.00x	0.00x	20%	0.00x	0.00x	40%	0.00x	0.00x
Plan Multiplier			0.00x			0.00x			0.44x

Performance Share Award Payouts Based on Relative TSR

For our 2022-2024 LTI Plan, 60% of the performance shares granted to our named executive officers were subject to our TSR performance metric over the applicable three-year performance period compared to the TSR of the other companies comprising the S&P SmallCap 600 Materials and S&P MidCap 400 Materials Indices.

In considering constituents for the S&P SmallCap 600 Materials and S&P MidCap 400 Materials Indices, S&P Dow Jones Indices currently looks for companies (1) with market capitalization of between $1.1 billion and $7.4 billion and between $7.4 billion and $20.5 billion, respectively, (2) meeting certain float requirements, (3) with a U.S. domicile, (4) required to file Securities and Exchange Commission ("SEC") annual reports, and (5) listed on a major U.S. exchange, among other factors. The beginning and ending stock prices used to determine our TSR are calculated using the 20-trading day average preceding the beginning and end of the performance period. Based on our relative TSR performance for the 2022-2024 performance period, the multiplier for such metric was 74%, resulting in a final multiplier of 0.44x.

The chart below illustrates the relative TSR performance payout multipliers for our performance share awards under the 2020-2022, 2021-2023 and 2022-2024 long-term incentive programs:

The performance share multiplier is determined by using straight line interpolation based on our TSR percentile ranking within our comparison group based on the table below:
Percentile Ranking	Multiplier
< 25th	0.0x
25th	0.5x
50th	1.0x
75th	1.5x

Performance Share Award Payout Based on Adjusted EBITDA Margin

For our 2022-2024 LTI Plan, 40% of the performance shares granted to our named executive officers were subject to an Adjusted EBITDA margin performance metric, calculated by our Adjusted EBITDA as a percentage of conversion revenue over the three-year performance period. Our conversion revenue is calculated as our net sales less the hedged cost of alloyed metals.

v

For the 2022 to 2024 performance period, our adjusted EBITDA margin was negatively impacted by a number of factors, including (i) supply chain challenges, such as the impact of the declaration of force majeure by Warrick’s primary magnesium supplier and ultimately the cessation of all magnesium deliveries from that supplier that led to our declaration of force majeure at Warrick in 2022, (ii) molten metal supply issues that negatively impacted Warrick, (iii) the inflationary environment and significant corresponding increases in costs, (iv) a planned outage at Trentwood in 2022, and (v) a challenging labor market. As a result, despite our improved performance in 2023 and 2024, we did not achieve the threshold Adjusted EBITDA margin required for a payout and no performance shares were earned under the Adjusted EBITDA margin metric.

2024 Total CEO Compensation

As previously noted, the mix of our CEO’s total target compensation is heavily weighted toward performance-based compensation with more than 80% of the total target compensation being at-risk (short- and long-term compensation), more than 60% of the total target compensation being long-term, and 50% of the long-term target being allocated to performance shares.

The market pay analysis performed by Meridian at the end of 2024 reflected that the total target compensation of our CEO for 2024 was 13% below the median of our compensation peer group and that our CEO’s (1) base salary was approximately 5% below the median base salary, (2) short-term incentive target was approximately 9% below the median and (3) long-term incentive target was approximately 15% below the median. While stronger performance in 2024 resulted in a 0.95x payout to our CEO under our 2024 STI Plan, the payout to our CEO under our long-term incentive program was further impacted by the challenging business conditions and operational challenges described above during the 2022-2024 performance period, resulting in only 44% of the performance shares being earned. As previously discussed, although the payout under our long-term incentive program, including the payout to our CEO, was significantly impacted by the challenging business conditions and operational challenges, based on management’s recommendation, the compensation committee did not make any adjustments to our existing long-term incentive program or the underlying payout.

Kaiser Aluminum Corporation

1550 West McEwen Drive, Suite 500

Franklin, Tennessee 37067

PROXY STATEMENT

FOR

ANNUAL MEETING OF STOCKHOLDERS

To Be Held on June 10, 2025

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on June 10, 2025: The Proxy Statement and our Annual Report to Stockholders are available at www.envisionreports.com/kalu.

GENERAL QUESTIONS AND ANSWERS

Q:	When is the Proxy Statement being sent to stockholders and what is its purpose?
A:	This Proxy Statement is first being sent to our stockholders on or about May 6, 2025 at the direction of our board of directors in order to solicit proxies for our use at the Annual Meeting.
Q:	When is the Annual Meeting and where will it be held?
A:	The Annual Meeting will be held on Tuesday, June 10, 2025, at 9:00 a.m., Central Time, at our corporate office, located at 1550 West McEwen Drive, Suite 500, Franklin, Tennessee 37067.
Q:	Who may attend the Annual Meeting?
A:	All of our stockholders of record may attend the Annual Meeting.
Q:	Who is entitled to vote?
A:	Stockholders as of the close of business on April 17, 2025 are entitled to vote at the Annual Meeting. Each share of our common stock is entitled to one vote.
Q:	On what am I voting?
A:	You will be voting on:
• the election of three members to our board of directors to serve until our 2028 annual meeting of stockholders;
• the approval, on a non-binding, advisory basis, of the compensation of our named executive officers as disclosed in this Proxy Statement;
• the ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for 2025; and
• such other business as may properly come before the Annual Meeting or any adjournments.
Q:	How does the board of directors recommend that I vote?
A:	The board of directors recommends that you vote your shares:
• "FOR ALL" the director nominees identified in "Proposals Requiring Your Vote - Proposal 1 - Election of Directors" below;
• "FOR" the approval , on a non-binding, advisory basis, of the compensation of our named executive officers as disclosed in this Proxy Statement; and
• "FOR" the ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for 2025.

Q:	How can I vote?
A:	You can vote at the Annual Meeting or you can vote prior to the Annual Meeting by proxy. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy without delay.
Q:	How do I vote by proxy?
A:	If you choose to vote your shares by proxy, you have the following options:
•

Over the Internet: You can vote over the Internet at the website shown on your proxy card. Internet voting will be available 24 hours a day, seven days a week, until 11:59 p.m., Eastern Time, on Monday, June 9, 2025.

•

By telephone: You can vote by telephone by calling the toll-free number shown on your proxy card. Telephone voting will be available 24 hours a day, seven days a week, until 11:59 p.m., Eastern Time, on Monday, June 9, 2025.

• By mail: You can vote by mail by completing, signing and dating your proxy card and returning it in the enclosed prepaid envelope.
Q:	I want to attend the Annual Meeting and vote. How do I obtain directions to the Annual Meeting?
A:	You may obtain directions to the Annual Meeting by calling us at (629) 252-7040.
Q:	What constitutes a quorum?
A:

As of April 17, 2025, the record date, 16,154,376 shares of our common stock were issued and outstanding. A majority of these shares present or represented by proxy will constitute a quorum for the transaction of business at the Annual Meeting. If you properly vote by proxy by submitting your voting instructions over the Internet, by telephone or by mail, then your shares will be counted as part of the quorum. Abstentions or votes that are withheld on any matter will be counted towards a quorum but abstentions will be excluded from the vote relating to the particular matter under consideration. Broker non-votes are counted towards a quorum but are excluded from the vote with respect to the matters for which they are applicable. A broker non-vote occurs when a broker holding shares for a beneficial owner does not vote on a particular proposal because the broker does not have discretionary voting power with respect to that proposal and has not received instructions with respect to that proposal from the beneficial owner. Among our proposals, brokers will have discretionary voting power only with respect to the proposal to ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for 2025.

Q:	What are the voting requirements for the proposals?
A:	There are different voting requirements for the proposals.
•

Each director will be elected by an affirmative vote of the majority of the votes cast with respect to the director in an uncontested election. A “majority” of the votes cast with respect to a director means the number of votes for the director exceeds the number of votes withheld from the director. If an incumbent director nominee receives a greater number of votes withheld than in favor of the nominee's election in an uncontested election, the nominee must promptly tender the nominee's resignation, and the board of directors will decide, through a process managed by the nominating and corporate governance committee, whether to accept the resignation, taking into account its fiduciary duties to our company and our stockholders. The board of director's explanation of its decision will be promptly disclosed in a Form 8-K furnished to the SEC. An election of directors is considered to be contested if there are more nominees for election than positions on the board of directors to be filled by election at the meeting of stockholders. In the event of a contested election, each director will be elected by a plurality vote of the votes cast at such meeting. The election of directors at the Annual Meeting is uncontested.

•

The affirmative vote of the holders of a majority of shares of our common stock present or represented by proxy at the Annual Meeting and entitled to vote on the subject matter and actually voted on the proposal is necessary (1) to approve, on a non-binding, advisory basis, the compensation of our named executive officers as disclosed in this Proxy Statement, and (2) to ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for 2025. If you abstain from voting on the proposal to approve, on a non-binding, advisory basis, the compensation of our named executive officers as disclosed in this Proxy Statement and/or the proposal to ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for 2025, your shares will not be counted in the vote for such proposal and will have no effect on the outcome of the vote.

Q:	If my shares are held in "street name" by my broker, will my broker vote my shares for me?
A:

As discussed above, among our proposals, brokers will have discretionary voting power only with respect to the proposal to ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for 2025. To be sure your shares are voted, you should instruct your broker to vote your shares using the instructions provided by your broker.

Q:	What will happen if the compensation of the Company's named executive officers is not approved by the stockholders on an advisory basis?
A:

Because this is an advisory vote, our board of directors and compensation committee will not be bound by the approval of, or the failure to approve, the compensation of our named executive officers as disclosed in this Proxy Statement. The board of directors and the compensation committee, however, value the opinions that our stockholders express in their votes and expect to consider the outcome of the vote when determining future executive compensation programs.

Q:	What will happen if the selection of Deloitte & Touche LLP as our independent registered public accounting firm for 2025 is not ratified by the stockholders?
A:

Pursuant to the audit committee charter, the audit committee of our board of directors has sole authority to appoint our independent registered public accounting firm, and the audit committee will not be bound by the ratification of, or failure to ratify, the selection of Deloitte & Touche LLP. The audit committee will, however, consider any failure to ratify the selection of Deloitte & Touche LLP in connection with the appointment of our independent registered public accounting firm the following year.

Q:	Can I change my vote after I give my proxy?
A:	Yes. If you vote by proxy, you can revoke that proxy at any time before voting takes place at the Annual Meeting. You may revoke your proxy by:
• voting again over the Internet or by telephone no later than 11:59 p.m., Eastern Time, on Monday, June 9, 2025;
• submitting a properly signed proxy card with a later date;
• delivering, no later than 5:00 p.m., Eastern Time, on Monday, June 9, 2025, written notice of revocation to our Secretary, c/o Computershare, P.O. Box 43126, Providence, Rhode Island 02940-5138; or
• attending the Annual Meeting and voting.

Your attendance alone will not revoke your proxy. To change your vote, you must also vote at the Annual Meeting. If you instruct a broker to vote your shares, you must follow your broker's directions for changing those instructions.

Q:	What does it mean if I receive more than one proxy card?
A:	If you receive more than one proxy card, it is because your shares are held in more than one account. You must vote each proxy card to ensure that all of your shares are voted at the Annual Meeting.
Q:	Who will count the votes?
A:	Representatives of Computershare, our transfer agent, will tabulate the votes and act as inspectors of election.

Q:	How much will this proxy solicitation cost?
A:

We will bear the cost of the solicitation of proxies. We have hired MacKenzie Partners, Inc. to assist us in the distribution of proxy materials and solicitation of votes at a cost not to exceed $10,000, plus out-of-pocket expenses. We will reimburse brokerage firms and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to the owners of our common stock. Our officers and regular employees may also solicit proxies, but they will not be specifically compensated for these services. In addition to the use of the mail, proxies may be solicited personally or by telephone by our employees or by MacKenzie Partners.

PROPOSALS REQUIRING YOUR VOTE

Proposal 1 - Election of Directors

General

We have a diverse and highly independent board of directors. Our board of directors currently has 10 members, consisting of our CEO and nine independent directors.

Our current directors are:

Michael C. Arnold (Lead Independent Director)	Lauralee E. Martin

David A. Foster	Teresa M. Sebastian*

Kimberly T. Glas	Donald J. Stebbins

Richard P. Grimley	Brett E. Wilcox

Keith A. Harvey (Chairman of the Board)	Kevin W. Williams

_____________

* Ms. Sebastian will not stand for reelection at the Annual Meeting.

Our board of directors represents a breadth of experience and diversity in perspective and background, as reflected in the summary of their collective qualifications below. Additionally, our directors have a broad range of tenures, from less than one year to approximately 18 years of service, with an average tenure of approximately seven years. We believe this diversity balances institutional knowledge and experience with new perspectives and ideas.

The table below sets forth the knowledge, skills or board experience, demographics and board tenure of our directors as of April 28, 2025:

KNOWLEDGE, SKILLS OR BOARD EXPERIENCE	Arnold	Foster	Glas	Grimley	Harvey	Martin	Sebastian	Stebbins	Wilcox	Williams
Other Public Company Board Experience	•	•				•	•	•	•
Public Company CEO Experience or Equivalent	•				•	•		•	•	•
Industrial Specific / Operations Experience	•			•	•		•	•	•	•
Mergers and Acquisitions	•	•		•	•	•	•	•	•	•
International / Trade	•	•	•	•		•	•	•	•	•
Governance	•	•			•	•	•	•	•
Legal / Regulatory			•				•		•
Financial / Accounting	•		•	•	•	•	•	•	•	•
Public Policy / Academia		•	•				•		•
Climate-related Risks	•	•	•			•			•
Cybersecurity Risks	•
BOARD TENURE
Years	3	16	0	2	4	14	5	5	18	3

Our amended and restated certificate of incorporation and bylaws provide for a classified board of directors consisting of three classes. The term of our Class I directors expires at the Annual Meeting; the term of our Class II directors will expire at the 2026 annual meeting of stockholders; and the term of our Class III directors will expire at the 2027 annual meeting of stockholders.

Board Refreshment and Director Succession Planning

We are committed to board refreshment. Currently, 70% of our directors have a tenure of less than six years. The table below illustrates the tenure of our directors:

Board Tenure	Number of Directors	Percentage
0-5 Years	7	70%
6-10 Years	0	0%
11+ Years	3	30%

We thoughtfully plan for director succession and board refreshment. By developing and following a long-term succession plan, the board has an ongoing opportunity to:

•
evaluate the depth and diversity of experience of our board;
•
anticipate and plan for changes, including retirements;
•
constructively engage with the USW in connection with its nomination rights pursuant to the terms of our Director Designation Agreement (described under "Corporate Governance - Director Designation Agreement);
•
expand and replace key skills and experience that support our strategies;
•
build on our record of board diversity; and
•
maintain a balanced mix of tenures.

The nominating and corporate governance committee also plans for the orderly succession of the executive chair, independent lead director and each of the chairs of our board's five committees, providing for the identification of potential successors, their development and the transition of responsibilities. As a result of the management and execution of our board’s succession plans, a leadership transition of our board’s executive chair position occurred earlier this year when Mr. Harvey became chairman of the board.

Board Composition

Bringing together informed directors with different perspectives and backgrounds, in a well-managed and constructive environment, fosters thoughtful and innovative decision-making. We have a policy of encouraging diversity of gender, ethnicity, age and background, as well as a range of tenures on the board to ensure both continuity and fresh perspectives among our directors. Our directors exhibit a balanced mix of tenures, ages, independence and diversity.

Nominees for Class I Directors

The nominating and corporate governance committee of our board of directors has recommended, and our board of directors has approved, the nomination of the three nominees listed below. The nominees have indicated their willingness to serve as members of the board of directors if elected; however, in case any nominee becomes unavailable for election to the board of directors for any reason not presently known or contemplated, the proxy holders have discretionary authority to vote proxies for a substitute nominee. Proxies cannot be voted for more than three nominees.

The Board of Directors Recommends a Vote "FOR ALL" of the Persons Nominated by the Board of Directors.

Set forth below is information about the Class I director nominees, including their ages, present principal occupations, other business experience, directorships in other public companies in the past five years, membership on committees of our board of directors, and reasons why each individual nominee's specific experience, qualifications, attributes and skills led the nominating and corporate governance committee to recommend, and our board of directors to conclude, that the nominee should serve as a director of the Company.

KIMBERLY T. GLAS

Director since: January 2025

Committee: Audit and Sustainability

Age: 49

DESCRIPTION OF BUSINESS EXPERIENCE:

Ms. Glas has served as President and Chief Executive Officer of the National Council of Textile Organizations, a business organization for American manufacturers in the textile industry, since May 2019, and previously served as Commissioner of the U.S.-China Economic and Security Review Commission, an independent commission of the United States government focusing on national security implications of bilateral trade and the economic relationship with China, from 2019 to 2024. Ms. Glas has extensive experience in government policy development and advocacy and international trade as well as working with labor unions and environmental organizations, including previously serving as Executive Director and President of the BlueGreen Alliance, a strategic national partnership between labor unions and environmental organizations to expand the job-creating potential of the green economy and improve the rights of workers at home and around the world. Ms. Glas holds a Bachelor’s degree in history from the State University of New York at Geneseo.

QUALIFICATIONS:

Ms. Glas has extensive experience in policy development and advocacy, international trade, environmental issues, and working with labor unions and environmental organizations, which allow her to provide guidance and insight to the board and management regarding labor relations, the impact of environmental and regulatory initiatives on US based manufacturers and sustainability. Ms. Glas was designated by the USW as a director candidate pursuant to the terms of our Director Designation Agreement (described under “Corporate Governance - Director Designation Agreement”) in connection with our 2025 Annual Meeting.

KEITH A. HARVEY

President, Chief Executive Officer and Chairman of the Board

Director since: 2020

Committee: Executive (Chair)

Age: 65

DESCRIPTION OF BUSINESS EXPERIENCE:

For information as to Mr. Harvey, see “Executive Officers” below.

QUALIFICATIONS:

Mr. Harvey’s substantial experience with our company and in the aluminum industry allows him to provide his perspective to our board of directors regarding our business, our industry and the strategic direction for our company based on his years of experience with our company in increasing leadership roles and in the aluminum industry.

DONALD J. STEBBINS

Director Since: June 2019

Committees: Compensation (Chair), Executive, and Nominating and Corporate Governance

Age: 67

Other Current Public or Registered Investment Company Board Membership:
– Snap-on Tools (January 2015 - Present)

DESCRIPTION OF BUSINESS EXPERIENCE:

Mr. Stebbins served as President and Chief Executive Officer, and also as a director, of Superior Industries International, Inc. ("Superior"), a manufacturer of aluminum wheels for the automotive industry, from May 2014 to December 2018. For two years prior to joining Superior, Mr. Stebbins provided consulting services to various private equity firms. Mr. Stebbins previously served as Chairman, President and Chief Executive Officer of Visteon Corporation, an automotive components manufacturer, from 2008 until 2012, after having served as Visteon’s President and Chief Operating Officer prior to that time. Before joining Visteon, Mr. Stebbins held various positions with increasing responsibility at Lear Corporation, a supplier of automotive seating and electrical distribution systems, including President and Chief Operating Officer–Europe, Asia and Africa, President and Chief Operating Officer–Americas, and Senior Vice President and Chief Financial Officer. Mr. Stebbins holds a Bachelor of Science degree in finance from Miami University and a Master of Business Administration degree from the University of Michigan.

QUALIFICATIONS:

The board of directors nominated Mr. Stebbins because of his board and chief executive officer experience and, among his other qualifications, his experience and expertise in the automotive industry, international business, manufacturing, sales, product innovation/development, operations, accounting and finance (including as a chief financial officer), mergers and acquisitions, strategy development, executive compensation and leadership development.

Continuing Directors

Set forth below is information about our continuing directors, including their ages, present principal occupations, other business experiences, directorships in other public companies in the past five years, membership on committees of our board of directors, and reasons why each individual director's specific experience, qualifications, attributes or skills led our board of directors to conclude that the director should serve on our board of directors.

Class II Directors – Term Expiring at the 2026 Annual Meeting

LAURALEE E. MARTIN

Director since: September 2010

Committees: Audit (Chair), Compensation, Executive and Sustainability

Age: 74

Other Current Public or Registered Investment Company Board Membership:
– Marcus & Millichap, Inc. (August 2019 - Present)
– Beacon Capital Management (November 2021 - Present)

DESCRIPTION OF BUSINESS EXPERIENCE:

Ms. Martin served as Chief Executive Officer and President of HCP, Inc., a real estate investment trust focusing on properties serving the healthcare industry, from October 2013 to July 2016. Prior to joining HCP, Inc., Ms. Martin served as Chief Executive Officer of the Americas Division of Jones Lang LaSalle, Inc., a financial and professional services firm specializing in real estate services and investment management, from January 2013 to October 2013. She served as Executive Vice President and Chief Financial Officer of Jones Lang LaSalle from January 2002 and was appointed Chief Operating and Financial Officer in October 2005 and served in that capacity until January 2013. She joined Jones Lang LaSalle after 15 years with Heller Financial, Inc., a commercial finance company with international operations, where she was Vice President, Chief Financial Officer, Senior Group President, and President of the Real Estate group. Prior to joining Heller Financial, Ms. Martin held certain senior management positions with General Electric Credit Corporation.

QUALIFICATIONS:

Having served as both the Chief Financial Officer and the head of the real estate lending group at Heller Financial and having served as the Chief Operating and Financial Officer for Jones Lang LaSalle for more than seven and 12 years, respectively, as well as having served as the Chief Executive Officer of the Americas division of Jones Lang LaSalle, Inc. and being the Chief Executive Officer of HCP, Inc., Ms. Martin has significant experience in all aspects of corporate financial and operational matters, including the oversight of complex financial, accounting and corporate infrastructure functions. Her service as a member of the boards of directors of two real estate investment trusts and a major bank holding company have reinforced those qualifications and also have deepened her expertise in corporate governance and matters relating to the Sarbanes-Oxley Act. Ms. Martin also has a deep foundation in evaluating acquisition opportunities, managing banking relationships and investor relations. Ms. Martin's experience and background, qualification as an audit committee financial expert, and understanding of our company's financial statements allow her to provide guidance and insight to our board of directors and management regarding business, strategic, accounting and financial issues.

BRETT E. WILCOX

Director since: July 2006

Committees: Audit, Compensation, Executive and Sustainability (Chair)

Age: 71

DESCRIPTION OF BUSINESS EXPERIENCE:

Mr. Wilcox has served as Chief Executive Officer of Cvictus, a Canadian company developing a single cell protein and related production process to substitute for soybean meal and fishmeal in animal feed, since September 2018 and has been an active investor in, on the board of directors of, or an executive consultant for, a number of metals and energy companies since 2005. From June 2005 to December 2011, Mr. Wilcox served as Chief Executive Officer of Summit Power Alternative Resources where he managed the development of wind generation and new energy technologies. Prior to that, Mr. Wilcox served as: Chief Executive Officer of Golden Northwest Aluminum Company and its predecessors. Mr. Wilcox has also served as Executive Director of Direct Services Industries, Inc., a trade association of large aluminum and other energy-intensive companies; an attorney with Preston, Ellis & Gates in Seattle, Washington; Vice Chairman of the Oregon Progress Board; Chairman of the Oregon Economic and Community Development Commission; a member of the Oregon Governor's Comprehensive Review of the Northwest Regional Power System; and a member of the Oregon Governor's Task Forces on structure and efficiency of state government, employee benefits and compensation, and government performance and accountability.

QUALIFICATIONS:

Mr. Wilcox was selected to serve as a director of our company because of his business and financial background and experience, including his experience as the Chief Executive Officer of Golden Northwest Aluminum Company and its predecessors, his experience working successfully with the USW and his experience in the power industries, and because of his qualification as an audit committee financial expert. Mr. Wilcox was initially designated by the USW as a director candidate in connection with a search process, and, pursuant to the terms of the Director Designation Agreement, was designated by the USW as a director candidate in connection with our 2008, 2011, 2014, 2017, 2020 and 2023 annual meetings of stockholders. Mr. Wilcox's experience as a chief executive officer, his financial expertise, his experience in the aluminum and energy industries, and his working relationship with the USW allow him to offer guidance and insight to our board of directors and management on business, finance, strategic and labor issues.

KEVIN W. WILLIAMS

Director since: September 2021

Committee: Audit and Compensation

Age: 63

DESCRIPTION OF BUSINESS EXPERIENCE:

Mr. Williams has served as President and Chief Executive Officer of GAA Manufacturing and Supply Chain Management, a third-party logistics and supply chain management company and one of the country's largest African American-owned businesses, since August 2018. Mr. Williams previously served as President and Managing Director of General Motors of Canada Limited and Vice President and General Manager, Global Service and Parts Operations of General Motors Company. Mr. Williams also held several other senior global roles at GM including chairman, president and managing director of GM de Mexico, Central America and the Cayman Islands; and global executive director of supplier quality and development for GM Worldwide and GM Europe among other assignments. Mr. Williams holds a Bachelor’s degree in business administration and management from Tennessee State University and a Master of Science degree in business administration and management from Central Michigan University.

QUALIFICATIONS:

The board of directors nominated Mr. Williams to our board because of his extensive manufacturing, automotive and supply chain management expertise as well as experience in labor relations.

Class III Directors – Term Expiring at the 2027 Annual Meeting

MICHAEL C. ARNOLD

Director since: September 2021

Committee: Compensation and Nominating and Corporate Governance (Chair)

Age: 68

Other Current Public or Registered Investment Company Board Membership:
– AGCO Corporation (2013 - Present)

DESCRIPTION OF BUSINESS EXPERIENCE:

Mr. Arnold served as the President and Chief Executive Officer of Ryerson Inc., a processor and distributor of industrial metals, from 2011 to 2015, and has previously held various senior management positions with The Timken Company from 1979 to 2010, including Executive Vice President; President, Bearings and Power Transmission Group; President, Industrial Group; Vice President, Bearings and Business Process Advancement; Director, Bearings and Business Process Advancement; and Director, Manufacturing and Technology, Europe, Africa and West Asia (Europe). Mr. Arnold holds a Bachelor’s degree in mechanical engineering and a Master’s degree in sales and marketing from University of Akron.

QUALIFICATIONS:

The board of directors nominated Mr. Arnold to our board because of his extensive manufacturing and distribution expertise in metals industries and public company board and board leadership experience, as well as his mergers and acquisitions and supply chain experience in metals industries.

DAVID A. FOSTER

Director since: June 2009

Committees: Nominating and Corporate Governance and Sustainability

Age: 77

Other Board Membership:
– Member of board of directors of Evraz North America, d/b/a Oregon Steel Manufacturing (2006 - Present)

DESCRIPTION OF BUSINESS EXPERIENCE:

Since May 2017, Mr. Foster has served as Distinguished Associate of Energy Futures Initiative, a non-profit organization conducting objective, fact-based and rigorous technical, economic, financial and policy analyses supported by a multidisciplinary network of experts. Mr. Foster has also served as a visiting scholar at the Massachusetts Institute of Technology since May 2019, working on the Roosevelt Project, a multi-year research project focused on energy technology and economic development.

Mr. Foster was Senior Advisor to the Office of the Secretary of the U.S. Department of Energy from June 2014 to January 2017. Prior to that, Mr. Foster was Executive Director of the BlueGreen Alliance, a strategic national partnership between labor unions and environmental organizations to expand the job-creating potential of the green economy and improve the rights of workers at home and around the world, from June 2006 to June 2014 and an adjunct faculty member of the University of Minnesota from January 2003 to June 2014. Mr. Foster was also previously a director of the USW for District #11.

QUALIFICATIONS:

The board of directors nominated Mr. Foster because of his extensive labor experience representing the USW; experience with the BlueGreen Alliance which allows him to provide guidance and insight to the board and management regarding labor relations, including with the USW, relations with our hourly workforce, the impact of environmental and regulatory initiatives on US based manufacturers and sustainability; and experience with the Energy Future Initiatives and projects focused on energy technology. Mr. Foster was designated by the USW as a director candidate pursuant to the terms of our Director Designation Agreement in connection with our 2009, 2012, 2015, 2018, 2021 and 2024 annual meetings of stockholders. However, his experience with our company exceeds 20 years and includes his former role as the primary USW negotiator of our master labor agreement with the USW prior to joining our board of directors.

RICHARD P. GRIMLEY

Director since: April 2023

Committees: Compensation and Sustainability

Age: 66

DESCRIPTION OF BUSINESS EXPERIENCE:

Mr. Grimley has served as a consultant since June 2021 and previously served as Senior Vice President of Global Operations of Ball Corporation, a global aluminum manufacturing company, from July 2016 to June 2021. Prior to joining Ball Corporation, Mr. Grimley held various senior management positions with Rexam and its subsidiaries, including Global Director of Operations of Rexam Group, President and Chief Executive Officer of North America of Rexam, Chief Operating Officer of North and South Americas of Rexam Beverage Cans, and Vice President of Manufacturing of Rexam. Mr. Grimley holds a Bachelor’s degree in business administration from the University of Iowa and a Master’s degree in business administration from Benedictine University.

QUALIFICATIONS:

The board of directors nominated Mr. Grimley as a director because of his extensive experience in the aluminum packaging industry and manufacturing operations. Mr. Grimley was designated by the USW as a director candidate pursuant to the terms of our Director Designation Agreement in 2023 and in connection with the 2024 annual meeting of stockholders.

Proposal 2 - Advisory Vote to Approve Named Executive Officer Compensation

In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Dodd-Frank Act, and Section 14A of the Securities Exchange Act of 1934, referred to herein as the Exchange Act, we ask our stockholders to vote annually on a non-binding, advisory resolution to approve our named executive officer compensation. The vote is not intended to address any specific component of our executive compensation program, but rather the overall compensation of our named executive officers as described in this Proxy Statement. The text of the resolution is as follows:

RESOLVED, that the compensation paid to the named executive officers of Kaiser Aluminum Corporation, as described in the proxy statement for the Company's 2025 annual meeting of stockholders pursuant to Item 402 of Regulation S-K (which disclosure includes the "Executive Compensation - Compensation Discussion and Analysis" section and the Summary Compensation Table and other compensation tables and related narrative discussions), is hereby APPROVED.

Our performance in 2024 resulted in a 0.95x payout under our 2024 STI Plan. The challenging business conditions and operational challenges during the 2022-2024 performance period negatively impacting our financial and relative TSR performance during that time period, resulting in a 0.44x payout of performance shares under our 2022-2024 LTI Plan. Despite these conditions and challenges, the compensation committee, based on our management's recommendation, did not make any adjustments to our existing incentive programs. Our incentive programs are designed to “pay for performance,” and it is expected that payouts may be impacted during difficult business/economic conditions. Accordingly, we determined that it was appropriate to maintain our existing incentive programs without adjustments that would otherwise mitigate the impact of the challenges we experienced on the payouts under our incentive plans.

As described in further detail in the CD&A section, our compensation structure was developed to achieve the following objectives, which we believe are critical for enhancing stockholder value and our long-term success and sustainability:

•
creating alignment between our senior management and our stockholders by rewarding our senior management for achieving strategic goals that successfully drive our operations and enhance our stockholder return;
•
attracting, motivating and retaining highly experienced executives vital to our short-term and long-term success, profitability and growth; and
•
correlating our senior management compensation with our actual short- and long-term performance.

The compensation committee reviewed our compensation program for 2024. The review included consideration of stockholder feedback, including approval of prior advisory votes to approve our named executive officer compensation, and discussions with Meridian and management regarding existing and contemplated market practices, as well as the structure and objectives of each component of our compensation. Upon completion of that review, the compensation committee determined that the compensation of our named executive officers in 2024 would consist primarily of the following components:

•
a base salary (1) compensating each named executive officer based on the level of responsibility, individual expertise and prior experience and (2) providing a fixed amount of cash compensation upon which our named executive officers can rely;
•
a short-term annual cash incentive (1) payable only if our company achieved certain Adjusted EBITDA, safety, quality and delivery performance, (2) with positive and negative adjustments to individual awards, in exceptional instances, approved by our compensation committee, based on individual, facility, and/or functional area performance, as well as performance against other strategic initiatives, and (3) capped at 2.5 times target; and
•
an equity-based, long-term incentive designed to align compensation with the interests of our stockholders and to enhance retention of our named executive officers consisting of (1) restricted stock units with three-year cliff vesting and (2) performance shares, 60% of which vest, if at all, based on our TSR compared to the TSR of our peers in the S&P SmallCap 600 Materials and S&P MidCap 400 Material Indices and 40% of which vest, if at all, based on our Adjusted EBITDA margin performance, each over the 2024-2026 performance period.

The compensation committee, working with Meridian, reviews, evaluates and updates our compensation peer group, which includes companies in both similar and different industries, at least annually. For 2024, the compensation committee approved a 23-company peer group more fully described in our CD&A section. As of November 2023, the new custom peer group had (1) market capitalization ranging from approximately $240 million to approximately $21.2 billion and a median market capitalization of approximately $4.4 billion, and (2) trailing 12 months revenues ranging from approximately $2.0 billion to approximately $8.8 billion and median revenue of approximately $3.6 billion. Our market capitalization and revenue, both as of December 31, 2023, were $1.1 billion and $3.1 billion, respectively. Due to the differences in size among the companies in our peer group, Meridian uses a regression analysis to adjust survey data results based on our revenue as compared to the revenue of other companies in our peer group.

We no longer maintain a defined benefit pension plan or retiree medical program that covers members of senior management. Retirement benefits for our senior management, including our named executive officers, are provided through a defined contribution retirement program consisting of a 401(k) plan (which we refer to as our Savings Plan) and a nonqualified and unsecured deferred compensation plan (which we refer to as our Restoration Plan) intended to restore benefits that would be payable to designated participants in our Savings Plan but for the limitations on benefit accruals and payments imposed by the Internal Revenue Code of 1986, as amended (referred herein as the Code).

For 2024, over 80% of the target total compensation of our CEO and approximately 60% to 70% of the target total compensation of our other named executive officers, consisted of at-risk compensation, which we define as compensation that either (1) will be realized, if at all, only if certain performance levels are achieved as in the case of our annual short-term incentive and the portion of our long-term incentive consisting of performance shares or (2) is time-based as in the case of the portion of our long-term incentive compensation consisting of restricted stock units.

Our compensation structure also supports our corporate governance practices, which further align the interests of senior management and our stockholders. The table below sets forth the best practice compensation features we have adopted as of 2024.

Best Practice Compensation Features

What We Do ✓		What We Don't Do ✗
✓

DO align pay and performance by linking a significant portion of total compensation to company performance, including financial, safety, quality and delivery performance, as well as individual performance

		✗	NO compensation or incentives that encourage unnecessary or excessive risk taking
✓	DO balance both short-term (one-year) and long-term (three-year) performance across our incentive programs	✗	NO repricing or buyout of "underwater" stock options or appreciation rights without stockholder approval
✓	DO enhance retention with time-based, three-year cliff vesting for restricted stock unit awards	✗	NO pledging of our securities
✓	DO subject the vesting of 50% of long-term incentive awards to performance targets based on relative TSR and Adjusted EBITDA margin, each over a three-year performance period	✗	NO hedging or speculative transactions involving our securities
✓	DO maintain rigorous stock ownership guidelines (6x base salary/base retainer for CEO and non-employee directors and 3x for other executive officers)	✗	NO guaranteed payout for cash incentive compensation
✓

DO maintain a clawback policy for both equity and cash awards in addition to a clawback policy required by the Dodd-Frank Wall Street Reform and Consumer Protection Act ("Dodd-Frank") and Nasdaq listing standards

		✗	NO excessive perquisites or other benefits
✓	DO cap payouts for awards under both our short-and long-term incentive plans	✗	NO evergreen equity plan provisions
✓	DO appoint a compensation committee comprised solely of independent directors	✗	NO dividend equivalents on unearned performance shares
✓	DO use an independent compensation consultant	✗	NO gross-up payments

We believe our incentive compensation programs are designed to demand continuous improvement. We also believe that design emphasizing the importance of successful execution of each of our six key strategic initiatives is important to our long-term success and aligns the interests of our named executive officers with our stockholders. Our key strategic initiatives are to:

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enhance our position as the supplier of choice;
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improve our position as a low cost producer;
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achieve profitable sales growth;
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continue to develop and strengthen technical and managerial talent and depth;
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sustain financial strength and flexibility; and
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continue to enhance our standing as a valued corporate citizen.

We urge our stockholders to review our CD&A which describes our compensation philosophy and programs in detail and to approve the compensation of our named executive officers. While this vote to approve our named executive officer compensation is non-binding and solely advisory in nature, our board of directors and the compensation committee value the opinions of our stockholders and expect to consider the outcome of the vote when determining future executive compensation programs. We hold this advisory vote to approve our named executive officer compensation on an annual basis, and the next such vote is expected to be conducted at our 2026 annual meeting.

The board of directors recommends a vote "FOR" the approval, on a non-binding, advisory basis, of the compensation of our named executive officers as disclosed in this Proxy Statement.

Proposal 3 - Ratification of the Selection of our Independent Registered Public Accounting Firm

Pursuant to the audit committee charter, the audit committee has the sole authority to retain an independent registered public accounting firm for our company. The board of directors requests that the stockholders ratify the audit committee's selection of Deloitte & Touche LLP as our independent registered public accounting firm for 2025.

The audit committee will not be bound by the ratification of, or failure to ratify, the selection of Deloitte & Touche LLP, but the audit committee will consider any failure to ratify the selection of Deloitte & Touche LLP in connection with the appointment of our independent registered public accounting firm for 2026.

The board of directors recommends a vote "FOR" the ratification of the audit committee's selection of Deloitte & Touche LLP as our independent registered public accounting firm for 2025.

CORPORATE GOVERNANCE

Our board of directors is responsible for providing effective governance over the affairs of our company. Our corporate governance practices are designed to align the interests of our board of directors and management with those of our stockholders and to promote honesty, integrity and our corporate values throughout the Company. Highlights of our corporate governance practices are described below.

A copy of the current charter, as approved by our board of directors, for each of the executive committee, audit committee, compensation committee, nominating and corporate governance committee and sustainability committee, and a copy of each of our corporate governance guidelines and our code of business conduct and ethics, which applies to all of our directors and employees, including our executive officers, are available on our website at www.kaiseraluminum.com under "Investors - Governance." Furthermore, we will post any amendments to our code of business conduct and ethics, or waivers of the code for our directors or executive officers, on our website at www.kaiseraluminum.com under "Investors- Governance."

Corporate Governance Highlights

Highlights of our corporate governance practices are described below:

Board Structure	✓	Highly independent - 90% of the directors are independent
	✓	Independent audit, compensation, nominating and corporate governance and sustainability committees
	✓	Diverse in perspective and background - 30% gender diversity and 20% ethnic diversity
	✓	Strong lead independent director
Board Practices and Policies	✓	Strong commitment to succession planning and board refreshment - 70% of directors have a tenure of less than six years
	✓	Regular executive session of independent directors without management present at every board and committee meeting
	✓	Oversight of management activities, including annual risk management assessment
	✓	Directors encouraged and invited to attend meetings of committees of which they are not members
	✓	Directors are prohibited from serving on more than three other boards of public companies or public investment funds without board approval
	✓	Robust annual board and committee assessments, including performance reviews of individual directors and the utilization of a third party evaluator at least once every three years
	✓	Encourage diversity of gender, ethnicity, age, perspective and background, as well as a range in tenure to ensure both continuity and fresh perspectives
Accountability	✓	Regular extensive engagement by management with stockholders to discuss matters including our performance, governance structure, compensation practices and other sustainability initiatives
	✓	Majority vote standard in uncontested director elections
	✓	Annual governance surveys to assess our culture and the effectiveness of our training
	✓	Encourage reporting of illegal or unethical behavior, including the use of InTouch, a third-party reporting program
	✓	No related-party transactions requiring disclosure under Section 404(a) of Regulation S-K

Share Ownership / Compensation	✓	“Pay for performance” compensation structure
	✓	Robust equity ownership and retention requirements for executives and directors
	✓	Prohibition of hedging, pledging and lending of our shares
	✓	Robust clawback policies in our incentive compensation plans (in addition to the clawback policy required by Dodd-Frank and Nasdaq listing standards)

Board Leadership Structure

In January 2025, in connection with the retirement of Jack A. Hockema from our board, Mr. Harvey, our President and CEO was appointed Chairman. Mr. Arnold serves as the Lead Independent Director of our board. We believe Mr. Harvey's substantial experience with our company and its business, the independence of the other directors, our governance structure and the interaction between and among Messrs. Harvey and Arnold and the other directors make our board leadership structure the most appropriate for our company and our stockholders.

Our corporate governance guidelines and governance structure require a Lead Independent Director to be selected by a majority of the independent directors when the position of CEO and Chairman of the board are combined or the Chairman of the board is otherwise not an independent director, thereby ensuring that there is independent leadership within our board of directors and allowing our independent directors to function as a body distinct from management and evaluate the performance of our CEO and management independently and objectively. The responsibilities of our Lead Independent Director include:

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establishing the agenda for executive sessions;
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calling a meeting of independent directors upon the request of a majority of independent directors;
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serving as a liaison between our independent directors and Mr. Harvey;
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presiding at meetings of our independent directors;
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soliciting advice and input from our independent board members; and
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routinely meeting and conferring with Mr. Harvey to address comments, issues and areas of interest expressed or identified by our independent directors, to assess the governance of our board of directors and our company, and to review board responsibilities, meeting schedules, meeting agenda and information requested or otherwise provided to our directors routinely or in connection with meetings of our board of directors.

Each of the audit, compensation, nominating and corporate governance and sustainability committees consists solely of independent directors. The chair of each committee serves as a liaison to keep our full board of directors and our CEO apprised of the work performed by their respective committees at each of our regularly scheduled board meetings and as otherwise required. Finally, under our bylaws, special meetings of our board of directors may be called by the Chairman, our CEO or a majority of our board members.

Under our corporate governance guidelines, each member of our board of directors may submit items to be included on the agenda for any meeting of our board of directors and raise topics that are not on the agenda at any meeting of our board of directors. In addition, our independent directors, representing nine of our 10 directors, are required to meet at least quarterly in executive sessions at which only independent directors are present. Additionally, we encourage direct communication among our directors and with our CEO before, during and after formal board and committee meetings and facilitate those communications around all of our meetings. Our directors also have full access to our officers, employees and advisors.

Risk Oversight

We have policies in place to identify, assess and manage potential risks and to continually review the procedures that we have designed and implemented to mitigate those risks. We believe that our board of directors provides effective oversight of the risk management function. Under its charter, the audit committee of our board of directors is responsible for discussing our risk management policies, including, without limitation, the steps taken and to be taken to monitor and control our major financial risk exposures. The audit committee also reviews risks relating to our information technology systems, including cybersecurity. The compensation committee of our board of directors is responsible for assessing risks associated with our compensation policies and incentivizing the conduct of our business in a manner consistent with our corporate values and implementing our clawback policies. The nominating and corporate governance committee of our board of directors is responsible for evaluating our corporate governance structure, reviewing our directors, managing board succession planning and reviewing and evaluating the succession planning of our CEO and other executive officers. The sustainability committee of our board of directors is responsible for overseeing certain sustainability-related risks, including overseeing our overall approach to sustainability principles and related disclosures, reviewing and evaluating our leadership and development training, and reviewing the diversity of our management and workforce and our approach to recruiting and retaining our employees in accordance with our corporate values. Our Executive Vice President and Chief Financial Officer, working with a committee of other members of senior management, oversees our climate-related risk management approach and report regularly to the sustainability committee and the full board of directors on such matters.

In addition, our full board of directors is actively engaged in the review and assessment of our risk management policies, conducts a comprehensive review at least annually during a regularly scheduled board meeting and routinely requests that specific risk-related items be included on board and committee meeting agendas. We also engage in an ongoing enterprise risk management process pursuant to which we formally identify, categorize and assess our risks and risk mitigation strategies and routinely update the audit committee and the full board of directors regarding this process.

Director Independence

Our corporate governance guidelines require that a majority of the members of our board of directors satisfy the independence requirements set forth in the rules of the Nasdaq Stock Market. We refer to these requirements as the general independence criteria. Additionally, the audit committee charter, compensation committee charter and nominating and corporate governance committee charter require that all respective committee members satisfy the general independence criteria. There are no family relationships among our officers or directors.

Based upon information requested from and provided by our directors concerning their backgrounds, employment and affiliations, including family relationships, our board of directors has determined that each of Mmes. Glas, Martin and Sebastian and Messrs. Arnold, Foster, Grimley, Stebbins, Wilcox and Williams, representing nine of our 10 directors, satisfies the general independence criteria. The remaining director, Mr. Harvey, does not meet the independence criteria as our CEO. In making such determination, our board of directors considered the relationships that each of our directors have with our company and all other facts and circumstances our board of directors deemed relevant in determining the independence of each of our directors in accordance with the general independence criteria.

Director Designation Agreement

On July 6, 2006, we entered into a Director Designation Agreement with the USW under which the USW has certain rights to designate board candidates for nomination. We believe that:

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the USW has been a good steward of its rights under the Director Designation Agreement;
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the nominees of the USW have made significant contributions to our board of directors;
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the Director Designation Agreement reflects the constructive relationship between the USW and our company; and
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the Director Designation Agreement facilitates discussions with the USW in regard to our strategy, our key strategic initiatives, the critical skills needed on our board of directors and other matters of mutual interest.

Accordingly, in connection with the renewal and ratification of a new five-year collective bargaining agreement with members of the USW at our Spokane Valley, Washington and Newark, Ohio facilities, in April 2025, the Director Designation Agreement which was set to expire on December 31, 2025 was extended to December 31, 2030. Under the Director Designation Agreement, as amended, the USW generally has the right to designate for nomination the minimum number of director candidates necessary to ensure that, assuming the nominated candidates are elected by our stockholders, at least 40% of the members of our board of directors have been nominated by the USW.

The Director Designation Agreement contains requirements as to the timeliness, form and substance of the notice the USW must give to the nominating and corporate governance committee in order to nominate candidates. The nominating and corporate governance committee is required to determine in good faith whether each properly submitted candidate satisfies the qualifications set forth in the Director Designation Agreement. Pursuant to the terms of the Director Designation Agreement, if the nominating and corporate governance committee determines that a nominated candidate satisfies the qualifications, the committee will, unless otherwise required by its fiduciary duties, recommend the candidate to our board of directors for inclusion in the slate of directors to be recommended by the board of directors in our proxy statement. Similarly, the board of directors will, unless otherwise required by its fiduciary duties, accept the designation for nomination and include the candidate in the slate of directors that the board of directors recommends. Notwithstanding the foregoing, the USW may not nominate an incumbent candidate without our approval.

In addition, the Director Designation Agreement provides that, so long as our board of directors maintains an audit committee, executive committee or nominating and corporate governance committee, each of these committees will, unless otherwise required by the fiduciary duties of our board of directors, include at least one director nominated by the USW (provided at least one director nominated by the USW is qualified to serve on the applicable committee as determined in good faith by our board of directors). Current members of our board of directors nominated by the USW prior to this Annual Meeting are Messrs. Foster, Grimley and Wilcox and Ms. Sebastian.

Board Committees

Currently, our board of directors has five standing committees: an executive committee; an audit committee; a compensation committee; a nominating and corporate governance committee; and a sustainability committee.

The following table sets forth the chair and members of each committee of our board of directors and the number of meetings each committee held during 2024.

Committee	Members	Number of Meetings Held in 2024
Executive Committee	Jack A. Hockema (Chair) (1)	—
	Michael C. Arnold
	Keith A. Harvey
	Lauralee E. Martin
	Donald J. Stebbins
	Brett E. Wilcox
Audit Committee	Lauralee E. Martin (Chair)	6
	Teresa M. Sebastian
	Brett E. Wilcox
	Kevin W. Williams
Compensation	Donald J. Stebbins (Chair)	5
Committee	Richard P. Grimley
	Lauralee E. Martin
	Brett E. Wilcox
	Kevin W. Williams
Nominating and	Michael C. Arnold (Chair)	5
Corporate Governance	David A. Foster
Committee	Alfred E. Osborne, Jr. (2)
	Teresa M. Sebastian
	Donald J. Stebbins
Sustainability Committee	Brett E. Wilcox (Chair)	4
	David A. Foster
	Richard P. Grimley
	Lauralee E. Martin
	Teresa M. Sebastian

___________________

(1)	Mr. Hockema retired from our board in January 2025; Mr. Harvey was appointed chair of the executive committee upon Mr. Hockema's retirement.
(2)	Dr. Osborne retired from our board in June 2024.

Executive Committee

The executive committee of our board of directors manages our business and affairs requiring attention prior to the next regular meeting of our board of directors. However, the executive committee does not have the power to (1) approve or adopt, or recommend to our stockholders, any action or matter expressly required by law to be submitted to our stockholders for approval, (2) adopt, amend or repeal the bylaws of our company, or (3) take any other action reserved for action by our board of directors pursuant to a resolution of our board of directors or otherwise prohibited to be taken by the executive committee by law or pursuant to our amended and restated certificate of incorporation or bylaws.

The executive committee charter requires that a majority of the members of the executive committee satisfy the general independence criteria. In addition, the members of the executive committee must include the chairman of our board of directors and at least one of the directors nominated by the USW. The executive committee is currently comprised of our CEO and chairman, lead independent director and the chair of each of the other standing committees of the board of directors.

Audit Committee

The audit committee of our board of directors oversees our accounting and financial reporting practices and processes and the audit of our financial statements on behalf of our board of directors. The audit committee is responsible for appointing, compensating, retaining and overseeing the work of our independent accounting firm. Other duties and responsibilities of the audit committee include:

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establishing hiring policies for employees or former employees of the independent accounting firm;
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reviewing our systems of internal accounting controls;
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discussing risk management policies, including reviewing risks relating to our information technology, emerging cybersecurity developments and threats and our strategy for mitigating cybersecurity risks;
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approving related-party transactions;
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establishing procedures for complaints regarding financial statements or accounting policies; and
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performing other duties delegated to the audit committee by our board of directors from time to time.

The audit committee charter requires that all members of the audit committee satisfy the general independence criteria. The charter also requires that no audit committee members may have participated in the preparation of our financial statements during the three years prior to their appointment as a member and that each audit committee member be able to read and understand fundamental financial statements, including a balance sheet, an income statement and a cash flow statement. Additionally, at least one member of the audit committee must have had past employment experience in finance or accounting, requisite professional certification in accounting or any other comparable experience which results in that individual's financial sophistication, including being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities, and that member or another member must have sufficient education or experience to have acquired the attributes necessary to meet the criteria of an "audit committee financial expert," as that term is defined in the rules promulgated by the SEC. In addition, the members of the audit committee must include at least one of the directors nominated by the USW so long as at least one director nominated by the USW is appropriately qualified.

Our board of directors has determined that all members of the audit committee during 2024 (1) met the general independence criteria, the heightened independence criteria for members of the audit committee set forth in the rules of the Nasdaq Stock Market and the criteria for independence set forth in Rule 10A-3(b)(1) under the Exchange Act, and (2) are able to read and understand fundamental financial statements. Our board of directors has also determined that no member of the audit committee participated in the preparation of our financial statements during the three years prior to their appointment as members of the committee. Finally, our board of directors has determined that each member of the audit committee satisfies the financial sophistication criteria described above and satisfies the criteria necessary to serve as the "audit committee financial expert," in each case based on his or her experience described in "Proposals Requiring Your Vote - Proposal 1 - Election of Directors" above.

Compensation Committee

General

The compensation committee of our board of directors establishes and administers our policies, programs and procedures for compensating our senior management, including determining and approving the compensation of our executive officers. Other duties and responsibilities of the compensation committee include:

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administering plans adopted by our board of directors that contemplate administration by the compensation committee, including our 2021 Equity and Incentive Compensation Plan, as amended and restated (referred to herein as our 2021 Plan);
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overseeing regulatory compliance with respect to compensation matters;
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reviewing director compensation; and
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performing other duties delegated to the compensation committee by our board of directors from time to time.

The compensation committee solicits the views of our CEO on compensation matters, including as they relate to our compensation of our executive officers and other members of senior management, including those reporting to our CEO. The compensation committee has retained Meridian to advise the compensation committee on all matters related to compensation of our CEO and other members of senior management. The compensation committee has reviewed the factors that could affect, and has assessed, Meridian's independence. Based on this review, the compensation committee has determined there are no conflicts of interest that have been raised by Meridian's work.

Meridian's services include (1) providing competitive market data and related assessments of executive compensation as background against which the compensation committee considers executive compensation, (2) preparing and reviewing tally and compensation summary sheets for our named executive officers, (3) apprising the compensation committee of trends and best practices associated with executive and director compensation, (4) providing support with respect to legal, regulatory and accounting considerations impacting compensation and benefit programs, (5) the development and review of a list of compensation peer group companies, and (6) attending meetings of the compensation committee and our board of directors when requested. These services are typically directed by the compensation committee and coordinated with our human resources and legal departments.

The compensation committee charter requires that all members of the compensation committee satisfy the general independence criteria and the heightened independence criteria for members of the compensation committee set forth in the rules of the Nasdaq Stock Market, as well as qualify as "non-employee directors" within the meaning of Rule 16b-3 promulgated under the Exchange Act. Our board of directors has determined that all members of the compensation committee during 2024 met the applicable independence criteria.

The compensation committee may create one or more subcommittees, each subcommittee to consist of one or more members of the committee, and may delegate to the subcommittee any or all of the powers and authority of the committee.

Compensation Committee Interlocks and Insider Participation

The following individuals served on the compensation committee during 2024: Donald J. Stebbins, Richard P. Grimley, Lauralee E. Martin, Brett E. Wilcox, and Kevin W. Williams. None of the members of the compensation committee during 2024, (1) was an officer or employee of our company, (2) was formerly an officer of our company, or (3) had any relationships requiring disclosure by us under the rules of the SEC with respect to certain relationships and related-party transactions. Furthermore, none of our executive officers currently serves, or served during the last fiscal year, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our board of directors or compensation committee.

Nominating and Corporate Governance Committee

The nominating and corporate governance committee of our board oversees the succession planning of our board, including the succession planning of our board leadership. The nominating and corporate governance committee identifies individuals qualified to become members of our board of directors, recommends candidates to fill vacancies and newly-created positions on our board of directors, recommends director nominees for election by stockholders at the annual meetings of stockholders and develops and recommends to our board of directors our corporate governance guidelines.

We believe that the nominating and corporate governance committee considers an appropriate range of criteria in assessing candidates for a position on the board of directors. Our corporate governance guidelines require that the criteria utilized by the corporate governance committee in assessing such candidates include factors such as judgment, diversity, integrity, experience with businesses and other organizations of comparable size, the interplay of a candidate's experience with the experience of other members of the board of directors and anything else that may bear upon the extent to which a candidate would be a desirable addition to our board of directors and any committees of our board of directors. The policies relating to the recommendation of director candidates adopted by the nominating and corporate governance committee are designed to ensure flexibility with respect to the process of evaluating candidates and do not establish specific minimum qualifications that an individual must meet to become a member of our board of directors. The nominating and corporate governance committee believes that our company is best served when it can draw from a variety of experiences and backgrounds provided by members of our board of directors. However, the nominating and corporate governance committee also believes that our company is best served when the members of the board of directors:

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exhibit strong leadership in their particular fields or areas of expertise;
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possess the ability to exercise sound business judgment;
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have strong educational backgrounds or equivalent life experiences;
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have substantial experience both in the business community and outside the business community;
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contribute positively to the existing collaborative culture among members of our board of directors;
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represent the best interests of all of our stockholders and not just one particular constituency;
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have experience as senior executives of a company of significant size or prominence or another business or organization comparable to our company;
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possess skills and experience which make them desirable additions to a standing committee of our board of directors;
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consistently demonstrate integrity and ethics in their professional and personal lives; and
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have the time and ability to participate fully in activities of our board of directors, including attendance at, and active participation in, meetings of our board of directors and the committee or committees of which they are a member.

The nominating and corporate governance committee also assists management in the succession planning of our executive officers, including our CEO. At least annually, the nominating and corporate governance committee reports to the full board on succession planning, including the contingencies in case the CEO and Chairman of the Board or Lead Independent Directors retires, resigns or is incapacitated.

Other duties and responsibilities of the nominating and corporate governance committee include:

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evaluating the overall performance of the Company's CEO;
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considering possible conflicts of interest of members of our board of directors and management and making recommendations to prevent, minimize or eliminate such conflicts of interests;
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evaluating whether an incumbent director should be nominated for re-election to our board of directors upon expiration of the incumbent's term;
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making recommendations to our board of directors regarding the appropriate size of our board of directors; and
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performing other duties delegated to the nominating and corporate governance committee by our board of directors from time to time.

The nominating and corporate governance committee has adopted policies and procedures by which our stockholders may submit director candidates to the nominating and corporate governance committee for consideration. If the nominating and corporate governance committee receives, by a date not less than 120, nor more than 150, calendar days before the anniversary of the date that the proxy statement was mailed to stockholders in connection with our previous year's annual meeting, a recommendation for a director nominee from a stockholder or group of stockholders that beneficially owned more than 5% of our outstanding common stock for at least one year as of the date of the recommendation, then the director candidate will be considered and evaluated by the nominating and corporate governance committee for the annual meeting immediately succeeding the date that proper written notice was timely delivered to and received by the nominating and corporate governance committee. When the date of our annual meeting of stockholders changes by more than 30 calendar days from the previous year's annual meeting, the written notice of the recommendation for the director candidate will be considered timely if, and only if, it is received by the nominating and corporate governance committee no later than the close of business on the tenth calendar day following the first day on which notice of the date of the upcoming annual meeting is publicly disclosed by us.

Written notice from an eligible stockholder or group of eligible stockholders to the nominating and corporate governance committee recommending a director candidate must contain or be accompanied by:

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proof that the stockholder or group of stockholders submitting the recommendation has beneficially owned, for the required one-year holding period, more than 5% of our outstanding common stock;
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a written statement that the stockholder or group of stockholders intends to continue to beneficially own more than 5% of our outstanding common stock through the date of the next annual meeting of our stockholders;
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the name and record address of each stockholder submitting a recommendation for the director candidate, the written consent of each such stockholder and the director candidate to be publicly identified (including, in the case of the director candidate, to be named in the Company's proxy materials) and the written consent of the director candidate to serve as a member of our board of directors (and any committee of our board of directors to which the director candidate is assigned to serve by our board of directors) if elected;
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a description of all arrangements or understandings between or among any of the stockholders or group of stockholders submitting the recommendation, the director candidate and any other person or persons (naming such person or persons) pursuant to which the submission of the recommendation is to be made by such stockholder or group of stockholders;
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with respect to the director candidate, (1) the candidate’s name, age, business and residential address and principal occupation or employment, (2) the number of shares of our common stock beneficially owned by the candidate, (3) a resume or similar document detailing the candidate’s personal and professional experiences and accomplishments, and (4) all other information relating to the candidate that would be required to be disclosed in a proxy statement or other filing made in connection with the solicitation of proxies for the election of directors pursuant to the Exchange Act, the rules of the SEC or the rules of the Nasdaq Stock Market; and
•
a written statement that each submitting stockholder and the director candidate shall make available to the nominating and corporate governance committee all information reasonably requested in connection with the committee's evaluation of the candidate.

The notice must be signed by each stockholder submitting the proposal and the director candidate. The notice must be sent to the following address by registered or certified mail: Kaiser Aluminum Corporation, Attn: Corporate Secretary (Nominating and Corporate Governance Committee), 1550 West McEwen Drive, Suite 500, Franklin, Tennessee 37067.

The nominating and corporate governance committee charter requires that all members of the nominating and corporate governance committee satisfy, and all members of the nominating and corporate governance committee during 2024 satisfied, the general independence criteria. In addition, the members of the nominating and corporate governance committee must include at least one of the directors nominated by the USW.

Sustainability Committee

The sustainability committee of our board of directors assists the board of directors in discharging its responsibilities relating to our corporate values, talent development and hiring initiatives. We consider our corporate values, talent development and hiring priorities throughout the Company and recognize that, over the long term, our commitment to each and the sustainability of our business and creation of long-term value for our stakeholders provide competitive advantages.

The sustainability committee reviews and evaluates the development and training of our employees, the diversity of our management and workforce, and our hiring initiatives. In addition, the sustainability committee provides more focused oversight of the Company’s strategic sustainability activities and initiatives, consistent with our corporate values, including (1) the review, on a periodic basis, of our corporate values and key initiatives supporting our corporate values, (2) the oversight of the preparation and publication of our annual sustainability reports, (3) the oversight of our key sustainability strategies and initiatives, including (a) internal and external metrics and goals with respect to greenhouse gas emissions and other related sustainability metrics, (b) our sustainability performance, (c) our sustainability-related risks and opportunities, including climate-related risks and opportunities, and (d) emerging trends and investor expectations regarding sustainability topics, and (4) the review of our leadership and development programs and training.

Board and Committee Meetings and Consents in 2024

During 2024, our board of directors held four meetings and acted by unanimous written consent six times. In addition to meetings of our board of directors, directors attended meetings of committees of our board of directors. Each director attended at least 75% of the aggregate number of meetings that our board of directors held during the period the director was on our board of directors in 2024 and each committee on which the director served held during the period the director served on such committee in 2024.

Annual Meetings of Stockholders

Members of our board of directors are expected to make reasonable efforts to attend our annual meetings of stockholders. All of our directors then serving attended our 2024 annual meeting of stockholders.

Annual Performance Reviews

We conduct robust annual board, committee and director assessments. Under our corporate governance guidelines, our board of directors is required to conduct an annual self-evaluation to determine whether our board of directors, its committees and directors are functioning effectively. As part of the annual evaluation, the board of directors also assesses whether the board of directors and individual directors possess the strategic board skills, experience and attributes identified by the board of directors as priorities as it considers our strategy and board succession planning. At least once every three years, the board of directors utilize a third party evaluator to facilitate the annual evaluation and assessment, including interviews with individual directors. The results from the interviews are summarized and reviewed with the nominating and corporate governance committee and the board of directors. The Lead Independent Director and Chairman also meet with each director individually to discuss board and committee performance.

The charter for each committee of our board of directors also requires each committee to annually evaluate its performance. The nominating and corporate governance committee reviews the annual evaluation process and modifies the process as it deems appropriate. In addition, we coordinate with the USW not less than annually to discuss (i) our most recent assessment of strategic board skills, experience, attributes of all directors, (ii) desired strategic board skills, experience, attributes and priorities in the context of anticipated vacancies and upcoming elections and (iii) each board member nominated by the USW and contemplated future USW nominees in light of these considerations.

Stockholder Engagement

We value stockholder feedback and insights and believe that accountability to stockholders is an essential component of good governance. We engage in ongoing, proactive discussions of a variety of topics with significant stockholders throughout the year. Those discussions may include our CEO and Chairman of the Board, Lead Independent Director and/or other members of senior management when requested by our stockholders. In addition to providing our perspective and seeking feedback on topics specific to our company, we invite discussion on any other topics or trends stockholders may wish to discuss with us. The feedback provided by stockholders is reported to the full board of directors. Our board of directors reviews the feedback and determines whether additional discussion and actions by the full board or any board committees are necessary. In 2024, in addition to interactions regarding our financial performance, we engaged with stockholders representing greater than 50% of our outstanding shares on matters relating to our business strategy and performance; operations, including metal sourcing and recycled content strategies; capital allocation; long-term outlook; board structure; board and executive leadership succession planning; governance; executive compensation; and other sustainability matters, including the Warrick power separation project. This information is also reviewed by members of our senior management and the full board of directors.

Sustainable Value Creation

Our corporate values define how we pursue sustainable business value and serve as the foundation for our culture and our strategic ambitions. We manage our business for long-term value creation in a manner that is economically, environmentally and socially responsible. Below are highlights of our accomplishments in 2024 and their alignment with our five corporate values:

Preferred Investment
●	Continued to deliver long-term shareholder value through disciplined capital allocation and efficient resource use, reducing costs and mitigating risks
	●	Invested $181 million in capital expenditures, primarily to support our growth activities as well as ongoing sustainability projects
	●	Returned $51 million to stockholders through quarterly cash dividend payments, marking our 18th consecutive year without reduction or suspension
●	Maintained corporate governance best practices, including:
	●	90% Independent Board
	●	Highly engaged and diverse Board - 30% gender diversity and 20% ethnic diversity
	●	Robust and multi-tiered board and committee annual assessment process conducted by an independent third party
	●	Rigorous director nominating process, including for directors nominated by the USW under our Director Designation Agreement
	●	Continued commitment to board refreshment
●	Continued progress on sustainability goals and development of new initiatives to support our business strategy
●	Continued annual employee surveys, which gauge effectiveness of our corporate governance measures as well as employees' perception of our culture and values

Preferred Supplier
●

Continued to differentiate our company through the broad KaiserSelect® line of products, engineered and manufactured to provide superior consistency resulting in better performance, lower waste and in many cases, lower production costs for our customers, including the engineering of a new product line – KaiserSelect® Next Gen, offering next level performance for our customers

●

On track to meet our 2030 GHG emissions reduction targets to reduce our total Scope 1 and 2 emissions intensity by 20%, Scope 3 estimated emissions intensity by 35%, and Scope 1, 2 and 3 estimated emissions intensity by 30%, as compared to 2019 levels

●	Completed transformational project to enable Warrick to source electricity from the local utility grid, which gives the facility access to cleaner energy
●	Continued to prioritize the use of primary aluminum produced from lower carbon emissions sources
●	Continued to focus on increasing our use of recycled aluminum and reducing our reliance on primary aluminum

Preferred Customer
●	Maintained a Supplier Code of Conduct Policy requiring our suppliers to act in accordance with the principles and guidelines reflected in the policy
●	Continued engagement with suppliers to advance collective sustainability goals and support continuous improvement of both environmental and social practices

Preferred Employer
●	Continued strong safety performance and continued focus on leading indicators to prevent safety incidents
●	Continued to expand recruitment, development, promotion and retention strategies for qualified people from all cultures and segments of the population
●

Continued our leadership and development training, including the Kaiser Leadership , Kaiser Women's Leadership, Front Line Leadership Development, Leader of Leaders and Metallurgy Excellence and Technical Strength Programs

●	Continued to incorporate our corporate values into training resources and development programs

Valued Corporate Citizen
●	Continued active engagement with stockholders, including meeting with stockholders holding more than 50% of our outstanding shares
●	Continued participation in charitable outreach as well as contributions to and sponsorship of community-driven organizations and events

2025 and Beyond

We recognize that long-term excellence requires sustainable business practices and strong governance. Accordingly, we intend to continue our efforts to advance our sustainability and governance as a company, including our efforts to:

•
Continually assess board refreshment opportunities and the alignment of overall board skill sets with the evolving needs and strategies of our company;
•
Maintain strong board oversight of risk management and sustainability matters;
•
Continue to explore new strategies to further reduce our overall GHG emissions and carbon intensity;
•
Continue to invest in our business operations to increase manufacturing efficiency and reduce our environmental footprint; and
•
Implement new systems and processes to monitor suppliers’ environmental and social performance.

Stock Ownership Guidelines and Securities Trading Policy

Our stock ownership guidelines require our non-employee directors to own company stock equal to six times their annual base retainer within five years of becoming a member of our board of directors. For purposes of measuring compliance with our stock ownership guidelines, restricted stock is valued at the closing price of our common stock on the grant date and all other shares of common stock purchased or acquired are valued at the purchase price of such shares. Except for Messrs. Arnold, Grimley and Williams and Ms. Glas, who joined the board in the past few years, and Ms. Martin, each of our non-employee directors satisfies the applicable stock ownership requirements under the stock ownership guidelines. Messrs. Arnold, Grimley and Williams and Ms. Glas are on track to meet our stock ownership requirements. Ms. Martin, who previously met the applicable stock ownership requirements but is no longer deemed the beneficial owner of certain shares gifted to a family trust, is currently retaining at least 75% of net shares resulting from equity compensation awards until she comes into compliance with the applicable stock ownership requirement. Our stock ownership guidelines also apply to senior management. For additional information regarding our stock ownership guidelines, see "Executive Compensation - Stock Ownership Guidelines."

We have adopted a securities trading policy that governs the purchase, sale and other dispositions of our securities by directors, officers and other employees, including our named executive officers, in order to promote compliance with insider trading laws, rules and regulations and Nasdaq listing standards. Among other limitations, our securities trading policy prohibits our directors, employees, including our named executive officers, and independent directors, and members of their immediate families, from purchasing financial instruments to hedge or offset, or otherwise engaging in transactions designed to hedge or offset, decreases in the market value of our equity securities, whether granted as part of compensation to, or otherwise held directly or indirectly by, such director or employee. Prohibited transactions include short sales, options, puts, calls and derivative instruments such as swaps, forwards, collars and futures. Our securities trading policy also prohibits our directors, employees, including our named executive officers, and independent contractors, and members of their immediate families, from buying our securities on margin (other than purchases where the related margin borrowings are effected solely for the purpose of paying the option exercise price upon the exercise of an option to purchase shares from the Company, which are typically referred to as “cashless exercises”), holding our securities in a margin account, pledging our securities as collateral for a loan or any other obligations or entering into share lending programs.

Risks Arising from Compensation Policies and Practices

Our compensation policies and practices, discussed more fully below, are designed to create and maintain alignment between our employees and stockholders by rewarding employees, including our senior management, for achieving strategic goals that successfully drive our operations and enhance stockholder value and to preclude the taking of unreasonable risks through the use of incentive compensation that rewards decisions that result in strong performance in both the short-and long-term. We do not believe that our compensation policies and practices encourage decisions or actions which are likely to have a material adverse effect on our company. Our determination is based on, among other factors, the following:

•
Potential payouts under our incentive plans are capped, and overall variable compensation does not materially impact our financial results;
•
Our overall compensation is comprised of a mix of long- and short-term compensation which discourages short-term decisions that could be at the expense of long-term results;
•
A significant portion of the variable compensation is in the form of restricted stock units and performance shares with three-year vesting and performance periods (63% for our CEO and approximately 35% to 50% for our other named executive officers), which ensures that three years of unvested grants are outstanding at any time and encourage decisions expected to create long-term value for our stockholders;
•
Underlying performance and results impacting our incentive compensation plans are subject to extensive review, verification and validation;
•
All of our incentive programs contain clawback provisions, which provide for the forfeiture of outstanding unvested awards and the return of vested awards, and we maintain a clawback policy that complies with Dodd-Frank and the Nasdaq listing standards;
•
Our short-term incentive plan and our performance shares require the attainment of demanding threshold and target company performance levels before any payments are earned or performance shares vest; and
•
Our stock ownership guidelines require our board of directors and executive officers to retain significant equity interests in our company to ensure the ongoing alignment of executive officers and our stockholders.

Stockholder Communications with the Board of Directors

Our stockholders may communicate with our board of directors as a group or with the chair of the executive committee, audit committee, compensation committee or nominating and corporate governance committee by sending an email to boardofdirectors@kaiseraluminum.com, execchair@kaiseraluminum.com, auditchair@kaiseraluminum.com, compchair@kaiseraluminum.com, or nominatingchair@kaiseraluminum.com, respectively, or by writing to the group or person at Kaiser Aluminum Corporation, Attn: Corporate Secretary (Board of Directors), 1550 West McEwen Drive, Suite 500, Franklin, Tennessee 37067. Communications that are intended specifically for any other group of directors or for any individual director, such as the independent directors as a group or the Lead Independent Director, should be sent to the attention of our corporate secretary at the address above or via email to corpsecretary@kaiseraluminum.com and should clearly state the individual director or group of directors that is the intended recipient of the communication.

Our corporate secretary will review each communication and determine whether or not the communication is appropriate for delivery. Communications that, in the judgment of our corporate secretary, are clearly of a marketing nature, that advocate that our company engage in illegal activity, that do not reasonably relate to our company or our business or that are similarly inappropriate will not be furnished to the intended recipient. If, in the judgment of the corporate secretary, any communication pertains to an accounting matter, it will be forwarded to our compliance officer.

Communications that, in the judgment of our corporate secretary, are appropriate for delivery will, unless requiring immediate attention, be assembled and delivered to the intended recipients on a periodic basis, generally at or in advance of each regularly scheduled meeting of our board of directors. Any communication that, in the judgment of our corporate secretary, requires immediate attention will be promptly delivered. In no case will the corporate secretary provide anyone but a member of our board of directors with access to any such communication, except as noted above with respect to communications pertaining to accounting matters.

EXECUTIVE OFFICERS

The following table sets forth the names and ages of each of our executive officers and the positions they held as of April 17, 2025, the record date.

Name	Age	Position(s)
Keith A. Harvey	65	President and Chief Executive Officer
Neal E. West	66	Executive Vice President and Chief Financial Officer
John M. Donnan	64	Executive Vice President - Legal, Compliance and Human Resources
Vijai Narayan	47	Vice President, Corporate Controller and Chief Accounting Officer
Raymond D. Parkinson	66	Senior Vice President - Advanced Engineering and Innovation
Blain A. Tiffany	66	Executive Vice President - Sales and Marketing
Jason D. Walsh	45	Executive Vice President - Manufacturing

Set forth below are brief descriptions of the business experience of each of our executive officers.

Keith A. Harvey has served as our President and Chief Executive Officer and as a director since July 2020 and as Chairman of our Board since January 2025. He previously served as President and Chief Operating Officer from December 2015 to July 2020, Executive Vice President - Fabricated Products from June 2014 to December 2015, Senior Vice President - Sales and Marketing, Aerospace and General Engineering from June 2012 to June 2014, Vice President - Sales and Marketing, Aerospace and General Engineering from 2000 to June 2012 and as our Vice President - Sales and Marketing of Extruded Products from 1996 to 2000. Mr. Harvey joined Kaiser in 1981 as an industrial engineer at the Company’s former rolling mill in West Virginia. He subsequently held positions of increasing responsibility in engineering and sales at several Kaiser locations and was named a Vice President in 1994. Mr. Harvey holds a Bachelor of Science degree in Industrial Engineering from West Virginia University.

Neal E. West has served as our Executive Vice President and Chief Financial Officer since March 2021 and as Senior Vice President and Chief Financial Officer from February 2019 to March 2021. Mr. West joined our company in June 2008 as Vice President and Chief Accounting Officer. Prior to joining Kaiser, Mr. West served as the Principal Accounting Officer of Gateway, Inc. from June 2005 to May 2008. Mr. West was also the Vice President and Corporate Controller of Gateway, Inc. from April 2005 to May 2008. Prior to joining Gateway, Inc., Mr. West was the Vice President and Controller for APL Logistics, Ltd. from April 2000 to April 2005. In addition, Mr. West has held a number of finance, service and support positions at APL Ltd. Mr. West also previously worked for Standard Pacific and West-Tronics, Inc. as Division Controller and Financial Manager. Mr. West is a Certified Public Accountant and a Certified Management Accountant and holds a Master of Science degree in information systems from Roosevelt University and a Bachelor of Science degree in accounting and business administration from Illinois State University.

John M. Donnan has served as our Executive Vice President, Chief Administrative Officer and General Counsel since March 2021. Mr. Donnan is responsible for our company’s corporate legal, compliance, internal audit, and human resources functions. He previously served as our Executive Vice President – Legal, Compliance and Human Resources from June 2012 to March 2021, our Senior Vice President, Secretary and General Counsel from December 2007 to June 2012 and as our Vice President, Secretary and General Counsel from January 2005 to December 2007. Mr. Donnan joined the legal staff of Kaiser in 1993 and was named Deputy General Counsel of Kaiser in 2000. Prior to joining Kaiser, Mr. Donnan was an associate in the Houston, Texas office of the law firm of Chamberlain, Hrdlicka, White, Williams & Martin. He holds a Juris Doctorate degree from the University of Arkansas School of Law and Bachelor of Business Administration degrees in finance and accounting from Texas Tech University. He is a member of the Texas and California bars.

Vijai Narayan has served as our Vice President, Corporate Controller and Chief Accounting Officer since April 2024. Mr. Narayan joined our company in November 2022 as Vice President - Finance and served as Vice President and Chief Accounting Officer from June 2023 to April 2024. Prior to joining Kaiser, Mr. Narayan was Vice President Finance and Controller of eviCore Healthcare, a medical benefits management company and subsidiary of Cigna Corporation from April 2020 to November 2022. Previously, Mr. Narayan was a Partner in the Financial Accounting Advisory Services practice of Ernst & Young LLP. Mr. Narayan holds a Bachelor of Commerce degree from the University of Mumbai and a Master of Accountancy and Master of Business Administration from Bowling Green State University. He is also a Certified Public Accountant, licensed in the State of Tennessee.

Raymond D. Parkinson has served as our Senior Vice President - Advanced Engineering and Innovation since April 2024. He previously served as Senior Vice President - Advanced Engineering from January 2020 to April 2024 and Vice President - Advanced Engineering from 2001 to January 2020. Dr. Parkinson joined Kaiser in 1986 as technical director for extruded products and has more than 30 years of experience in sales, operations, quality control, engineering and research and development in diverse manufacturing environments. Dr. Parkinson has a Ph.D. in metallurgy, as well as Bachelor’s and Master’s degrees in Engineering, from Imperial College in the United Kingdom and a Master of Business Administration from St. Mary’s College. Dr. Parkinson is also a Fellow of the Institute of Materials, Minerals and Mining.

Blain A. Tiffany has served as Executive Vice President – Sales and Marketing since April 2022. Mr. Tiffany previously served as Senior Vice President – Sales and Marketing from January 2020 to April 2022 and as Vice President – Sales & Marketing, High Strength and General Engineering Products from July 2014 to December 2020. Mr. Tiffany joined Kaiser in 2013 as Vice President - Marketing, Hard Alloy Extrusions, Pipe and Tube. Prior to joining Kaiser, Mr. Tiffany held several senior management positions during his 34 years in metals distribution, most recently with A.M. Castle & Co. where during his 13 years with the company he served as President of the Steel Plate division, President of the Aerospace division and President of the Industrial division. He holds a Bachelor of Science degree in Business Administration from Almeda College and completed the Strategic Metals Management Program at the Olin Business School Washington University in St. Louis, Missouri.

Jason D. Walsh has served as our Executive Vice President – Manufacturing since April 2022. Mr. Walsh previously served as Senior Vice President – Manufacturing from August 2020 to April 2022 , as Senior Vice President – Flat Rolled Products from June 2018 to August 2020, as Vice President and General Manager – Automotive and Soft Alloy from January 2018 to June 2018, as Vice President and General Manager – Automotive from February 2017 to December 2017, and as Vice President – Financial, Planning and Analysis from April 2012 to January 2017. Mr. Walsh joined Kaiser in 2006 as Manager, Financial Planning & Analysis and served as Group Controller, Common Alloy Products and Director, Financial Planning & Analysis. Prior to joining Kaiser, he held positions of increasing responsibility in manufacturing operations with Caterpillar Inc. He holds a Master of Business Administration degree in Finance from the University of Chicago and a Bachelor of Science degree in Mechanical Engineering from the University of Illinois at Urbana-Champaign.

EXECUTIVE COMPENSATION

Compensation Committee Report

The compensation committee has reviewed and discussed with management the CD&A section included below. Based on its review and discussions with management, the compensation committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into our Annual Report on Form 10-K filed on February 20, 2025.

This report is submitted by the members of the compensation committee of the board of directors:

Compensation Committee

Donald J. Stebbins (Chair)

Richard P. Grimley

Lauralee E. Martin

Brett E. Wilcox

Kevin W. Williams

Compensation Discussion and Analysis

Introduction

This section provides:

•
our 2024 performance highlights;
•
a discussion of our 2024 capital allocation;

•
an overview of the compensation committee;
•
a discussion of the objectives of our comprehensive compensation structure;
•
a discussion of the design of our overall 2024 compensation program for senior management;
•
a discussion of all material elements of 2024 compensation for each of our named executive officers whose names and titles (during 2024) are set forth in the following table:

Name	Title
Keith A Harvey	Chief Executive Officer (principal executive officer)
Neal E. West	Executive Vice President and Chief Financial Officer (principal financial officer)
John M. Donnan	Executive Vice President, Chief Administrative Officer and General Counsel
Jason D. Walsh	Executive Vice President - Manufacturing
Blain A. Tiffany	Executive Vice President - Sales and Marketing
•
a summary of the compensation committee’s consideration of the 2024 advisory vote to approve named executive officer compensation;
•
a discussion of actions with respect to 2024 compensation;
•
a summary of our stock ownership guidelines, securities trading policy and clawback policy; and
•
a summary of our current employment contracts, termination of employment arrangements, and change-in-control arrangements with our named executive officers.

2024 Performance Highlights(1), (2)

In 2024, we delivered solid performance despite a highly complex and dynamic market environment. We continued to expand our margin and were nearing completion of significant growth investments at year end. We remain well positioned for sustainable, long-term growth.

The table below highlights our 2024 financial performance:

Shipments	Net Sales	Net Income	Adjusted Net Income	Conversion Revenue	Adjusted EBITDA	Net Income Per Diluted Share	Adjusted Net Income Per Diluted Share
1.2	$3.02	$65.7	$60.1	$1.46	$241	$4.02	$3.67
Billion lbs	Billion	Million	Million	Billion	Million

_____________

(1)

Effective January 1, 2025, we elected to change our method of accounting for certain inventory from the LIFO method to the WAC method to improve the comparability of our operational results between periods. This accounting change has been retrospectively applied to the financial information presented in the 2024 Performance Highlights section.

(2)

See Appendix A of this Proxy Statement for reconciliations of measures from generally accepted accounting principles (“GAAP”) to non-GAAP. While our use of terms such as earnings before interest, tax, depreciation and amortization (“EBITDA”), “adjusted” or “Conversion Revenue” are not intended to be (and should not be relied on) in lieu of the comparable captions under GAAP to which these metrics are reconciled, those terms are intended to provide greater clarity of the impact of certain material items on the GAAP measure and are not intended to imply those terms should be excluded.

Balanced Capital Allocation Priorities

Our capital allocation strategy focuses on organic investment, external growth and returning cash to stockholders through dividends and share repurchases.

1 Excess cash is liquidity beyond the minimum required in contingency planning for an economic downturn.

Organic Investment Strategy

Inorganic Investment Strategy

We use a strategic filter to review all potential acquisitions. We will not engage in an acquisition unless it has a strategic rationale that passes the strategic filter.

Value Returned to Stockholders

We also expect to continue to pay regular dividends. Since 2007, we have returned approximately $1 billion to stockholders through quarterly dividends and share repurchases.

1 Return to shareholders from January 1, 2007 through December 31, 2024.

Overview of the Compensation Committee

The compensation committee of our board of directors is comprised entirely of independent directors. By design, members of the compensation committee also serve on other board committees, including the executive committee, the audit committee, the nominating and corporate governance committee and the sustainability committee. We believe this structure helps coordinate the efforts of the respective committees. The compensation committee's primary duties and responsibilities are to establish and implement our compensation policies and programs for senior management. While the nominating and corporate governance committee has the responsibility to evaluate the overall performance of our CEO, the compensation committee coordinates with and assists the nominating and corporate governance committee in that evaluation.

The compensation committee has the authority under its charter to engage the services of outside advisors, experts and others to assist it. Pursuant to that authority, the compensation committee engaged Meridian to advise it on all matters related to compensation of our CEO and other members of senior management, including the other named executive officers.

The compensation committee meets formally and informally throughout the year. Informal meetings frequently occur when our directors are together for meetings of our full board of directors and virtually at the request of one or more committee members. Our CEO, other members of our management and outside advisors may be invited to attend all or a portion of a compensation committee meeting depending on the nature of the agenda items; however, neither our CEO nor any other member of management votes on items before the compensation committee.

The compensation committee works with our senior management and Meridian to determine the agenda for its formal meetings and to prepare meeting materials. The compensation committee and our board of directors also solicit the views of our CEO on compensation matters, including, among others:

•
our strategy and key strategic objectives, business plan, and underlying assumptions;
•
objectives for our compensation programs;
•
the structure of our compensation programs;
•
the role of our compensation programs in management succession planning; and
•
compensation of other members of senior management, including our other named executive officers.

Objectives of our Compensation Structure

Our compensation structure was developed to achieve the following objectives, which we believe are critical for enhancing stockholder value and to our long-term success and sustainability:

•
creating alignment between our senior management and our stockholders by rewarding our senior management for achieving strategic goals that successfully drive our operations and enhance our stockholder return;
•
attracting, motivating and retaining highly experienced executives vital to our short-term and long-term success, profitability and growth; and
•
correlating our senior management compensation with our actual short- and long-term performance.

Design of our 2024 Compensation Program

Our 2024 compensation program for our senior management, including our named executive officers, was designed to reinforce performance and accountability at the corporate, operational and individual levels through the use of:

•
a short-term annual cash incentive plan, which pays only if performance thresholds are met; and
•
an equity-based, long-term incentive consisting of (1) restricted stock units with three-year cliff vesting to promote senior management retention, and (2) performance shares, 60% of which vest, if at all, based on our TSR compared to a group of peer companies and 40% of which vest, if at all, based on our Adjusted EBITDA margin performance, each over a three-year performance period (2024 through 2026).

As previously discussed, effective January 1, 2025, we elected to change our method of accounting for certain inventory from the LIFO method to the WAC method to improve the comparability of our operational results between periods. This accounting change was not retrospectively applied to the financial results with respect to Adjusted EBITDA and Adjusted

EBITDA margin for purposes of our short-term annual cash incentive awards and our 2022-2024 LTI Plan. Therefore the reconciliation of Adjusted EBITDA on Appendix A of this Proxy Statement is not applicable.

In addition to focusing on "pay for performance," our 2024 compensation program:

•
balanced short-term and long-term goals, with:
•
more than 60% of the target total compensation of our CEO being delivered through long-term incentives; and
•
approximately 35% to 50% of the target total compensation for our other named executive officers being delivered through long-term incentives;
•
delivered a mix of fixed and at-risk compensation directly related to our overall performance and the creation of stockholder value, with:
•
approximately 50% of the target compensation of our CEO being at-risk compensation payable only if certain corporate performance levels are achieved; and
•
approximately 45% of the target total compensation for our other named executive officers being at-risk compensation payable only if certain corporate performance levels are achieved;
•
provided compensation that is competitive with our compensation peer group recommended by the compensation committee's independent compensation consultant;
•
provided annual cash incentives linked to achievement of financial, corporate, operational and individual performance while emphasizing the importance of safety, quality, delivery and cost performance;
•
utilized equity-based awards, including performance shares that vest only if we achieve a certain relative TSR and Adjusted EBITDA margin performance; and
•
utilized forfeiture provisions that can result in the loss of awards and resulting benefits if we determine that a recipient, including any of our named executive officers, has engaged in certain activities detrimental to us.

Periodically, but not less than annually, each element of compensation is reviewed and considered by the compensation committee and our board of directors both individually and collectively with the other elements of compensation to ensure that each element is consistent with the objectives of both our comprehensive compensation structure and that particular element of compensation. The compensation committee and our board of directors share suggestions or concerns identified in the course of that review with senior management and Meridian, who address the suggestions or concerns in a manner that is satisfactory to the compensation committee and our board of directors. This process occurs over a series of meetings of the compensation committee and our board of directors and executive sessions of the independent directors without members of management present.

In designing the overall compensation program and each individual element of compensation for senior management, including our named executive officers, the compensation committee considers the following factors, among others:

•
The external challenges to our near- and long-term ability to attract and retain strong senior management;
•
Each individual's contributions to our overall results;
•
Our historical and anticipated operating and financial performance compared with targeted goals; and
•
Our size and complexity compared with companies in our compensation peer group.

The compensation committee generally uses tally and other summary sheets that provide a summary of the compensation history of our CEO and those members of our senior management reporting to our CEO. These tally and information sheets include a historical summary of base salary, annual bonus and equity awards.

In reviewing and deliberating our 2024 compensation program, the compensation committee considered, among other things:

•
the Company's key strategic initiatives, business plan and underlying assumptions;
•
the goal of maintaining alignment between our senior management and our stockholders through the use of short- and long-term, performance-based compensation;
•
the benefits of maintaining a consistent approach to compensation and the structure of our programs through business cycles;
•
the anticipated performance of the Company's compensation programs based on the Company's business plan and current financial position;
•
the economic conditions in the United States and abroad; and
•
stockholder feedback.

The review included discussions with Meridian and management regarding existing and contemplated market practices, as well as the structure and objectives of each component of our compensation program.

The compensation committee also reviews the compensation and benefit practices, as well as levels of pay, of a compensation peer group of companies. Working with Meridian, the compensation committee selects for inclusion in our compensation peer group companies that are determined to:

•
be of a similar size;
•
have positions of similar complexity and scope of responsibility; and/or
•
compete with us for talent.

The compensation committee, working with Meridian, reviews, evaluates and updates our compensation peer group, which includes companies in both similar and different industries, at least annually. For 2024, the compensation committee approved a 23-company peer group. Compared to the peer group used for 2023, Arconic Corporation and Resolute Forest Products Inc. were removed, as they were taken private and acquired, respectively, and, as a result, would no longer publish compensation information. As of November 2023, the new custom peer group had (1) market capitalization ranging from approximately $240 million to approximately $21.2 billion and a median market capitalization of approximately $4.4 billion, and (2) trailing 12 months revenues ranging from $2.0 billion to approximately $8.8 billion and median revenue of approximately $3.6 billion. Our market capitalization and revenue, both as of December 31, 2023, were $1.1 billion and $3.1 billion, respectively.

ATI Inc.	Louisiana-Pacific Corporation
Cabot Corporation	Mueller Industries, Inc,
Carpenter Technology Corporation	Ryerson Holding Corporation
Clearwater Paper Corporation	Schnitzer Steel Industries, Inc.
Commercial Metals Company	Silgan Holdings Inc.
Donaldson Company, Inc.	The TimKen Company
Greif, Inc.	Trinseo PLC
Hillenbrand, Inc.	Valmont Industries, Inc.
Howmet Aerospace Inc.	Watts Water Technologies, Inc.
ITT Inc.	Woodward, Inc.
John Bean Technologies Corporation	Worthington Industries, Inc.
Kennametal Inc.

Due to the differences in size among the companies in our peer group, Meridian uses a regression analysis to adjust survey data results based on our revenue as compared to the revenue of other companies in our peer group. Importantly, the compensation committee recognizes that we compete for talent with companies much larger than us. These larger companies, including Arconic Corporation, Constellium SE, Novelis Inc. and Norsk Hydro ASA, aggressively recruit talent in critical functions. As a result, to attract and retain talent, the compensation committee may from time to time determine that it is in the best interests of our company and our stockholders to provide compensation packages that deviate from targeted pay levels. For 2024, in addition to data obtained from publicly disclosed proxy statements, Meridian also provided data obtained from Equilar Executive Compensation Survey. We did not select the constituent companies comprising this survey group, however, and the component companies’ identities were not a material factor in the applicable compensation analysis.

For 2025, the compensation committee approved the same peer group as 2024, except for the removal of Howmet Aerospace, Inc. due to its outpaced growth in 2024 compared to the other peers.

Principal Elements of 2024 Compensation

The table below summarizes the key elements of our named executive officers' compensation in 2024:

Principal Elements

Element	Form	Objective			Performance Metric

Base Salary	Cash	•	Provide a competitive, fixed compensation upon which our named executive officers can rely.	•	No performance metric.

Short-Term Incentives	Cash	•	Create financial incentive for	•	Adjusted EBITDA
			achieving or exceeding company	•	Safety
			performance goals.	•	Quality
				•	Delivery
				•	Modified for individual performance

Long-Term Incentives	Restricted Stock Units	•	Create financial incentive for continued employment with our company through three-year cliff vesting	•	No performance metric (retention-based and "at risk" to the extent underlying performance impacts stock price)

	Performance Shares	•	Create financial incentive for achieving or exceeding long-term performance goals.	•	60%: Relative TSR (compared to peer companies in the S&P 600 SmallCap Materials and 400 MidCap Materials Indices)
				•	40%: Adjusted EBITDA Margin performance

Each compensation element is discussed in detail below.

2024 base salary

The compensation committee annually reviews base salaries for our CEO and other executive officers, including our other named executive officers, and determines whether a change is appropriate. In reviewing base salaries, the compensation committee considers factors, including, among others:

•
level and scope of responsibility;
•
prior experience;
•
base salaries paid for comparable positions by our compensation peer group; and

•
the relationship among base salaries paid within our company.

Our intent is to fix base salaries at levels consistent with the design of our overall compensation program for the particular year. In 2024, the base salary of each of our named executive officers, other than Mr. Harvey, was increased by 4%, principally to align such base salary more closely with market and survey information. Pursuant to his request, Mr. Harvey's 2024 base salary remained the same as his salary in 2023 despite his target compensation lagging his peers in our compensation peer group.

Base salary rates for our named executive officers in 2024, effective April 1, 2024, were as follows:

Name	2023 Base Salary Rate	2024 Base Salary Rate
Keith A. Harvey	$1,000,000	$1,000,000
Neal E. West	$540,000	$561,600
John M. Donnan	$525,000	$546,000
Jason D. Walsh	$500,000	$520,000
Blain A. Tiffany	$450,000	$468,000

2024 short-term incentive

The table below summarizes the performance metrics under our 2024 STI Plan:

Incentive Program	Performance Metric*	Weighting	Modifier	Impact on Multiplier
Short-Term Incentive Plan	Adjusted EBITDA	85%	Individual	+/- 100%
	Safety	5%
	Quality	5%
	Delivery	5%

_______________

* Safety performance is measured using our TCIR and LCIR. Quality performance is measured using our no-fault claim rate. Delivery performance is measured by our on-time delivery rate. As noted, the individual modifier is discretionary and only used in exceptional instances approved by the compensation committee based on actual performance, including individual, facility and/or functional area performance, as well as performance against other strategic initiatives. Individual awards for each named executive officer may be adjusted up or down 100% in recognition of exceptional performance, including individual, facility, and/or functional area performance.

The following summarizes the key features of our 2024 STI Plan:

FEATURES
•	Pay for performance
•	Rigorous performance goals based on Adjusted EBITDA, safety, quality and delivery
•	Strong linkage between performance goals and financial performance as well as strategic non-financial results
•

In exceptional instances approved by the compensation committee, individual adjustment up to plus or minus 100% based on actual performance, including individual, facility and/or functional area performance, as well as performance against other strategic initiatives

•	Maximum payout capped at 2.5 times the target

Our 2024 STI Plan was an annual cash incentive plan designed to reward participants for achieving certain Adjusted EBITDA, safety, quality and delivery performance goals. Similar to the short-term incentive plan approved by the compensation committee in 2023, our 2024 STI Plan also permitted adjustments to individual payouts, in exceptional instances, based on actual performance, including individual and/or functional area performance as well as performance against other strategic initiatives, subject to the maximum payout opportunity described above. The structure, terms and metrics of the 2024 STI Plan applicable to the named executive officers were generally consistent with those of the short-term incentive plan approved by the compensation committee in 2023, except for (i) the elimination of productivity as a performance metric, (ii) the re-allocation of the other performance metrics so that the individual target payouts under the proposed STI plan are based 85.0% on Adjusted EBITDA performance, 2.5% on TCIR performance, 2.5% on LCIR performance, 5% on quality performance, and 5% on delivery performance, and (iii) the potential impact of the individual modifier for the named executive officers from up to +/- 25% to +/- 100%, in each case subject to a maximum final award multiplier of 2.5 times target.

Consistent with our objective of aligning senior management and our stockholders by rewarding our senior management for achieving strategic goals that successfully drive our operations and enhance our stockholder value, our 2024 STI Plan provided that Adjusted EBITDA performance in excess of the threshold level would result in an increase in payouts up to the maximum payout opportunity with respect to such metric. Under our 2024 STI Plan, potential payouts between the threshold and target levels and between the target and maximum levels for Adjusted EBITDA were linearly interpolated.

The table on the right illustrates our annual Adjusted EBITDA performance multiplier for the last three years under our short-term incentive plans before the application of modifiers or other metrics. As previously discussed, effective January 1, 2025, we elected to change our method of accounting for certain inventory from the LIFO method to the WAC method to improve the comparability of our operational results between periods. This accounting change has not been retrospectively applied to the figures in the chart. Therefore, the reconciliation of Adjusted EBITDA on Appendix A of this Proxy Statement is not applicable.

The final multipliers of our 2022 and 2023 short-term incentive plans, after the application of modifiers and including the impact of other performance metrics, were 0.00x and 0.86x, respectively. As discussed below, the final multiplier under our 2024 STI Plan, after taking into consideration all the performance metrics, was 0.95x.

The final multiplier of our 2024 STI Plan was 0.95x. The table below summarizes the performance metrics and payout potential under our 2024 STI Plan and our performance against each of the metrics:

Metric	Weighting	Payout Potential				Final Multiplier*
		Below Threshold	Threshold	Target	Maximum
Adjusted EBITDA	85.0%	0.00x	0.425x	0.850x	1.700x	0.77x
TCIR	2.5%	0.00x	0.000x	0.025x	0.050x	0.04x
LCIR	2.5%	0.00x	0.000x	0.025x	0.050x	0.05x
Quality	5.0%	0.00x	0.000x	0.050x	0.100x	0.00x
Delivery	5.0%	0.00x	0.000x	0.050x	0.100x	0.10x
Total	100%	0.00x	0.425x	1.000x	2.000x	0.95x

____________

* Total may not sum due to rounding.

The performance required at each performance level for each performance metric and our actual performance are summarized in the table below:

Metric	Level of Performance Required			Actual Performance	Final Multiplier*
	Threshold	Target	Maximum
Adjusted EBITDA	$170 Million	$230 Million	$300 Million	$217 Million	0.77x
TCIR	2.500	1.875	1.250	1.63	0.04x
LCIR	0.500	0.400	0.300	0.16	0.05x
Quality	0.300%	0.250%	0.200%	0.44%	0.00x
Delivery	85.0%	87.5%	90.0%	90.30%	0.10x
Total					0.95x

____________

* Total may not sum due to rounding.

The table below sets forth the possible payouts that could have been earned by our named executive officers at each performance level and the actual amounts earned by them under the 2024 STI Plan. In 2024, the short-term incentive targets of our named executive officers, other than Mr. Harvey, were increased by 4%, principally to align their targets more closely with market and survey information. Pursuant to his request, the short-term incentive target of Mr. Harvey remained the same as his target in 2023 despite his target compensation lagging his peers in our compensation peer group.

Name	Below Threshold	Threshold	Target	Maximum	Actual

Keith A. Harvey	—	$488,750	$1,150,000	$2,300,000	$1,097,100
Neal E. West	—	$176,800	$416,000	$832,000	$396,864
John M. Donnan	—	$176,800	$416,000	$832,000	$396,864
Jason D. Walsh	—	$154,700	$364,000	$728,000	$347,256
Blain A. Tiffany	—	$132,600	$312,000	$624,000	$297,648

2024-2026 long-term incentives

The table below summarizes the performance metrics for the performance shares granted under our 2024-2026 LTI Plan:

Incentive Program	Performance Metric	Weighting
Long-Term Incentive Plan	Relative TSR	60%
	Adjusted EBITDA margin	40%

The following summarizes the key features of our 2024-2026 LTI plan:

FEATURES
•	Three-year performance period for performance shares (2024-2026)
•	Includes retention features by utilizing time-vested restricted stock units representing approximately 50% of the long-term incentive target for our named executive officers
•	Pay for performance by utilizing performance shares subject to demanding metrics
•	Performance metrics:
(1) 40% based on Adjusted EBITDA margin
(2) 60% based on relative TSR
•	Payout for relative TSR performance is capped at target if TSR is negative
•	No windfall upon a change in control for performance shares - only shares earned based on performance through the date of the change in control will vest

We believe that consistent execution of our strategy over multi-year periods will lead to an increase in our TSR. We use equity awards to provide our named executive officers with an incentive to focus on long-term stockholder value creation. Our 2024-2026 LTI Plan for key employees, including our named executive officers, was approved by the compensation committee on March 5, 2024, and the structure, terms and metrics of the 2024-2026 LTI Plan were generally consistent with those of the long-term incentive plan approved by the compensation committee in 2023 for our named executive officers.

Since 2014, we have implemented long-term incentive programs with a performance metric based on TSR. In 2020, we expanded our TSR peer group from companies in the S&P SmallCap 600 Materials Index to companies in both the S&P SmallCap 600 Materials and S&P MidCap 400 Materials Indices. We added Adjusted EBITDA margin as a performance metric in 2020.

Our 2024-2026 LTI Plan provides, with respect to the restricted stock units granted to our named executive officers, that, subject to limited exceptions, such units will vest on March 5, 2027. Each restricted stock unit that becomes vested entitles the participant to receive one share of our common stock.

The 2024-2026 LTI Plan provides, with respect to the performance shares:

•
a threshold performance level up to which no performance shares will vest or be earned;
•
a target performance level at which the target number of performance shares will vest and be earned;
•
a maximum performance level at or above which the maximum number of performance shares (equal to two times the target number of performance shares) will vest and be earned; and
•
pro rata vesting between the threshold and maximum performance levels.

For 60% of the performance shares granted under our 2024-2026 LTI Plan, the payout will be determined based on our TSR relative to the TSR of our peer companies in the S&P SmallCap 600 Materials and S&P MidCap 400 Materials Indices as follows:

Percentile Ranking	Multiplier
< 25th	0.0x
25th	0.5x
50th	1.0x
75th	1.5x
≥ 90th	2.0x

In considering constituents for the S&P SmallCap 600 Materials and S&P MidCap 400 Materials Indices, S&P Dow Jones Indices currently looks for companies (1) with market capitalization of between $1.1 billion and $7.4 billion and between $7.4 billion and $20.5 billion, respectively, (2) meeting certain float requirements, (3) with a U.S. domicile, (4) required to file SEC annual reports, and (5) listed on a major U.S. exchange, among other factors. The materials sector includes companies that manufacture chemicals, construction materials, glass, paper, forest products and related packaging products, and metals, minerals and mining companies.

For the remaining 40% of the performance shares granted under our 2024-2026 LTI Plan, the payout will be determined based on our Adjusted EBITDA margin using performance goals approved by the compensation committee.

For 2024, the compensation committee determined that each named executive officer should receive time-based restricted stock units having an economic value equal to approximately 50% of his target monetary value and a target number of performance shares having an economic value equal to approximately 50% of his target monetary value. In addition, the target monetary values under the 2024-2026 LTI Plan for our named executive officers, other than Mr. Harvey, were increased by 4%, principally to align their targets more closely with market and survey information. Pursuant to his request, the target monetary value for Mr. Harvey remained the same as the value in 2023 despite his target compensation lagging his peers in our compensation peer group.

The table below sets forth the target monetary value under our 2024-2026 LTI Plan and the number of restricted stock units and performance shares granted to our named executive officers during 2024:

Name	Target Monetary Value	Number of Restricted Stock Units (1)	Number of Performance Shares (at Target) (2)

Keith A. Harvey	$3,700,000	27,471	27,471
Neal E. West	$988,000	7,335	7,335
John M. Donnan	$936,000	6,949	6,949
Jason D. Walsh	$624,000	4,633	4,633
Blain A. Tiffany	$442,000	3,281	3,281

____________

(1)
The restricted stock units granted will vest on March 5, 2027 or earlier if the named executive officer's employment terminates as a result of disability or death or in the event of a change in control. If the named executive officer’s employment is terminated by us without cause or the named executive officer’s employment is terminated by him for good reason, in either case before March 5, 2027, the restricted stock units will remain outstanding and vest on March 5, 2027 (or earlier in the event of his disability or death or a change in control). The number of restricted stock units granted was calculated by dividing (A) the applicable percentage (50%) of the target monetary value by (B) an amount equal to the average of the closing prices of our company's common stock for the 20 trading days prior to the grant date, which was $67.34 per share.
(2)
The table below sets forth the number of performance shares that will vest and be earned for each of Messrs. Harvey, West, Donnan, Walsh and Tiffany under our 2024-2026 LTI Plan at each performance level:

Name	Below Threshold	Threshold	Target	Maximum

Keith A. Harvey	—	13,735	27,471	54,942
Neal E. West	—	3,667	7,335	14,670
John M. Donnan	—	3,474	6,949	13,898
Jason D. Walsh	—	2,316	4,633	9,266
Blain A. Tiffany	—	1,640	3,281	6,562

The number of performance shares, if any, earned based on the level of performance achieved during the three-year performance period will vest on the later to occur of March 5, 2027 and the date on which the compensation committee certifies the performance level achieved during the three-year performance period, which will be no later than March 15, 2027. If, prior to December 31, 2026, the named executive officer's employment terminates as a result of disability or death, the target number of performance shares will vest and be earned. If, prior to the vesting date, the named executive officer's employment is terminated by us without cause or is voluntarily terminated by him for good reason, the performance shares granted to him will remain outstanding and the number of performance shares, if any, earned will be determined based on the performance level achieved during the three-year performance period. If, prior to December 31, 2026, a change in control occurs, the performance shares granted to him will vest and the number of performance shares, if any, earned will be determined based on the performance level achieved during the performance period through the change in control date.

The threshold, target and maximum number of performance shares that may be earned, if at all, in 2027 under our 2024-2026 LTI Plan are determined as follows:

•
the threshold number of performance shares reflects that no performance shares will be earned in 2027 under our 2024-2026 LTI Plan unless our company's performance meets or exceeds at least one of the applicable threshold performance levels required for each metric over the 2024 through 2026 performance period;
•
the target number of performance shares was calculated by dividing (A) the applicable percentage (50%) of the target monetary value by (B) an amount equal to the average of the closing prices of our company's common stock for the 20 trading days prior to the grant date, which was $67.34 per share; and
•
the maximum number of performance shares for each metric is approximately twice the target number of performance shares for that metric.

Upon a change in control, all the restricted stock units will vest. However, the number of performance shares earned upon change in control, if any, will be determined based on the performance level achieved against the underlying metrics applicable to the outstanding performance shares during the performance period through the date of the change in control ensuring that our named executive officers will only be rewarded for performance supporting strategic goals that successfully drive our operations and enhance our stockholder returns. We believe this structure (1) aligns the interests of our named executive officers with our stockholders, and (2) drives the performance required to meet our strategic initiatives and enhances stockholder alignment, particularly when considering that the performance shares granted to our named executive officers have an economic value equal to 50% of each named executive officer's long-term incentive target, and that the performance shares earned, if any, upon a change in control will only be earned if the required performance level is achieved.

Results for 2022-2024 Performance Period

Similar to the 2024-2026 LTI Plan, our 2022-2024 LTI Plan utilized time-based restricted stock unit and performance share awards. The payout of the performance share awards under 2022-2024 LTI Plan was based 60% on our TSR performance relative to the TSR performance of our peers in the S&P SmallCap 600 Materials and S&P MidCap 400 Materials Indices and 40% on our Adjusted EBITDA margin performance. On March 5, 2025, the three-year vesting period applicable to the grant of restricted stock units under our 2022-2024 LTI Plan ended and shares were issued in accordance with the terms of the underlying grants. In addition, in early 2025 our compensation committee determined that 44% of the performance shares granted under the 2022-2024 LTI Plan had been earned based on our performance over the 2022 through 2024 performance period as a result of our TSR performance. The remaining performance shares granted under the 2022-2024 LTI Plan were forfeited.

As previously discussed, despite the significant challenges during the three-year performance period, the compensation committee, based on management’s recommendation, did not make any adjustments to the 2022-2024 LTI Plan to mitigate the impact on the payout. While our end markets remained strong in 2022 and commercial aerospace demand continued to strengthen, we experienced operational challenges related primarily to (i) the continuation of our supply chain disruptions, such as the continuing impact of the declaration of force majeure by Warrick’s primary magnesium supplier and ultimately the cessation of all magnesium deliveries from that supplier that led to our declaration of force majeure at Warrick, (ii) molten metal supply issues that negatively impacted Warrick, (iii) the inflationary environment and significant corresponding increases in costs, and (iv) a planned outage at Trentwood, all of which negatively impacted our financial performance. Despite our solid performance in 2023 and 2024 , it was not sufficient to overcome the impact of the challenges in 2022 and reach the threshold performance required for a payout under the Adjusted EBITDA margin performance metrics under the 2022-2024 LTI Plan.

Our TSR is calculated based on the return of the 20-trading-day average closing prices between the beginning and the end of the applicable performance period, using the formula below. The average prices are based upon daily asset values, which represent adjusted stock prices for dividends reinvested throughout the period.

TSR =	(Ending Average – Beginning Average)
Beginning Average

The calculation for the 2022 - 2024 TSR is as follows:

TSR =	$84.85 – $94.23	= -9.95%
$94.23

The beginning average price of $94.23 is based upon the 20-trading-day average closing stock prices of our common stock, assuming all dividends are reinvested as of the ex-dividend date, from December 3, 2021 to December 31, 2021. The ending average price of $84.85 is based upon the 20-trading-day average closing stock prices of our common stock, assuming all dividends are reinvested as of the ex-dividend date, from December 3, 2024 to December 31, 2024 . We paid out $9.24 per share of dividends during the 2022 - 2024 performance period.

Our TSR of -9.95% for the 2022 through 2024 performance period ranked #35 out of the 55 companies in the S&P SmallCap 600 Materials and S&P MidCap 400 Materials Indices, or the 37th percentile, resulting in a payout of 74% of the performance shares with a relative TSR metric.

The chart below illustrates the performance share award payouts based on our relative TSR performance for the 2020-2022, 2021-2023 and 2022-2024 long-term incentive programs:

The performance shares earned were determined by our TSR over the applicable three-year performance period compared to the TSR of the other companies comprising the S&P SmallCap 600 Materials and S&P MidCap 400 Materials Indices.

The beginning and ending stock prices used to determine our TSR are calculated using the 20-trading-day average preceding the beginning and end of the performance period.

The performance share multiplier is determined by using straight line interpolation based on our TSR percentile ranking within our comparison group based on the table below:

Percentile Ranking	Multiplier
< 25th	0.0x
25th	0.5x
50th	1.0x
75th	1.5x
≥ 90th	2.0x

For the remaining 40% of the performance shares granted under the 2022 - 2024 LTI Plan, the payout was determined based on our Adjusted EBITDA margin performance, calculated by our Adjusted EBITDA as a percentage of conversion revenue over the three-year performance period. Our conversion revenue is calculated as our net sales less the hedged cost of alloyed metals. Our average Adjusted EBITDA margin for 2022 through 2024 was 13.3%, which did not meet the 19% threshold required for a payout. A payout at the target level under the 2022 - 2024 LTI Plan required an average adjusted EBITDA margin of 22%, and a payout at the maximum level under the 2022 - 2024 LTI Plan required an average adjusted EBITDA margin equal to or greater than 25%.

Retirement benefits

We do not maintain a defined benefit pension plan or retiree medical program that covers members of senior management. Retirement benefits to our senior management, including our named executive officers, are currently provided through a defined contribution retirement program consisting of the following two principal plans:

•
the Kaiser Aluminum Savings and Investment Plan, a tax-qualified profit-sharing and 401(k) plan (which we refer to as our Savings Plan); and
•
a nonqualified and unsecured deferred compensation plan (which we refer to as our Restoration Plan) intended to restore benefits that would be payable to designated participants in our Savings Plan but for the limitations on benefit accruals and payments imposed by the Code.

The defined contribution retirement program has the following three primary components, which are discussed more fully below:

•
A company match of the employee's pre-tax deferrals under our Savings Plan;
•
A company contribution to the employee's account under our Savings Plan; and
•
A company contribution to the employee's account under our Restoration Plan.

Under the terms of our Restoration Plan, cash balances are maintained in a "rabbi trust" where they remain subject to the claims of our creditors and are otherwise invested in funds designated by each individual from a menu of possible investments. In addition, the cash balances maintained in the rabbi trust are forfeited if the individual is terminated for cause.

The compensation committee believes the Savings Plan and the Restoration Plan support the objectives of our comprehensive compensation structure, including the ability to attract and retain senior and experienced mid- to late-career executives for critical positions within our organization. Each of these plans is discussed more fully below.

Perquisites

Our use of perquisites as an element of compensation is very limited and largely based on business-related entertainment needs. We do not view perquisites as a significant element of our comprehensive compensation structure but do believe that they can be used in conjunction with base salary to attract, motivate and retain individuals in a competitive environment. During 2024, all of our named executive officers received a vehicle allowance.

Our salaried employees, including the named executive officers, are also eligible to receive benefits in connection with qualified relocations requested by the Company, including the reimbursement of certain moving expenses, temporary living expenses, and normal closing costs up to the lesser of two points or 2% of the loan value, and, if applicable, a payment intended to offset costs incurred to close the home sale in the origin location equal to 7% of the contract price for relocations within the United States.

Consideration of the 2024 Advisory Vote to Approve Named Executive Officer Compensation

We provide our stockholders with the opportunity to cast an annual vote to approve our named executive officer compensation. At our 2024 annual meeting of stockholders, approximately 98.5% of shares of our common stock voted on the proposal were voted to approve the compensation of our named executive officers as disclosed in the proxy statement relating to such meeting. The compensation committee has considered the outcome of the vote on executive compensation at our 2024 annual meeting of stockholders, as well as the feedback received through our stockholder engagement, and believes they affirm our stockholders' support of our overall approach to executive compensation. Therefore, we did not make any changes to our executive compensation program as a direct result of the vote. The compensation committee expects to continue to consider the outcome of the annual vote to approve named executive officer compensation when making future compensation decisions for the named executive officers.

Stock Ownership Guidelines

In order to further align the interests of senior management, including our named executive officers, with those of our stockholders, we have stock ownership guidelines, which are set forth in our corporate governance guidelines. Under those guidelines, members of our senior management are expected to hold common stock having a value equal to a multiple of their base salary as determined by their position. The guidelines provide for a target multiple of six times base salary for our President and CEO and three times base salary for the other named executive officers. Each member of senior management covered by our stock ownership guidelines is expected to retain at least 75% of the net shares resulting from equity compensation awards until the applicable ownership level required by the stock ownership guidelines is achieved. The ownership guidelines are expected to be met within five years. Each of our named executive officers has satisfied the applicable stock ownership requirements under the stock ownership guidelines.

For purposes of measuring compliance with our stock ownership guidelines (1) restricted stock and restricted stock units are valued at the closing price of the Company's common stock on the grant date, (2) performance shares are valued using the target number of performance shares and the closing price of our common stock on the grant date, and (3) all other shares of common stock purchased or acquired by members of our senior management are valued at the purchase price of the shares.

Securities Trading Policy

Our securities trading policy prohibits our directors, employees, including our named executive officers, and independent contractors, and members of their immediate families, from purchasing financial instruments, including options and other derivative arrangements, to hedge or offset, or otherwise engaging in transactions designed to hedge or offset, decreases in the market value of our equity securities, whether granted as part of compensation to, or otherwise held directly or indirectly by, such director, employee, or independent contractor. Prohibited transactions include short sales, options, puts, calls and derivative instruments such as swaps, forwards, collars and futures. Our securities trading policy also prohibits our directors, employees, including our named executive officers, and independent contractors from buying our securities on margin (other than purchases where the related margin borrowings are effected solely for the purpose of paying the option exercise price upon the exercise of an option to purchase shares from the Company, which are typically referred to as “cashless exercises”), holding our securities in a margin account, pledging our securities as collateral for a loan or any other obligations or entering into share lending programs.

Clawback Policy

As required by Dodd-Frank, in October 2022, the SEC adopted final rules directing the national securities exchanges and national securities associations that list securities, including The Nasdaq Stock Market, to establish clawback listing standards. These clawback listing standards require the Company to adopt a written compensation recovery (clawback) policy providing for the recovery, in the event of a triggering accounting restatement, of incentive-based compensation received by current or former executive officers that is based on erroneously reported financial information. In October 2023, the Nasdaq clawback listing standards became effective. Accordingly, in October 2023, we amended our then existing clawback policy to meet the requirements of clawback listing standards of the Nasdaq Stock Market.

The revised clawback policy provides for the reasonably prompt recovery (or clawback) of certain excess incentive-based compensation received during an applicable three-year recovery period by current or former executive officers in the event we are required to prepare an accounting restatement due to material noncompliance with any financial reporting requirement under the securities laws. Excess incentive-based compensation for these purposes generally means the amount of incentive-based compensation received (on or after October 2, 2023) by such executive officer that exceeds the amount of incentive-based compensation that would have been received by such executive officer had it been determined based on the restated amounts, without regard to any taxes paid. Incentive-based compensation potentially subject to recovery under the clawback policy is generally limited to any compensation granted, earned or vested based wholly or in part on the attainment of one or more financial reporting measures.

The clawback policy does not condition the clawback on the fault of the executive officer, but we are not required to recoup amounts in limited circumstances set forth in the clawback policy where the compensation committee has made a determination that recovery would be impracticable. Operation of the clawback policy is subject to a brief phase-in process during the first few years after its effectiveness. We may not indemnify any such executive officer against the loss of such recovered compensation in the event of a mandatory accounting restatement.

In addition to our clawback policy, our short-term incentive plan and equity award agreements provide for the recovery of payments or awards received during the applicable one-year recovery period by plan participants in the event that the plan participant engaged in a triggering detrimental activity.

Employment Contracts, Termination of Employment Arrangements and Change-in-Control Arrangements

As discussed more fully below, on July 31, 2020, we entered into an amended and restated severance agreement with Mr. Harvey in connection with his appointment as CEO. The severance agreement, among other things, (i) eliminated our obligation to make excise tax gross up payments to Mr. Harvey in the event of his termination in connection with a change in control of our company, (ii) added severance benefits and (iii) increased Mr. Harvey’s termination benefits in connection with a change in control. In lieu of the gross up payment, the Severance Agreement provides that if any payments to Mr. Harvey upon his termination would be subject to a federal excise tax, then such payments would be reduced to the minimum extent necessary so that no portion of such payments, as so reduced, is subject to such tax, except that such a reduction will be made only if and to the extent such reduction would result in an increase in the aggregate payment on an after-tax basis. In the event Mr. Harvey’s employment is terminated without cause or terminated by Mr. Harvey for good reason, Mr. Harvey will be entitled to receive a lump-sum payment of two times the sum of his base salary and short-term incentive target, plus the continuation of benefits for two years and a prorated short-term incentive payment for the program then in effect. In the event Mr. Harvey’s employment is terminated without cause or terminated by Mr. Harvey for good reason within the period beginning ninety (90) days prior to a change in control and ending on the second anniversary of such change in control, Mr. Harvey will be entitled to receive a lump sum payment of two and half times the sum of his base salary and short-term incentive target, plus the continuation of benefits for three years and a prorated short-term incentive payment for the program then in effect. The compensation committee, working with Meridian, determined that the negotiated terms of the amended agreement were consistent with market practice and in the best interests of our company and stockholders.

Also as discussed more fully below, in December 2024, we adopted a key employee severance benefit plan (the "Key Employee Severance Benefit Plan") to streamline the severance protection offered to certain key employees and replace the individual change of control agreements with Messrs. Donnan and West and the severance benefits provided under the salaried employee severance plan to certain key employees, including Messrs. Donnan, West, Walsh and Tiffany.

2024 Summary Compensation Table

The table below sets forth information regarding compensation for our named executive officers: (1) Keith A. Harvey, our President and CEO (our principal executive officer); (2) Neal E. West, our Executive Vice President and Chief Financial Officer (our principal financial officer); and (3) each of John M. Donnan, Jason D. Walsh and Blain A. Tiffany, our three other most highly compensated executive officers (based on total compensation for 2024).

Name and Principal Position	Year	Salary ($)	Stock Awards ($) (1)	Non-Equity Incentive Plan Compensation ($) (2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (3)	All Other Compensation ($) (4)	Total ($)

Keith A. Harvey,	2024	$1,000,000	$4,126,783	$1,097,100	—	$404,604	$6,628,487
President and Chief	2023	$983,750	$4,012,956	985,550	—	$225,604	$6,207,860
Executive Officer	2022	$926,250	$3,414,128	—	$4,854	$778,493	$5,123,725

Neal E. West,	2024	$556,200	$1,101,891	$396,864	—	$119,755	$2,174,710
Executive Vice President	2023	$527,500	$1,030,285	$342,800	—	$110,124	$2,010,709
and Chief Financial Officer	2022	$485,000	$865,932	—	—	$126,885	$1,477,817

John M. Donnan,	2024	$540,750	$1,043,896	$396,864	—	$151,358	$2,132,868
Executive Vice President, Chief	2023	$517,500	$976,050	$342,800	—	$216,033	$2,052,383
Administrative Officer and	2022	$490,000	$865,932	—	—	$729,822	$2,085,754
General Counsel

Jason D. Walsh,	2024	$515,000	$695,969	$347,256	—	$160,581	$1,718,807
Executive Vice President -	2023	$491,250	$839,065	$299,950	—	$148,191	$1,778,456
Manufacturing	2022	$457,575	$503,299	—	—	$353,563	$1,314,437

Blain A. Tiffany	2024	$463,500	$492,871	$297,648	—	$170,497	$1,424,516
Executive Vice President -	2023	$443,750	$649,343	$257,100	—	$138,064	$1,488,257
Sales and Marketing	2022	$411,008	$429,537	—	—	$143,378	$983,923

(1)
Reflects the aggregate grant date fair value of restricted stock units and performance share awards to our named executive officers determined in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (referred to herein as ASC Topic 718), without regard to potential forfeiture. The aggregate grant date fair value of the performance share awards reflected in this table has been determined assuming the probable outcome of the performance condition on the date of the grant and without adjustment for actual performance during the period and, for performance shares with relative TSR as the performance metric, using a Monte Carlo simulation of future stock prices of our company and our peer companies on the S&P SmallCap 600 Materials and S&P MidCap 400 Materials Indices. The aggregate grant date fair value of the 2024 performance share awards determined assuming the probable outcome of the performance conditions and assuming an outcome of the performance conditions at the maximum level are as follows:

		Aggregate Grant Date Fair Value

Name	Year	At Probable Performance	At Maximum Performance

Keith A. Harvey	2024	$2,402,154	$4,752,893
Neal E. West	2024	$641,400	$1,269,072
John M. Donnan	2024	$607,638	$1,202,269
Jason D. Walsh	2024	$405,109	$801,544
Blain A. Tiffany	2024	$286,890	$567,636

* For information regarding the assumptions made in the valuation of restricted stock units and performance share awards with respect to our 2024 fiscal year, see Note 7 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2024.

(2)
Reflects payments earned under our STI Plans.
(3)
Reflects the aggregate change in actuarial present value of the named executive officer's accumulated benefit under a defined pension benefit plan previously maintained by us for our salaried employees, which we refer to as our Old Pension Plan, during the applicable fiscal year, calculated by (a) assuming mortality according to the PRIA-2012 White Collar

Retiree Mortality Table, projected forward with Scale MP-2021 as of December, 31, 2022, December 31, 2023 and December 31, 2024 and (b) applying a discount rate of 2.49%, 4.89% and 5.40% per annum as of December 31, 2022, December 31, 2023 and December 31, 2024, respectively, to determine the actuarial present value of the accumulated benefit at December 31 of the preceding year and a discount rate of 2.05%, 2.49% and 4.89% per annum, respectively, to determine the actuarial present value of the accumulated benefit at December 31 of the applicable year. Effective December 17, 2003, the Pension Benefit Guaranty Corporation, or PBGC, terminated and effectively assumed responsibility for making benefit payments in respect of our Old Pension Plan, whereupon all benefit accruals under the Old Pension Plan ceased and benefits available thereunder to certain salaried employees, including Mr. Harvey, were significantly reduced due to the limitations on benefits payable by the PBGC. The amounts in this column are reported as $0 for Messrs. Harvey and Donnan for 2024 because the actual amounts were negative. The decrease in actuarial present value for each such named executive officer is as follows: for Mr. Harvey - $(18,928) and Mr. Donnan - $(25,538). Above-market or preferential earnings are not available under our Restoration Plan, which is our only plan or arrangement pursuant to which compensation may be deferred on a basis that is not tax-qualified, or any of our other benefit plans.
(4)
Includes (a) contributions made or to be made by us under our Savings Plan, (b) contributions made or to be made by us under our Restoration Plan (which is intended to restore the benefit of contributions that we would have otherwise paid to participants under our Savings Plan but for limitations imposed by the Code), (c) dividend and dividend equivalent payments which were not factored into the reported grant date fair value of the restricted stock unit and performance share awards, and (d) the costs to us of perquisites and other personal benefits. See the table set forth under "- All Other Compensation" below for information regarding each such component.

All Other Compensation

The table below sets forth information regarding each component of compensation included in the "All Other Compensation" column of the 2024 Summary Compensation Table above.

Name	Year	Savings Plan Contributions	Restoration Plan Contributions	Dividend and Dividend Equivalent Payments	Vehicle Allowance	Relocation Costs	Total

Keith A. Harvey	2024	$41,950	$196,866	$153,532	$12,256	—	$404,604
	2023	$36,450	$78,450	$98,448	$12,256	—	$225,604
	2022	$38,938	$145,182	$138,277	$12,256	$443,840	$778,493

Neal E. West	2024	$20,900	$33,240	$51,561	$14,054	—	$119,755
	2023	$19,903	$11,850	$64,317	$14,054	—	$110,124
	2022	$18,306	$23,945	$70,580	$14,054	—	$126,885

John M. Donnan	2024	$34,819	$53,855	$50,000	$12,684	—	$151,358
	2023	$32,820	$18,570	$64,087	$12,684	$87,872	$216,033
	2022	$30,767	$40,736	$71,711	$12,684	$573,924	$729,822

Jason D. Walsh	2024	$20,917	$28,197	$98,447	$13,021	—	$160,581
	2023	$19,816	$9,675	$95,679	$13,021	$10,000	$148,191
	2022	$18,516	$18,250	$95,587	$13,021	$208,189	$353,563

Blain A. Tiffany	2024	$24,525	$37,962	$94,483	$13,527	—	$170,497
	2023	$18,851	$6,825	$98,860	$13,527	—	$138,064
	2022	$19,000	$16,614	$94,237	$13,527	—	$143,378

As reflected in the table above, the base salary received by each of our named executive officers, as a percentage of their respective total compensation was as follows:

•
For 2024, Mr. Harvey, 17%; Mr. West, 29%; Mr. Donnan, 29%; Mr. Walsh, 34%; and Mr. Tiffany, 38%;
•
For 2023, Mr. Harvey, 17%; Mr. West, 29%; Mr. Donnan, 29%; Mr. Walsh, 34%; and Mr. Tiffany, 38%; and
•
For 2022, Mr. Harvey, 18%; Mr. West, 29%; Mr. Donnan, 29%; Mr. Walsh, 40%; and Mr. Tiffany, 41%.

Grants of Plan-Based Awards in 2024

The table below sets forth information regarding grants of plan-based awards made to our named executive officers during 2024.

		Estimated Possible Payouts Under Non- Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or units (#)		Grant Date Fair Value of Stock and Option Awards (3) (#)

Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

Keith A. Harvey	—	$488,750	$1,150,000	$2,300,000	—	—	—	—		—
	3/5/2024	—	—	—	—	—	—	27,471	(4)	$1,724,629
	3/5/2024	—	—	—	13,735	27,471	54,942	—		$2,402,154

Neal E. West	—	$176,800	$416,000	$832,000	—	—	—	—		—
	3/5/2024	—	—	—	—	—	—	7,335	(4)	$460,491
	3/5/2024	—	—	—	3,667	7,335	14,670	—		$641,400

John M. Donnan	—	$176,800	$416,000	$832,000	—	—	—	—		—
	3/5/2024	—	—	—	—	—	—	6,949	(4)	$436,258
	3/5/2024	—	—	—	3,474	6,949	13,898	—		$607,638

Jason D. Walsh	—	$154,700	$364,000	$728,000	—	—	—	—		—
	3/5/2024	—	—	—	—	—	—	4,633	(4)	$290,860
	3/5/2024	—	—	—	2,316	4,633	9,266	—		$405,109

Blain A. Tiffany	—	$132,600	$312,000	$624,000	—	—	—	—		—
	3/5/2024	—	—	—	—	—	—	3,281	(4)	$205,981
	3/5/2024	—	—	—	1,640	3,281	6,562	—		$286,890

(1)
Reflects the threshold, target and maximum award amounts under our 2024 STI Plan for our named executive officers. Actual amounts earned under the 2024 STI Plan are reflected in the "Non-Equity Incentive Plan Compensation" column of the Summary Compensation Table.
(2)
Reflects the number of performance shares that generally will become vested and earned for each of the named executive officers under our 2024 - 2026 LTI Plan in 2027 at the threshold, target and maximum performance levels. No performance shares will vest under the 2024 - 2026 LTI Plan if our company's performance does not reach the threshold performance required for either applicable metric during the three-year performance period.
(3)
Reflects the aggregate grant date fair value of restricted stock units and performance share awards to our named executive officers determined in accordance with ASC Topic 718, without regard to potential forfeiture. The aggregate grant date fair value of the performance share awards reflected in this table has been determined assuming the probable outcome of the performance condition on the date of the grant and without adjustment for actual performance during the period and, for performance shares with relative TSR as the performance metric, using a Monte Carlo simulation of future stock prices of our company and our peer companies on the S&P 600 SmallCap Materials and S&P MidCap 400 Materials Indices.
(4)
Reflects the number of restricted stock units received by the named executive officer pursuant to regular annual awards granted effective March 5, 2024.

Employment-Related Agreements and Certain Employee Benefit Plans

Amended and Restated Severance Agreement

On July 31, 2020, Mr. Harvey became our CEO and entered into an amended and restated severance agreement, which, among other things, (i) eliminated our obligation to make excise tax gross up payments to Mr. Harvey in the event of his termination in connection with a change in control of our company, (ii) added severance benefits and (iii) increased Mr. Harvey’s termination benefits in connection with a change in control. In lieu of the gross up payment, the severance agreement with Mr. Harvey provides that if any payments to Mr. Harvey upon his termination would be subject to a federal excise tax, then such payments would be reduced to the minimum extent necessary so that no portion of such payments, as so reduced, is subject to such tax, except that such a reduction will be made only if and to the extent such reduction would result in an increase in the aggregate payment on an after-tax basis. In the event Mr. Harvey’s employment is terminated without cause or terminated by Mr. Harvey for good reason, Mr. Harvey will be entitled to receive a lump-sum payment of two times the sum of his base salary and short-term incentive target, plus the continuation of benefits for two years and a prorated short-term incentive payment for the program then in effect. In the event Mr. Harvey’s employment is terminated without cause or terminated by Mr. Harvey for good reason within the period beginning ninety (90) days prior to a change in control and ending on the second anniversary of such change in control, Mr. Harvey will be entitled to receive a lump sum payment of two and half times the sum of his base salary and short-term incentive target, plus the continuation of welfare benefits and perquisites for three years and a prorated short-term incentive payment for the program then in effect.

Key Employee Severance Benefit Plan

Under our Key Employee Severance Benefit Plan, which applies to Messrs. West, Donnan, Walsh and Tiffany, participants are entitled to certain predetermined payments in the event of certain qualifying terminations of employment, as outlined below.

If a participant’s employment is terminated by us for any reason other than death, disability, or "cause" (as defined in the plan), and such termination does not occur within 90 days prior to or 24 months after a change in control, then the participant is eligible to receive:

•
A lump sum payment equal to the sum of (i) the participant’s then-current base salary and (ii) the participant’s most recent short-term incentive target paid within five business days after the participant’s release (described below) becomes effective;
•
A prorated short-term incentive award for the year of termination, calculated based on actual performance and paid at the same time such bonuses are otherwise paid to active key employees; and
•
Reimbursement for the portion of post-termination health insurance coverage premiums in excess of the amount the participant was required to pay as a monthly premium for participation in our plans immediately prior to termination, for up to 12 months post-termination.

If the participant’s employment is terminated by us for any reason other than death, disability, or cause, or by the participant for "good reason” (as defined in the plan), and in each case, such qualifying termination occurs within 90 days prior to or within 24 months after a change in control, then the participant is eligible to receive:

•
A lump sum payment equal to the two times the sum of (i) the participant’s then-current base salary (or, if higher, the participant’s annual base salary in effect within the six months preceding the change in control) and (ii) the participant’s most recent short-term incentive target, paid within five business days after the participant’s release becomes effective;
•
A prorated short-term incentive award for the year of termination, calculated based on achievement of a target level of performance and paid within five business days after the participant’s release becomes effective; and
•
Reimbursement for the portion of post-termination health insurance coverage premiums in excess of the amount the participant was required to pay as a monthly premium for participation in our plans immediately prior to termination, for up to 24 months post-termination.

If the payments or benefits payable under the Key Employee Severance Benefit Plan would be subject to the excise tax imposed under Section 4999 of the Internal Revenue Code of 1986, as amended, then those payments or benefits will be reduced if such reduction would result in a higher net after tax benefit to the participant.

Each participant must also execute and deliver an effective release and waiver of claims and continue to comply with any applicable restrictive covenants in order to receive the payments and benefits provided for under the Key Employee Severance Benefit Plan. We can clawback any portion of the payments or benefits previously paid (to the fullest extent permitted by law) if the participant breaches the release or the restrictive covenants.

For quantitative disclosure regarding estimated payments and other benefits that would have been received by each of Messrs. Harvey, West, Donnan, Walsh and Tiffany or his estate if his employment had terminated on December 31, 2024, the last business day of 2024, under various circumstances, see "— Potential Payments upon Termination or Change in Control" below.

2021 Plan

The 2021 Plan is an omnibus plan that facilitates the issuance of incentive awards as part of our comprehensive compensation structure and is administered by a committee of non-employee directors of our board of directors, currently the compensation committee.

Any person who is selected by the compensation committee to receive benefits under the 2021 Plan and who is at that time an officer or other employee of Kaiser or any of our subsidiaries (including a person who has agreed to commence serving in such capacity within 90 days of the date of grant) is eligible to participate in the 2021 Plan. In addition, certain persons who provide services to us or any of our subsidiaries that are equivalent to those typically provided by an employee (provided that such persons satisfy the definition of “employee” for purposes of a Registration Statement on Form S-8 under the Securities Act of 1933, which we refer to as the "Securities Act") and non-employee directors of Kaiser may also be selected to participate in the 2021 Plan.

Subject to adjustment as described in the 2021 Plan, the aggregate number of shares of our common stock available for awards granted under the 2021 Plan is limited to 788,000 shares of our common stock (consisting of 525,000 shares that were approved in 2021 and 263,000 shares that were approved in 2024), plus (1) the total number of shares remaining available for awards under the 2016 Equity and Incentive Compensation Plan (referred to herein as our 2016 Plan) as of the effective date of the 2021 Plan and (2) any shares of our common stock that become available under the 2021 Plan or the 2016 Plan as a result of forfeiture, cancellation, expiration, withholding or cash settlement of awards. As of the date of this Proxy Statement, approximately 460,763 shares of common stock are available for additional awards under the 2021 Plan.

The 2021 Plan authorizes the issuance of option rights, appreciation rights, restricted stock, restricted stock units, cash incentive awards, performance shares, performance units and other awards, including awards in the forms of cash, shares of common stock, notes or other property.

Under the 2021 Plan, any award agreement may provide for the cancellation or forfeiture of an award or the forfeiture and repayment to Kaiser of any gain or earnings related to an award, including upon such terms and conditions as may be determined by our board of directors or compensation committee.

Under the 2021 Plan, the compensation committee may permit non-employee directors to elect to receive shares of our common stock in lieu of any or all of the annual cash retainers paid to non-employee directors, including retainers for serving as a committee chair, Lead Independent Director or Executive Chairman.

Our board of directors generally may amend the 2021 Plan from time to time in whole or in part. However, if any amendment (1) would materially increase the benefits accruing to participants under the 2021 Plan, (2) would materially increase the number of shares or securities which may be issued under the 2021 Plan, (3) would materially modify the requirements for participation in the 2021 Plan, or (4) must otherwise be approved by our stockholders in order to comply with applicable law or the rules of the Nasdaq Stock Market, then such amendment will be subject to stockholder approval and will not be effective unless and until such approval has been obtained. Further, subject to the 2021 Plan’s prohibition on repricing, the compensation committee generally may amend the terms of any award prospectively or retroactively.

Our board of directors may, in its discretion, terminate the 2021 Plan at any time. Termination of the 2021 Plan will not affect the rights of participants or their successors under any awards outstanding and not exercised in full on the date of termination. No further grants will be made under the 2021 Plan on or after June 11, 2034, but all grants made prior to such date will continue in effect thereafter subject to the terms thereof and of the 2021 Plan.

Savings Plan

We sponsor a tax-qualified profit-sharing and 401(k) plan, our Savings Plan, in which eligible salaried employees may participate. Pursuant to the Savings Plan, employees may elect to reduce their current annual compensation up to the lesser of 75% or the statutorily prescribed limit of $23,500 in calendar year 2025 (plus up to an additional $7,500 in the form of "catch-up" contributions for participants near retirement age) and have the amount of any reduction contributed to the Savings Plan. Our Savings Plan is intended to qualify under Sections 401(a) and 401(k) of the Code, so that contributions by us or our employees to the Savings Plan and income earned on contributions are not taxable to employees until withdrawn from the Savings Plan and so that contributions will be deductible by us when made.

We match 100% of the amount an employee contributes to the Savings Plan, subject to a 4% maximum based on the employee's compensation as defined in the Savings Plan. Employees are immediately vested 100% in our matching contributions to our Savings Plan.

We also make annual fixed-rate contributions on behalf of our employees in the following amounts:

•
for our employees who were employed with us on or before January 1, 2004, we contribute in a range from 2% to 10% of the total of the employee's base salary and short-term incentive award, based upon the sum of the employee's age and years of continuous service as of January 1, 2004; and
•
for our employees who were first employed with us after January 1, 2004, we contribute 2% of the total of the employee's base salary and short-term incentive award.

As discussed more fully below, the fixed-rate contributions were implemented following the termination of our qualified, defined benefit retirement plan and resulting loss of benefit accruals under that plan. An employee is required to be employed on the last day of the year in order to receive the fixed-rate contribution. Employees are vested 100% in our fixed-rate contributions to the Savings Plan after three years of service.

The total amount of elective, matching and fixed-rate contributions in any year cannot exceed the lesser of 100% of the total of an employee's base salary and short-term incentive award or $69,000 in 2024, respectively (adjusted annually). We may amend or terminate these matching and fixed-rate contributions at any time by an appropriate amendment to our Savings Plan. Upon termination of employment, employees are eligible to receive a distribution of their vested plan balances under our Savings Plan. The independent trustee of the Savings Plan invests the assets of the Savings Plan as directed by participants.

Restoration Plan

We sponsor a nonqualified, deferred compensation plan, our Restoration Plan, in which members of our senior management and highly compensated employees may participate. Eligibility to participate in our Restoration Plan is determined by the compensation committee. The purpose of our Restoration Plan is to restore the benefit of matching and fixed-rate contributions that we would have otherwise paid to participants under our Savings Plan but for the limitations on benefit accruals and payments imposed by the Code. We maintain an account on behalf of each participant in the Restoration Plan, and contributions to a participant's Restoration Plan account to restore benefits under the Savings Plan are made generally in the manner described below:

•
if our matching contributions to a participant under the Savings Plan are limited in any year, we will make an annual contribution to that participant's account under the Restoration Plan equal to the difference between:
•
the matching contributions that we could have made to that participant's account under the Savings Plan if the Code did not impose any limitations; and
•
the maximum contribution we could in fact make to that participant's account under the Savings Plan in light of the limitations imposed by the Code; and
•
annual fixed-rate contributions to the participant's account under the Restoration Plan are made in an amount equal to a percentage (determined based on the participant's hire date) of the participant's excess compensation, as defined in Section 401(a)(17) of the Code.

Participants are immediately vested 100% in our matching contributions to the Restoration Plan and are vested 100% in our fixed-rate contributions to our Restoration Plan after three years of service or upon retirement, death, disability or a change of control. Participants do not make contributions to their respective Restoration Plan accounts. A participant is entitled to distributions six months following his or her termination of service, except that any participant who is terminated for cause will forfeit the entire amount of matching and fixed-rate contributions made by us to that participant's account under the Restoration Plan.

We may amend or terminate these matching and fixed-rate contributions at any time by an appropriate amendment to our Restoration Plan. The value of each participant's account under our Restoration Plan changes based upon the performance of the funds designated by the participant from a menu of various money market and investment funds.

Outstanding Equity Awards at December 31, 2024

The table below sets forth the information regarding equity awards held by our named executive officers as of December 31, 2024 and illustrates the impact of the intended design of our compensation program, which generally ensures three years of restricted stock units and performance share awards are outstanding at any time.

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested (1) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (1) ($)

Keith A. Harvey	9,964	(2)	$700,170	23,250	(5)	$1,633,778
	17,429	(3)	$1,224,736	26,144	(6)	$1,837,139
	27,471	(4)	$1,930,387	27,471	(7)	$1,930,387

Neal E. West	3,453	(2)	$242,642	5,180	(5)	$363,999
	4,475	(3)	$314,458	6,712	(6)	$471,652
	7,335	(4)	$515,430	7,335	(7)	$515,430

John M. Donnan	3,453	(2)	$242,642	5,180	(5)	$363,999
	4,239	(3)	$297,875	6,359	(6)	$446,847
	6,949	(4)	$488,306	6,949	(7)	$488,306

Jason D. Walsh	20,000	(8)	$1,405,400	2,346	(5)	$164,853
	1,564	(2)	$109,902	4,239	(6)	$297,875
	1,224	(9)	$86,010	4,633	(7)	$325,561
	2,826	(3)	$198,583
	2,500	(10)	$175,675
	4,633	(4)	$325,561

Blain A. Tiffany	20,000	(8)	$1,405,400	2,194	(5)	$154,172
	1,462	(2)	$102,735	3,003	(6)	$211,021
	692	(9)	$48,627	3,281	(7)	$230,556
	2,002	(3)	$140,681
	2,500	(10)	$175,675
	3,281	(4)	$230,556

(1)
Reflects the aggregate market value determined based on a per share price of $70.27, the closing price per share of our common stock as reported on the Nasdaq Global Select Market on December 31, 2024.
(2)
Reflects the number of restricted stock units received by the named executive officer pursuant to awards granted effective March 5, 2022. All such restricted stock units vested on March 5, 2025, with each entitling the named executive officer to one share of common stock.
(3)
Reflects the number of restricted stock units received by the named executive officer pursuant to awards granted effective March 5, 2023. All such restricted stock units will vest on March 5, 2026 or earlier if the named executive officer’s employment terminates as a result of disability or death or in the event of a change in control. If the named executive officer’s employment is terminated by us without cause or the named executive officer’s employment is terminated by him for good reason, in either case before March 5, 2026, the restricted stock units will remain outstanding and vest on March 5, 2026 (or earlier in the event of his disability or death or a change in control).
(4)
Reflects the number of restricted stock units received by the named executive officer pursuant to awards granted effective March 5, 2024. All such restricted stock units granted will vest on March 5, 2027 or earlier if the named executive officer's employment terminates as a result of disability or death or in the event of a change in control. If the named executive officer’s employment is terminated by us without cause or the named executive officer’s employment is terminated by him for good reason, in either case before March 5, 2027, the restricted stock units will remain outstanding and vest on March 5, 2027 (or earlier in the event of his disability or death or a change in control).
(5)
Reflects the target number of performance shares received by the named executive officer pursuant to awards granted effective March 5, 2022. The compensation committee certified the performance level achieved during the three-year performance period on March 5, 2025 and, based on the certified performance level, 44% of the target performance shares received by the named executive officers were earned.
(6)
Reflects the target number of performance shares received by the named executive officer pursuant to awards granted effective March 5, 2023. The number of performance shares, if any, earned based on the level of performance achieved during the three-year performance period will vest on the later to occur of March 15, 2026 and the date on which the compensation committee certifies the performance level achieved during the three-year performance period, which shall be no later than March 15, 2026. If, prior to December 31, 2025, the named executive officer’s employment terminates as a result of disability or death, the target number of performance shares will vest. If, prior to the vesting date, the named executive officer’s employment is terminated by us without cause or is voluntarily terminated by him for good reason, the performance shares granted to him will remain outstanding and the number of performance shares, if any, earned on the vesting date will be determined based on the performance level achieved during the performance period. If, prior to December 31, 2025, a change in control occurs, the performance shares granted to him will vest immediately and the number of performance shares, if any, earned upon the change of control date will be determined based on the performance level achieved during the performance period through the change in control date.
(7)
Reflects the target number of performance shares received by the named executive officer pursuant to awards granted effective March 5, 2024. The number of performance shares, if any, earned based on the level of performance during the three-year performance period will vest on the later to occur of March 5, 2027 and the date on which the compensation committee certifies the performance level achieved, which shall be no later than March 15, 2027. If, prior to December 31, 2026, the named executive officer's employment terminates as a result of disability or death, the target number of performance shares will vest. If, prior to the vest date, the named executive officer's employment is terminated by us without cause or is voluntarily terminated by him for good reason, the performance shares granted to him will remain outstanding and the number of performance shares, if any, earned upon the vesting date will be determined based on the performance level achieved during the three-year performance period. If, prior to December 31, 2026, a change in control occurs, the performance shares granted to him will vest immediately and the number of performance shares, if any, earned upon the change in control date will be determined based on the performance level achieved during the performance period through the change in control date.
(8)
Reflects the number of restricted stock units received by the named executive officer pursuant to an award granted effective August 12, 2020. All such restricted stock units will vest on August 12, 2025 or earlier if the named executive officer’s employment terminates as a result of disability or death or in the event of a change in control. If the named executive officer’s employment is terminated by us without cause or the named executive officer’s employment is terminated by him for good reason, in either case before August 12, 2025, the restricted stock units will remain outstanding and vest on August 12, 2025 (or earlier in the event of his disability or death or a change in control).
(9)
Reflects the number of restricted stock units received by the named executive officer pursuant to special awards granted effective April 15, 2022 in connection with a promotion. All such restricted stock units granted will vest on March 5, 2025 or earlier if the named executive officer's employment terminates as a result of disability or death or in the event of a change in control. If the named executive officer’s employment is terminated by us without cause or the named executive officer’s employment is terminated by him for good reason, in either case before March 5, 2025, the restricted stock units will remain outstanding and vest on March 5, 2025 (or earlier in the event of his disability or death or a change in control).
(10)
Reflects the number of restricted stock units received by the named executive officer pursuant to special awards granted effective March 5, 2023. All such restricted stock units granted will vest on March 5, 2026 or earlier if the named executive officer's employment terminates as a result of disability or death or in the event of a change in control. If the named executive officer’s employment is terminated by us without cause or the named executive officer’s employment is terminated by him for good reason, in either case before March 5, 2026, the restricted stock units will remain outstanding and vest on March 5, 2026 (or earlier in the event of his disability or death or a change in control).

Option Exercises and Stock Vested in 2024

The table below sets forth information regarding the vesting during 2024 of performance shares and restricted stock units granted to our named executive officers.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)

Keith A. Harvey	7,407	$531,526
Neal E. West	13,245	$950,461
John M. Donnan	13,320	$955,843
Jason D. Walsh	1,498	$107,496
Blain A. Tiffany	6,238	$550,089

(1)
Reflects the aggregate market value of (i) restricted stock units granted in March 2021 that vested on March 5, 2024, determined based on a per share price of $71.76, the closing price per share of our common stock as reported on the Nasdaq Global Select Market on the vesting date of such restricted stock units, and (ii) for Mr. Tiffany, restricted stock units granted in April 2019 that vested on April 3, 2024, determined based on a per share price of $92.25, the closing price per share of our common stock as reported on the Nasdaq Global Select Market on the vesting date of such restricted stock units.

Pension Benefits as of December 31, 2024

The table below sets forth information regarding the present value as of December 31, 2024 of the accumulated benefits of our named executive officers in our Old Pension Plan. As discussed further below, our Old Pension Plan was terminated on December 17, 2003, at which time the number of years of credited service for participants was frozen.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit (1) ($)

Keith A. Harvey	Kaiser Aluminum Salaried Employees Retirement Plan	17.83	$518,471
Neal E. West	Kaiser Aluminum Salaried Employees Retirement Plan	—	—
John M. Donnan	Kaiser Aluminum Salaried Employees Retirement Plan	10.25	$368,093
Jason D. Walsh	Kaiser Aluminum Salaried Employees Retirement Plan	—	—
Blain A. Tiffany	Kaiser Aluminum Salaried Employees Retirement Plan	—	—

(1)
Determined (a) assuming mortality according to the PRIA-2012 White Collar Retiree mortality table, projected with Scale MP-2021 and (b) applying a discount rate of 5.40% per annum.

The Old Pension Plan previously maintained by us was a qualified, defined-benefit retirement plan for our salaried employees who met certain eligibility requirements. Effective December 17, 2003, the PBGC terminated and effectively assumed responsibility for making benefit payments in respect of the Old Pension Plan. As a result of the termination, all benefit accruals under the Old Pension Plan were terminated and benefits available to certain executive officers were significantly reduced due to the limitation on benefits payable by the PBGC. Benefits payable to participants will be reduced to a maximum of $34,742 annually for retirement at age 62, a lower amount for retirement prior to age 62, and a higher amount for retirements after age 62, up to $43,977 annually for retirement at age 65, and participants will not accrue additional benefits. In addition, the PBGC will not make lump-sum payments to participants.

Nonqualified Deferred Compensation for 2024

The table below sets forth, for each of our named executive officers, information regarding his participation in our Restoration Plan during 2024. For additional information about our Restoration Plan, see "- Restoration Plan."

Name	Registrant Contributions in Last FY (1)	Aggregate Earnings in Last FY (2)(3)	Aggregate Balance at Last FYE (4)

Keith A. Harvey	$196,866	$209,248	$2,454,943
Neal E. West	$33,240	$23,999	$300,914
John M. Donnan	$53,855	$180,630	$1,675,118
Jason D. Walsh	$28,197	$21,671	$207,984
Blain A. Tiffany	$37,962	$6,571	$185,999

(1)
In each case, 100% of such amount is included in the amounts for 2024 reflected in the "All Other Compensation" column of the 2024 Summary Compensation Table above.
(2)
Amounts included in this column reflect the change in market value of the investments made under the Restoration Plan and do not include amounts reflected in the "Registrant Contributions in Last FY" column of this table.
(3)
Amounts included in this column do not include above-market or preferential earnings (of which there were none) and, accordingly, such amount is not included in the "Change in Pension Value and Nonqualified Deferred Compensation Earnings" column of the Summary Compensation Table above.
(4)
Of the amount reported in this column, $1,109,640 for Mr. Harvey, $101,153 for Mr. West, $684,007 for Mr. Donnan, $59,134 for Mr. Walsh and $42,276 for Mr. Tiffany were previously reported as compensation in Summary Compensation Tables included in prior years’ proxy statements.

Potential Payments Upon Termination or Change in Control

This section describes, and sets forth quantitative disclosure with respect to, payments and benefits to which our named executive officers would have been entitled if their employment had terminated on December 31, 2024 under various circumstances.

Voluntary Termination other than Qualified Retirement

If the employment of a named executive officer (other than Messrs. Harvey, West and Tiffany, who turned 65 during 2024 and qualified for retirement prior to December 31, 2024) had been voluntarily terminated by him on December 31, 2024, he would have forfeited all of his outstanding incentive awards, including his award under our 2024 STI Plan and all outstanding restricted stock units and performance shares previously granted to him. In addition, the named executive officer would not have been eligible for severance benefits.

Termination for Cause

If a named executive officer’s employment had been terminated for cause on December 31, 2024, he would have forfeited all of his outstanding incentive awards, including his award under our 2024 STI Plan and all outstanding restricted stock units and performance shares previously granted to him. In addition, the named executive officer would not have been eligible for severance benefits.

Termination by us without Cause or by Named Executive Officer with Good Reason - No Change in Control

Under Mr. Harvey’s amended and restated severance agreement, if Mr. Harvey’s employment had been terminated by us without cause or voluntarily terminated by him for good reason on December 31, 2024, Mr. Harvey would have been entitled to receive (1) payment of his award under our 2024 STI Plan, determined based on actual performance, (2) a lump-sum payment in an amount equal to two times the sum of his 2024 base salary and 2024 STI Plan incentive target, and (3) continuation of his welfare benefits for two years commencing on December 31, 2024.

Under our Key Employee Severance Benefit Plan, if the employment of Messrs. Donnan, West, Walsh, or Tiffany had been terminated by us without cause on December 31, 2024, the named executive office would have been entitled to (1) payment of his award under our 2024 STI Plan, determined based on actual performance, (2) a lump-sum payment in an amount equal to the sum of his 2024 base salary and 2024 STI Plan incentive target, and (3) reimbursement for the portion of post-termination health insurance coverage premiums in excess of the amount the executive officer was required to pay as a monthly premium for participation in our plans immediately prior to termination, for up to one year commencing on December 31, 2024.

If the payments payable under Mr. Harvey's amended and restated severance agreement or our Key Employee Severance Benefit Plan would be subject to a federal excise tax, then such payments would be reduced to the minimum extent necessary so that no portion of such payments, as so reduced, is subject to such tax, except that such a reduction will be made only if and to the extent such reduction would result in an increase in the aggregate payment on an after-tax basis.

Under our equity award agreements, if the employment of any of our named executive officers had been terminated by us without cause or voluntarily terminated by him for good reason on December 31, 2024, then (1) all restricted stock units granted to him effective March 5, 2022, March 5, 2023 and March 5, 2024, and, in the case of Messrs. Walsh and Tiffany, August 12, 2020 and April 15, 2022, would have remained outstanding and would vest on their original vesting dates (or earlier in the event of disability or death or a change in control) and (2) all performance shares granted to him effective March 5, 2022, March 5, 2023 and March 5, 2024 would have remained outstanding, with the number of shares of common stock, if any, to be received by such named executive officer in respect to such performance shares to be determined based on the performance level achieved during the applicable performance period.

Termination by us without Cause or by Named Executive Officer with Good Reason - Change in Control

Under the amended and restated severance agreement with Mr. Harvey, if the employment of Mr. Harvey had been terminated by us without cause or voluntarily terminated by him for good reason within 90 days prior to or within two years following a change in control on December 31, 2024, he would have been entitled to receive (1) payment of his award under our 2024 STI Plan, determined based on actual performance, (2) a lump-sum payment in an amount equal to 2.5 times the sum of his 2024 base salary and 2024 STI Plan incentive target, and (3) continuation of his welfare benefits for three years commencing on December 31, 2024.

Under our Key Employee Severance Benefit Plan, if the employment of each Messrs. Donnan, West, Walsh, or Tiffany had been terminated by us without cause or voluntarily terminated by him for good reason within 90 days prior to or within two years following a change in control on December 31, 2024, the named executive office would have been entitled to (1) payment of his award under our 2024 STI Plan, determined based on actual performance, (2) a lump-sum payment in an amount equal to two times the sum of his 2024 base salary and 2024 STI Plan incentive target, and (3) reimbursement for the portion of post-termination health insurance coverage premiums in excess of the amount the executive officer was required to pay as a monthly premium for participation in our plans immediately prior to termination, for up to two years commencing on December 31, 2024.

If the payments payable under Mr. Harvey's amended and restated severance agreement or our Key Employee Severance Benefit Plan would be subject to a federal excise tax, then such payments would be reduced to the minimum extent necessary so that no portion of such payments, as so reduced, is subject to such tax, except that such a reduction will be made only if and to the extent such reduction would result in an increase in the aggregate payment on an after-tax basis.

Under our equity award agreements, if the employment of any of our named executive officers had been terminated by us without cause or voluntarily terminated by him for good reason in connection with a change in control on December 31, 2024, then (1) all restricted stock units granted to him effective March 5, 2022, March 5, 2023 and March 5, 2024 and, in the case of Messrs. Walsh and Tiffany, August 12, 2020 and April 15, 2022, would have immediately vested, and (2) all performance shares granted to him effective March 5, 2022, March 5, 2023 and March 5, 2024 would have immediately vested, with the number of shares of common stock, if any, to be received by such named executive officer in respect to such performance shares to be determined based on the performance level achieved during the applicable performance period through the change in control on December29, 2024.

Qualified Retirement

Messrs. Harvey, West and Tiffany turned age 65 during 2024. Under the 2024 STI Plan, if the employment of Messrs. Harvey, West or Tiffany had been terminated as a result of retirement on December 31, 2024, the last business day of 2024, such officer would have been entitled to payment of his award under the 2024 STI Plan, determined based on actual performance.

Under our equity award agreements, if Messrs. Harvey, West and Tiffany had been terminated as a result of retirement on December 31, 2024, the last business day of 2024, then (1) except for the special award of 2,500 restricted stock units granted to Mr. Tiffany effective March 5, 2023, a prorated portion of the restricted stock units granted to him effective March 5, 2022, March 5, 2023 and March 5, 2024, and, in the case of Mr. Tiffany, August 12, 2020 and April 15, 2022, determined based on the actual days of his employment during the applicable restriction period, would have remained outstanding and would vest on their original vesting dates, (2) the special award of 2,500 restricted stock units granted to Mr. Tiffany on March 5, 2023 would have been forfeited, and (3) the performance shares granted to him effective March 5, 2021, March 5, 2022 and March 5, 2023 would have remained outstanding, with the number of shares of common stock, if any, to be received by him in respect of such performance shares to be determined based on the performance level achieved during the applicable three-year performance period and prorated based on actual days of his employment during the applicable performance period.

Disability or Death

Under the 2024 STI Plan, if the employment of any of our named executive officers had been terminated as a result of disability or death on December 31, 2024, he or his estate would have been entitled to receive a payment under the 2024 STI Plan, determined based on actual performance.

Under our equity award agreements, if the employment of any of our named executive officers had been terminated as a result of disability or death on December 31, 2024, then (1) all restricted stock units granted to him effective March 5, 2022, March 5, 2023 and March 5, 2024 and, in the case of Messrs. Walsh and Tiffany, August 12, 2020 and April 15, 2022, would have immediately vested, and (2) the target number of performance shares granted to him effective March 5, 2022, March 5, 2023 and March 5, 2024 would have immediately vested.

Quantitative Disclosure

The table below sets forth, for each named executive officer, quantitative disclosure regarding estimated payments and other benefits that would have been received by the named executive officer, or his estate, if his employment had terminated on December 31, 2024, the last business day of 2024, under the following circumstances:

•
voluntary termination by the named executive officer prior to age 65, except for Messrs. Harvey, West and Tiffany, who turned age 65 during 2024;
•
termination by us for cause;
•
termination by us without cause or by the named executive officer with good reason;
•
termination by us without cause or by the named executive officer with good reason following a change in control;
•
termination at retirement at or after age 65 for Messrs. Harvey, West and Tiffany (but not for Messrs. Donnan or Walsh because none of such named executive officers had reached age 65 as of December 31, 2024);
•
termination as a result of disability; and
•
termination as a result of death.

Name	Triggering Event	Payments Earned but Unpaid (1)	Other Benefits (2)	Equity Awards (3)	Distribution of Restoration Plan Balance (4)	Total
Harvey	Voluntary Termination	N/A	N/A	N/A	N/A	N/A
	Termination for Cause	$96,154	—	—	—	$96,154
	Termination by us without Cause or by NEO with Good Reason	$96,154	$5,501,907	$8,611,855	$2,454,943	$16,664,859
	Termination by us without Cause or by NEO with Good Reason Following CIC	$96,154	$6,602,917	$8,434,366	$2,454,943	$17,588,380
	Retirement	$1,193,254	—	$4,719,791	$2,454,943	$8,367,987
	Disability (5)	$1,193,254	$329,933	$8,611,855	$2,454,943	$12,589,985
	Death (6)	$1,193,254	$250,000	$8,611,855	$2,454,943	$12,510,052
West	Voluntary Termination	N/A	N/A	N/A	N/A	N/A
	Termination for Cause	$43,200	—	—	—	$43,200
	Termination by us without Cause or by NEO with Good Reason	$43,200	$1,403,471	$2,286,414	$300,914	$4,033,999
	Termination by us without Cause or by NEO with Good Reason Following CIC	$43,200	2,412,762	$2,237,961	$300,914	$4,994,836
	Retirement	$440,064	—	$1,255,496	$300,914	$1,996,473
	Disability (5)	$440,064	$—	$2,286,414	$300,914	$3,027,392
	Death (6)	$440,064	$250,000	$2,286,414	$300,914	$3,277,392
Donnan	Voluntary Termination	$52,500	—	—	$1,675,118	$1,727,618
	Termination for Cause	$52,500	—	—	—	$52,500
	Termination by us without Cause or by NEO with Good Reason	$52,500	$1,402,840	$2,188,332	$1,675,118	$5,318,790
	Termination by us without Cause or by NEO with Good Reason Following CIC	$52,500	$2,409,391	$2,142,398	$1,675,118	$6,279,407
	Retirement	N/A	N/A	N/A	N/A	N/A
	Disability (5)	$449,364	$407,185	$2,188,332	$1,675,118	$4,719,999
	Death (6)	$449,364	$1,000,000	$2,188,332	$1,675,118	$5,312,814
Walsh	Voluntary Termination	$40,000	—	—	$207,984	$247,984
	Termination for Cause	$40,000	—	—	—	$40,000
	Termination by us without Cause or by NEO with Good Reason	$40,000	$1,267,323	$3,035,570	$207,984	$4,550,878
	Termination by us without Cause or by NEO with Good Reason Following CIC	$40,000	$2,190,068	$3,004,898	$207,984	$5,442,950
	Retirement	N/A	N/A	N/A	N/A	N/A
	Disability (5)	$387,256	$1,874,419	$3,035,570	$207,984	$5,505,230
	Death (6)	$387,256	$1,000,000	$3,035,570	$207,984	$4,630,811
Tiffany	Voluntary Termination	N/A	N/A	N/A	N/A	N/A
	Termination for Cause	$27,000	—	—	—	$27,000
	Termination by us without Cause or by NEO with Good Reason	$27,000	$1,118,597	$2,642,360	$185,999	$3,973,956
	Termination by us without Cause or by NEO with Good Reason Following CIC	$27,000	$1,940,887	$2,620,654	$185,999	$4,774,540
	Retirement	$324,648	—	$1,724,314	$185,999	$2,234,961
	Disability (5)	$324,648	$291,254	$2,642,360	$185,999	$3,444,261
	Death (6)	$324,648	$750,000	$2,642,360	$185,999	$3,903,007

(1)
Includes payment for any accrued but unpaid vacation, as applicable; assumes that there is no earned but unpaid 2024 base salary at December 31, 2024, that all 2024 vacation was used, and that Messrs. Donnan and Harvey had five weeks of vacation, Messrs. Walsh and West had four weeks of vacation and Mr. Tiffany had three weeks of vacation. For termination as a result of retirement, disability or death, also includes payment under our 2024 STI Plan, determined based on actual performance.

(2)
Includes, in the case of (x) termination by us without cause or by the named executive officer with good reason and (y) termination by us without cause or by the named executive officer with good reason following a change in control, payment under our 2024 STI Plan, determined based on actual performance, any lump sum payment, the value of any continuation of welfare benefits and the value of any continuation of perquisites, as applicable, with:
(a)
the value of any continuation of healthcare benefits (medical and dental) commencing on December 31, 2024 being determined (i) assuming family coverage in a consumer-driven health plan and a premium dental plan throughout the named executive officer’s applicable benefit continuation period, (ii) based on current COBRA coverage rates for 2025, and (iii) assuming a 10% increase in the cost of medical and dental coverage for 2026 as compared to 2025;
(b)
the value of any continuation of disability benefits commencing on December 31, 2024 being determined (i) assuming coverage throughout the applicable benefit continuation period, (ii) based on our current costs of providing such benefits and assuming such costs do not increase during the applicable benefit continuation period, (iii) assuming we pay such costs throughout the applicable benefit continuation period in the same manner as we currently pay such costs, (iv) assuming mortality according to the Society of Actuaries 1987 GLTD table and extrapolated for ages over 62, and (v) applying a discount rate of 5.40% per annum;
(c)
the value of any continuation of life insurance benefits commencing on December 31, 2024 being determined (i) assuming coverage throughout the applicable benefit continuation period at his current election of coverage, (ii) based on our current costs of providing such benefits and assuming such costs do not increase during the applicable benefit continuation period, (iii) assuming we pay such costs throughout the applicable benefit continuation period in the same manner as we currently pay such costs, (iv) assuming mortality according to the Pri-2012 White Collar Retiree Mortality Table for Disabled Retirees with MP-2021 Generational Mortality Improvement Projection, and (v) applying a discount rate of 5.40% per annum; and
(d)
the value of any continuation of perquisites commencing on December 31, 2024 being determined based on the estimated cost to us of continuing such perquisites for the applicable continuation period.
(3)
Reflects an amount equal to the product of $70.27, the closing price per share of our common stock as reported on the Nasdaq Global Select Market on December 31, 2024, and:
(a)
in the case of termination by us without cause or by the named executive officer with good reason, a number of shares equal to (1) all restricted stock units granted to him effective March 5, 2022, March 5, 2023 and March 5, 2024 and, in the case of Messrs. Walsh and Tiffany, August 12, 2020 and April 15, 2022, (2) with respect to the performance shares granted to him effective March 5, 2022, 44% of the target performance shares were earned or vested in March 2025, and (3) the target number of performance shares granted to him effective March 5, 2023 and March 5, 2024;
(b)
in the case of termination by us without cause or by the named executive officer with good reason following a change in control, a number of shares equal to (1) all restricted stock units granted to him effective March 5, 2022, March 5, 2023 and March 5, 2024 and, in the case of Messrs. Walsh and Tiffany, August 12, 2020 and April 15, 2022, and (2) with respect to the performance shares granted to him effective March 5, 2023 and March 5, 2024, the number of shares of common stock, if any, that would be received by such named executive officer in respect to such performance shares determined based on the performance level achieved during the applicable performance period through the change in control on December 31, 2024; and
(c)
in the case of termination as a result of retirement for Messrs. Harvey, West and Tiffany, (1) except for the special award of 2,500 restricted stock units granted to Mr. Tiffany effective March 5, 2023, a prorated portion of the restricted stock units granted to him effective March 5, 2022, March 5, 2023 and March 5, 2024, and, in the case of Mr. Tiffany, August 12, 2020 and April 15, 2022, determined based on the actual days of his employment during the applicable restriction period, would have remained outstanding and would vest on their original vesting dates, (2) with respect to the performance shares granted to him effective March 5, 2022, the actual number such performance shares earned and vested in March 2025, and (3) with respect to the performance shares granted to him effective March 5, 2023 and March 5, 2024, the number of shares of common stock, if any, that would be received by such named executive officer in respect to such performance shares determined based on the performance level achieved during the applicable performance period and prorated based on the actual days of his employment during the applicable performance period; and

(d)
in the case of termination as a result of disability or death, a number of shares equal to (1) all restricted stock units granted to him effective March 5, 2022, March 5, 2023 and March 5, 2024 and, in the case of Messrs. Walsh and Tiffany, August 12, 2020 and April 15, 2022, (2) with respect to the performance shares granted to him effective March 5, 2022, the actual number such performance shares earned and vested in March 2025, and (3) the target number of performance shares granted to him effective March 5, 2023 and March 5, 2024.

Pursuant to the terms of the performance shares granted to the named executive officers effective March 5, 2022, March 5, 2023 and March 5, 2024, if the Company declares cash dividends on our common stock and the record and payment dates for dividends occur on or after the date of grant but before common shares are issued or delivered in respect of such performance shares, the named executive officer will also be entitled to also receive a payment equal to the cash dividends that he would have received if the number of common shares so issued or delivered to him had been issued and outstanding and held of record by him from the date of grant through such issuance or delivery. Accordingly, the table also reflects an amount equal to the cash dividends the named executive officer would have received if the applicable number of performance shares determined as described above had been issued and outstanding and held of record by him from March 5, 2022, March 5, 2023, and March 5, 2024, as applicable, through the issuance and deliver of common shares in respect of such performance shares, assuming in each case that the Company does not declare any further cash dividends after December 31, 2024.

(4)
Reflects the named executive officer’s account balance under our Restoration Plan to which he was entitled. In addition, under our Savings Plan, upon termination, each named executive officer is eligible to receive a distribution of his vested balance thereunder; such balance is not reflected in the table.
(5)
Certain of the named executive officers may have elected to participate in our group disability plan, which is available generally to all of our salaried employees and does not discriminate in scope, terms or operation, in favor of executive officers. Any disability benefits paid to any named executive officer who elected to participate in such plan would be paid by a third-party insurer and not by us. The value of such benefits is not reflected in the table.
(6)
Certain of the named executive officers may have elected to participate in our group life insurance plan, which is available generally to all of our salaried employees and does not discriminate in scope, terms or operation in favor of executive officers. Any life insurance benefit paid to any named executive officer who elected to participate in such plan would be paid by a third-party insurer and not by us. We also maintain a travel and accidental death policy for salaried employees, including our named executive officers, which would provide an additional $1 million death benefit payable to the named executive officer’s estate if this death occurs during company-related travel. Such additional life insurance benefit would be paid by a third-party insurer and not by us. Such life insurance and accidental death benefits are not reflected in the table.

Pay Ratio

For the year ended December 31, 2024, (1) the annual total compensation of Mr. Harvey, our CEO, was $6,628,487 (the same amount as reported for him for 2024 in the Summary Compensation Table above); (2) the annual total compensation of our median employee (defined below) was $83,577; and (3) the resulting ratio of the annual total compensation of our CEO to the median of the annual total compensation of all of our employees and those of our consolidated subsidiaries (other than Mr. Harvey) was 79:1. This ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K using the data and assumptions summarized above. The assumptions we used are specific to our company and our employee population. As a result, our pay ratio may not be comparable to the pay ratios of other companies. The total compensation of the median employee for the year ended December 31, 2024 was determined in the same manner as the total compensation shown for Mr. Harvey in the 2023 Summary Compensation Table.

There has been no change in our employee population or employee compensation arrangements in fiscal year 2023 that we believe would significantly impact the pay ratio disclosure. As a result, under instruction 2 to Item 402(u) of Regulation S-K, we are permitted to use the same median employee identified for 2022 for purposes of this disclosure.

We identified our median employee using the following methodology:

•
we prepared a list of all employees as of December 31, 2022, which is our determination date;
•
we applied a Canadian to U.S. dollar exchange rate for compensation paid in Canadian currency using the exchange rate in effect as of December 31, 2022;

•
we ranked the annual gross income of all employees for the year ended December 31, 2022, except for Mr. Harvey, using the Form W-2 compensation for our U.S. employees and Form T4 compensation for our Canadian employees; and
•
we selected the employee with the median annual gross income (our "median employee").

Pay Versus Performance

As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(v) of Regulation S-K, we are providing the following information about the relationship between executive “compensation actually paid” to our principal executive officers (“PEO”) and to our non-PEO named executive officers and certain financial performance of the Company.

Year	Summary Compensation Table (SCT) Total for PEO 1 (1)	Compensation actually paid to PEO 1 (1)(2)(3)	SCT Total for PEO 2 (1)	Compensation actually paid to PEO 2 (1)(2)	Average SCT Total for non-PEO NEOs (1)	Average compensation actually paid to non-PEO NEOs (1)(2)(4)	Value of Initial Fixed $100 Investment based on:		Net Income (Loss) ($ millions) (6)(7)	Adjusted EBITDA ($ millions) (7)(8)
							TSR	Peer Group TSR (5)
(a)	(b)	(c)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
2024	$6,628,487	$6,358,235	N/A	N/A	$1,862,725	$1,863,616	$76.19	$165.34	$47	$217
2023	$6,207,860	$4,594,973	N/A	N/A	$1,934,172	$1,666,028	$74.06	$163.68	$47	$210
2022	$5,123,725	$1,614,307	N/A	N/A	$1,465,483	$639,781	$75.68	$136.42	$(30)	$142
2021	$5,505,512	$2,519,794	N/A	N/A	$2,052,660	$1,363,746	$90.25	$145.27	$(19)	$185
2020	$3,231,260	$2,110,286	$4,249,853	$4,249,853	$1,727,323	$1,705,476	$92.45	$122.68	$29	$154

______________

(1)
For 2024 and 2022, the PEO is Mr. Harvey ("PEO 1") and the non-PEO named executive officers are Messrs. Donnan, West, Walsh and Tiffany. For 2023 and 2021, the PEO is Mr. Harvey and the non-PEO named executive officers are Messrs. Donnan, West, Walsh and Raymond D. Parkinson. For 2020, the PEOs are Messrs. Harvey and Hockema and the non-PEO named executive officers are Messrs. Donnan, West, Walsh and Tiffany. Mr. Hockema served as our PEO ("PEO 2") until July 30, 2020 and Mr. Harvey has served as our PEO since July 31, 2020.
(2)
The fair value of equity awards reported for the purposes of compensation actually paid is calculated using the same methodologies as the fair value of equity awards reported in the applicable Summary Compensation Table and adjusted for the share price and, for performance share awards, the probable outcome of the performance conditions, including as applicable as of December 31st of each applicable year.
(3)
The table below sets forth the values deducted and added to the Summary Compensation Table Total for PEO 1 for 2024:

Year	Summary Compensation Table Total for PEO 1	Exclusion of Change in Pension Value for PEO 1	Exclusion of Stock Awards	Inclusion of Equity Values	Compensation Actually Paid to PEO 1
2024	$6,628,487	$0	$4,126,783	$3,856,531	$6,358,235

The amounts in the Inclusion of Equity Values in the tables above are derived from the amounts set forth in the following tables:

Year	End Fair Value of Equity Awards Granted During Year That Remained Unvested as of Last Day of Year for PEO 1	Change in Fair Value from Last Day of Prior Year to Last Day of Year of Unvested Equity Awards for PEO 1	Change in Fair Value from Last Day of Prior Year to Vesting Date of Unvested Equity Awards that Vested During Year for PEO 1	Total Inclusion of Equity Values for PEO 1
2024	$3,688,372	$158,234	$9,925	$3,856,531

(4)
The table below sets forth the values deducted and added to the average Summary Compensation Table Total for non-PEO named executive officers for 2024:

Year	Average Summary Compensation Table Total for non-PEO NEOs	Average Exclusion of Change in Pension Value for Non-PEO NEOs	Exclusion of Stock Awards	Inclusion of Equity Values	Average Compensation Actually Paid to non-PEO NEOs
2024	$1,862,725	$0	$833,657	$834,548	$1,863,616

The amounts in the Inclusion of Equity Values in the tables above are derived from the amounts set forth in the following tables:

Year	Average Year-End Fair Value of Equity Awards Granted During Year That Remained Unvested as of Last Day of Year for Non-PEO NEOs	Average Change in Fair Value from Last Day of Prior Year to Last Day of Year of Unvested Equity Awards for Non-PEO NEOs	Average Change in Fair Value from Last Day of Prior Year to Vesting Date of Unvested Equity Awards that Vested During Year for Non-PEO NEOs	Total Average Inclusion of Equity Values for Non-PEO NEOs
2024	$745,071	$52,374	$37,103	$834,548

(5)
For purposes of this disclosure, the peer group is the S&P 600 SmallCap Materials Index..
(6)
Net income (loss) is calculated in accordance with GAAP, as previously reported.
(7)
Effective January 1, 2025, we elected to change our method of accounting for certain inventory from the LIFO method to the WAC method to improve the comparability of our operational results between periods. This accounting change has not been retrospectively applied to the calculation of Net Income (Loss) or Adjusted EBITDA in the Pay Versus Performance table above or the related relationship graphs below.
(8)
Our company-selected measure is Adjusted EBITDA, which is used as the key performance metric in our short-term incentive plans.

The tables below show the relationship between compensation actually paid to our PEOs and the average of the compensation actually paid to our non-PEO named executive officers and each of our previously reported Adjusted EBITDA, previously reported net income and TSR for fiscal years 2020 through 2024, plus the relationship between our TSR and Peer Group TSR for fiscal years 2020 through 2024. For ease of discussion, we have aggregated the compensation of Messrs. Harvey and Hockema for 2020, as each served as our CEO for a portion of 2020. See the section entitled “Executive Compensation - Compensation Discussion and Analysis” for a discussion of compensation paid to our named executive officers.

Compensation Actually Paid versus Net Income

The table below describes the relationship between compensation actually paid to our PEOs and the average of the compensation actually paid to our non-PEO named executive officers and our previously reported Net Income (Loss) for fiscal years 2020 through 2024.

Compensation Actually Paid versus Adjusted EBITDA

The table below describes the relationship between compensation actually paid to our PEOs and the average of the compensation actually paid to our non-PEO named executive officers and our previously reported Adjusted EBITDA for fiscal years 2020 through 2024.

Compensation Actually Paid versus TSR

The table below shows the relationship between compensation actually paid to our PEO and the average of the compensation actually paid to our non-PEO named executive officers and our cumulative TSR and between our cumulative TSR and the TSR of our peer group for fiscal years 2020 to 2024.

The table above also describes the relationship between our one-, two-, three-, four- and five-year cumulative TSR compared to the weighted average one-, two-, three-, four- and five-year cumulative TSR of the companies in the S&P SmallCap 600 Materials Index. Our TSR during 2020 through 2022 was impacted by a series of external issues and challenges initiating with the onset of the COVID-19 pandemic late in the first quarter of 2020 that negatively impacted the end markets for many of our products, including large commercial aerospace applications. In addition, while the S&P SmallCap 600 Materials Index reflects our industry sector, many of the companies included in the index were not as heavily impacted by the COVID-19 pandemic related impact on the aerospace industry.

Tabular List of Most Important Performance Measures

The following are the most important financial performance measures used by the Company to link executive compensation actually paid to our named executive officers to the Company’s performance for the most recently completed fiscal year.

Most Important Performance Measures
• Adjusted EBITDA
• Relative TSR
• Adjusted EBITDA Margin

DIRECTOR COMPENSATION

The table below sets forth certain information concerning compensation of our executive chair and non-employee directors who served in 2024.

Director Compensation for 2024

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2)	All Other Compensation ($) (3)	Total ($)

Michael C. Arnold	$135,000	$131,462	$5,396	$271,858
David A. Foster	$105,000	$131,462	$5,396	$241,858
Richard P. Grimley	$105,000	$131,462	$5,636	$242,098
Jack A. Hockema	$260,000	—	$14,570	$274,570
Lauralee E. Martin	$127,000	$131,462	$5,396	$263,858
Alfred E. Osborne, Jr., Ph.D. (4)	—	—	$3,172	$3,172
Teresa M. Sebastian	$117,000	$131,462	$5,396	$253,858
Donald J. Stebbins	$112,500	$131,462	$5,396	$249,358
Brett E. Wilcox	$124,500	$131,462	$5,396	$261,358
Kevin W. Williams	$109,500	$131,462	$5,396	$246,358

(1)
Reflects (a) annual retainer of $90,000 and (b) any additional annual retainer for serving as Lead Independent Director or chair or member of a committee of the board of directors. Each non-employee director had the right to elect to receive shares of our common stock in lieu of any or all of his or her annual cash retainer, including retainers for serving as Lead Independent Director or a committee chair. In 2024: Mr. Arnold received 1,393 shares of common stock in lieu of $134,965 of his annual retainer; Mr. Grimley received 216 shares of common stock in lieu of $20,928 of his annual retainer; Mr. Hockema received 2,683 shares of common stock in lieu of $259,951 of his annual retainer; Ms. Martin elected to receive 1,310 shares of common stock in lieu of $126,923 of her annual retainer; Ms. Sebastian elected to receive 241 shares of common stock in lieu of $23,350 of her annual retainer; and Mr. Wilcox elected to receive 642 shares of common stock in lieu of $62,202 of his annual retainer. In each case, the number of shares received was determined based on a per share price of $96.89, the average of the closing prices per share of our common stock as reported on the Nasdaq Global Select Market for the 20 trading days prior to the award date of the annual retainers.
(2)
Reflects the aggregate grant date fair value of restricted stock awards to non-employee directors determined in accordance with ASC Topic 718, without regard to potential forfeiture. On June 11, 2024, in accordance with our director compensation policy described below, each non-employee director, other than Messrs. Hockema and Osborne, received a grant of restricted stock having a targeted value of $140,000; the average of the closing prices per share of our common stock as reported on the Nasdaq Global Select Market for the 20 trading days prior to the award date was $96.89, resulting in the issuance of 1,444 shares of restricted stock to each non-employee director. For additional information regarding the assumptions made in the valuation of restricted stock awards with respect to our 2024 fiscal year, see Note 7 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2024. As of December 31, 2024, each non-employee director held 1,444 shares of restricted stock. The restrictions on 100% of the shares of restricted stock granted to non-employee directors will lapse on June 11, 2025 or earlier if the director's services to our company terminate as a result of disability or death, or in the event of a change in control. Each non-employee director will receive all dividends and other distributions paid with respect to the shares of restricted stock the director holds, but if any of such dividends or distributions are paid in shares of our capital stock, such shares will be subject to the same restrictions on transferability as are the shares of restricted stock with respect to which they were paid.
(3)
Reflects dividends received on restricted stock for all directors other than Mr. Hockema. For Mr. Hockema, the amount reflects an automotive allowance in the amount of $14,570. As previously disclosed, Mr. Hockema transitioned from CEO to Executive Chairman of the Board in July 2020 and retired from our board in January 2025.
(4)
Dr. Osborne retired from our board on June 11, 2024 and did not receive an annual or equity retainer for the 2024-2025 service period.

Director Compensation Arrangements

We periodically review director compensation in relation to other comparable companies and in light of other factors that the compensation committee deems appropriate and discuss director compensation with the full board of directors. In June 2024, to align our director compensation with the market median of our compensation peer companies, the compensation committee recommended, and our board of directors approved, an increase in the annual equity retainer from $130,000 to $140,000, an increase of audit committee chair fee from $15,000 to $22,000, and an increase of audit committee member fee from $7,500 to $12,000.

Pursuant to our current director compensation policy, each of our non-employee directors receives the following compensation:

•
an annual retainer of $90,000 per year; and
•
an annual grant of restricted stock having a grant date value targeted at $140,000.

In addition, pursuant to our director compensation policy, the Lead Independent Director receives an additional annual retainer of $30,000; the chair of each committee of the board, other than the audit committee, each receives an additional annual retainer of $15,000, and the members of each committee of the board, other than the audit committee, each receive $7,500 for each committee served, with all such amounts payable at the same time as the annual retainer; and each non-employee director receives $12,000 for serving on the audit committee or $22,000 for serving as the audit committee chairperson. The Executive Chairman receives compensation in his role as Executive Chairman in an amount equal to the sum of the annual retainers and meeting fees paid by the Company to its directors for service on the board and the amount of the additional annual retainer paid by the Company to the Lead Independent Director.

If the number of the Company’s board or committee meetings during the year exceeds a reasonable number of expected meetings, the Company will pay an additional meeting fee of $1,500 per day for each meeting attended in person and $750 per day for each meeting attended by phone or virtually to each affected member of the board or committee for each excess meeting.

Each non-employee director may elect to receive shares of common stock in lieu of any or all of the annual retainer, including any additional annual retainer for service as the Lead Independent Director or the chair of a committee of the board of directors. Our stock ownership guidelines require our non-employee directors to own company stock equal in value to six times their annual base retainer.

The payment of annual retainers, including any additional annual retainer for service as Lead Independent Director or the chair of a committee of our board of directors, and the annual grant of restricted stock is made each year on the date on which we hold our annual meeting of stockholders, unless our board of directors determines such payment and grant should occur on another date. The number of shares of common stock to be received in the grant of restricted stock, as well as the number of shares of common stock to be received by any non-employee director electing to receive our common stock in lieu of any or all of his or her annual retainer, including any additional annual retainer, is based on the average of the closing prices per share of our common stock for the 20 trading days prior to the date such grant and payments are made.

We reimburse all of our directors for reasonable and customary travel and other disbursements relating to meetings of our board of directors and committees thereof, as well director board education programs, and non-employee directors are provided accident insurance with respect to company-related business travel.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2024 with respect to shares of our common stock that may be issued under our equity compensation plans.

Plan Category	Number of Shares of Common Stock to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Number of Shares of Common Stock Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Shares of Common Stock Reflected in Column (a))

	(a)		(c)
Equity compensation plans approved by stockholders (1)	794,128	(2)	603,948	(3)
Equity compensation plans not approved by stockholders	N/A		N/A
Total	794,128	(2)	603,948	(3)

(1)
Includes awards made under the 2016 Plan and 2021 Plan. The 2016 Plan was succeeded in its entirety by the 2021 Plan on June 3, 2021, the date the 2021 Plan was approved by our stockholders and became effective. Copies of the 2016 Plan and 2021 Plan are attached as Exhibit 10.1 to our Current Report on Form 8-K filed with the SEC on May 26, 2016 and Exhibit 10.1 to our Current Report on Form 8-K filed with the SEC on June 11, 2024, respectively.
(2)
Reflects restricted stock units covering 397,122 shares of our common stock and performance shares covering 397,006 shares of our common stock, in each case outstanding as of December 31, 2024, and does not include 11,552 shares of restricted stock that remained subject to forfeiture as of December 31, 2024 because such shares are already outstanding. The performance awards assume maximum payout, and, as a result, this aggregate reported number may overstate actual dilution.
(3)
Subject to certain adjustments that may be required from time to time to prevent dilution or enlargement of the rights of participants, a maximum of 788,000 shares of our common stock (consisting of 525,000 shares that were approved in 2021 and 263,000 that were approved in 2024), plus (1) the total number of shares remaining available for awards under the 2016 Plan as of the effective date of the 2021 Plan and (2) any shares of our common stock that become available under the 2021 Plan or the 2016 Plan as a result of forfeiture, cancellation, expiration, withholding or cash settlement of awards. All of these shares may be issued with respect to award vehicles other than just stock options or stock appreciation rights or other rights to acquire shares.

PRINCIPAL STOCKHOLDERS AND MANAGEMENT OWNERSHIP

The following table presents information regarding the number of shares of the Company's common stock beneficially owned as of April 17, 2025 by:

•
each named executive officer;
•
each of our current directors and director nominees;
•
all our current directors and executive officers as a group; and
•
each person or entity known to us to beneficially own 5% or more of our common stock as determined in accordance with Rule 13d-3 under the Exchange Act.

Unless otherwise indicated by footnote, the beneficial owner exercises sole voting and investment power over the shares noted below. The percentage of beneficial ownership for our directors and executive officers, both individually and as a group, is calculated based on 16,154,376 shares of our common stock outstanding as of April 17, 2025.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)		Percent of Class

Directors and Named Executive Officers
Keith A. Harvey	64,032		*
Neal E. West	17,275	(2)	*
John M. Donnan	22,704		*
Jason Walsh	15,575		*
Blain A. Tiffany	10,869		*
Michael C. Arnold	7,836	(3)	*
David A. Foster	21,641	(3)	*
Kimberly T. Glas	775	(3)	*
Richard P. Grimley	4,197	(3)	*
Lauralee E. Martin	4,814	(3)	*
Teresa M. Sebastian	9,925	(3)(4)	*
Donald J. Stebbins	12,135	(3)(5)	*
Brett E. Wilcox	23,295	(3)(6)	*
Kevin W. Williams	6,657	(3)	*
All current directors and executive officers as a group (16 persons)	227,980	(2)(3)(4)(5)(6)	1.4%
5% Stockholders
BlackRock, Inc.	3,114,302	(7)	19.3%
Vanguard Group, Inc.	2,163,117	(8)	13.4%
State Street Corporation	998,042	(9)	6.2%
Macquarie Group Limited	858,581	(10)	5.3%
Dimensional Fund Advisors LP	812,146	(11)	5.0%

* Less than one percent.

(1)
Does not include restricted stock units held by executive officers.
(2)
Reflects shares of common stock held by the West Family Trust.
(3)
Includes 1,444 shares of restricted stock for all directors, except Ms. Glas, who holds 775 shares of restricted stock.
(4)
Includes 8,481 shares of our common stock held by the Truxton Trust of which Ms. Sebastian is the beneficiary and trustee.
(5)
Includes 50 shares of our common stock held by a family trust.
(6)
Includes 16,873 shares of our common stock held by the Wilcox Revocable Trust.
(7)
Shares beneficially owned by BlackRock, Inc. are as reported on Amendment No. 6 to Schedule 13G filed by BlackRock, Inc. on February 5, 2025. BlackRock, Inc. has sole voting power with respect to 3,020,422 shares and sole dispositive power with respect to 3,114,302 shares. The principal address of BlackRock, Inc. is 50 Hudson Yards, New York, New York 10001.
(8)
Shares beneficially owned by Vanguard Group, Inc. are as reported on Amendment No. 14 to Schedule 13G filed by Vanguard Group, Inc. on November 12, 2024. Vanguard Group, Inc. has shared voting power with respect to 34,554 shares, sole dispositive power with respect to 2,111,756 shares and shared dispositive power with respect to 51,361 shares. The principal address of Vanguard Group, Inc. is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.
(9)
Shares beneficially owned by State Street Corporation are as reported on Amended Schedule 13G filed by State Street Corporation on January 25, 2024. State Street Corporation has shared voting power with respect to 954,216 shares and shared dispositive power with respect to 998,042 shares. The principal address of State Street Corporation is State Street Financial Center, One Congress Street, Boston, Massachusetts 02114-2016.
(10)
Shares beneficially owned by Macquarie Group Limited, Macquarie Management Holdings Inc and Macquarie Investment Management Business Trust are as reported on Schedule 13G jointly filed by Macquarie Group Limited, Macquarie Management Holdings Inc and Macquarie Investment Management Business Trust on February 14, 2024. Macquarie Management Holdings Inc and Macquarie Investment Management Business Trust have sole voting power and sole dispositive power with respect to 858,581 shares. The principal address of Macquarie Group Limited is 50 Martin Place Sydney, New South Wales, Australia. The principal address of Macquarie Management Holdings Inc. and Macquarie Investment Management Business Trust is 610 Market Street, Philadelphia, Pennsylvania 19106.
(11)
Shares beneficially owned by Dimensional Fund Advisors LP are as reported on Schedule 13G filed by Dimensional Fund Advisors LP on April 15, 2025. Dimensional Fund Advisors LP has sole voting power with respect to 789,472 shares and sole dispositive power with respect to 812,146 shares. The principal address of Dimensional Fund Advisors LP is 6300 Bee Cave Road, Building One, Austin, TX 78746.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Our corporate governance guidelines require that our board of directors conduct an appropriate review of all related-party transactions. The charter for the audit committee of our board of directors requires that any related-party transaction required to be disclosed under Item 404 of Regulation S-K must be approved by the audit committee. Neither our board of directors nor the audit committee has adopted any other specific policies or procedures for review or approval of related-party transactions.

AUDIT COMMITTEE REPORT

The audit committee charter requires the audit committee to undertake a variety of activities designed to assist our board of directors in fulfilling its oversight role regarding our independent registered public accounting firm's independence, our financial reporting process, our internal control over financial reporting and our compliance with applicable laws, rules and regulations. These requirements are briefly summarized under "Corporate Governance - Board Committees - Audit Committee" above. The audit committee charter also provides that the independent registered public accounting firm is ultimately accountable to our board of directors and the audit committee, not our management.

Our internal accountants prepare our consolidated financial statements and our independent registered public accounting firm is responsible for auditing those financial statements. The audit committee oversees the financial reporting processes implemented by our management but does not conduct any auditing or accounting reviews. The members of the audit committee are not company employees. Instead, the audit committee relies, without independent verification, on our management's representation that the financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America and on the report of our independent registered public accounting firm on our financial statements. The audit committee's oversight does not provide it with an independent basis for determining whether our management has maintained appropriate accounting and financial reporting principles or policies or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the audit committee's discussions with our management and its accountants do not ensure that the financial statements are presented in accordance with accounting principles generally accepted in the United States of America or that the audit of our financial statements has been carried out in accordance with auditing standards of the Public Company Accounting Oversight Board or that our independent registered public accounting firm is in fact "independent."

We have engaged Deloitte & Touche LLP as our independent registered public accounting firm to audit and report to our stockholders on our financial statements for 2025 and the effectiveness of our internal control over financial reporting as of December 31, 2025. The audit committee reviews annually the independence and performance of Deloitte & Touche LLP in connection with the audit committee's determination of whether to retain Deloitte & Touche LLP or engage another firm as our independent registered public accounting firm. In the course of these reviews, the audit committee considers, among other things:

•
the historical and recent performance of Deloitte & Touche LLP on our company's integrated audit;
•
an analysis of known risks and significant proceedings involving Deloitte & Touche LLP, if any;
•
external data relating to the audit quality and performance, including recent Public Company Accounting Oversight Board reports on Deloitte & Touche LLP and its member firms;
•
the appropriateness of Deloitte & Touche LLP's fee;
•
Deloitte & Touche LLP's tenure as our independent registered public accounting firm and its familiarity with our operations and businesses, accounting policies and practices and internal control over financial reporting;
•
Deloitte & Touche LLP's capability and expertise in relation to the breadth and complexity of our operations; and
•
Deloitte & Touche LLP's independence.

Based on its review the audit committee believes that Deloitte & Touche LLP is independent and that it is in the best interests of our company and our stockholders to retain Deloitte & Touche LLP to serve as our independent registered public accounting firm for 2025.

In accordance with rules of the SEC and Deloitte & Touche LLP's policies, audit partners are subject to rotation requirements to limit the number of consecutive years an individual partner may provide service to our company. For lead audit and engagement quality control review partners, the maximum number of consecutive years of service in that capacity is five years. In addition to ensuring the regular rotation of the lead audit partner as required by law, the audit committee is involved in the selection of, and reviews and evaluates, the lead audit partner. The process for approval of the lead audit partner for our company pursuant to this rotation policy involves a meeting between the chair of the audit committee and the candidate for the role, as well as discussion by the full committee and with management. The lead audit partner was rotated in 2023.

The audit committee has discussed with management and Deloitte & Touche LLP significant accounting policies applied by us in our financial statements as well as a critical audit matter, revenue recognition. For a more detailed discussion of these accounting items, see Item 7. "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our Annual Report on Form 10-K for the year ended December 31, 2024. During the year ended December 31, 2024, there were no disagreements with Deloitte & Touche LLP on any matter of accounting principle or practice, financial statement disclosure or auditing scope or procedure, which, if not resolved to the satisfaction of Deloitte & Touche LLP, would have caused them to make a reference to the subject matter of the disagreement in connection with its reports.

The audit committee reviewed and discussed the Company's audited financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2024 with our management. The audit committee has also discussed with our independent registered public accounting firm the matters required to be discussed pursuant to the applicable requirements of the Public Company Accounting Oversight Board and the SEC.

The audit committee also received and reviewed the written disclosures and the letter from Deloitte & Touche LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant's communications with the audit committee concerning independence and has discussed with Deloitte & Touche LLP its independence.

The audit committee discussed with our internal accountants and Deloitte & Touche LLP the overall scope and plans for their respective audits. The audit committee meets with management, our internal accountants, and our independent accountants periodically in separate private sessions to discuss any matter that the audit committee, our management, our internal accountants, the independent accountants or such other persons believe should be discussed privately.

Based on the review and discussions referred to above, the audit committee recommended to our board of directors that our audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2024, as filed with the SEC.

The audit committee considered whether, and concluded that, the provision by Deloitte & Touche LLP of the services for which we paid the amounts set forth under "Independent Public Accountants - Tax Fees" and "Independent Public Accountants - All Other Fees" below is compatible with maintaining the independence of Deloitte & Touche LLP.

This report is submitted by the members of the audit committee of the board of directors:

Audit Committee

Lauralee E. Martin (Chair)

Kimberly T. Glas

Teresa M. Sebastian

Brett E. Wilcox

Kevin W. Williams

This Audit Committee Report does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any other filing made by us under the Securities Act or the Exchange Act, except to the extent that we specifically incorporate this Audit Committee Report by reference therein.

INDEPENDENT PUBLIC ACCOUNTANTS

The following table presents fees for professional audit services rendered by Deloitte & Touche LLP for the audit of our annual financial statements for each of 2023 and 2024, and fees billed for other services rendered by Deloitte & Touche LLP.

	2024	2023

Audit Fees(1)	$2,972,520	$3,023,502
Audit-Related Fees	—	—
Tax Fees (2)	$8,902	$9,793
All Other Fees (3)	$1,895	$1,895

(1)
Audit fees for 2023 and 2024 consist principally of fees for the audit of our annual financial statements included in our Annual Report on Form 10-K for those years and review of our financial statements included in our Quarterly Reports on Form 10-Q for those years. Audit fees for 2024 also include fees related to the consent for a registration statement on Form S-8.
(2)
Tax fees for 2023 and 2024 consist principally of fees for tax advisory services related to the preparation of tax returns for certain of our subsidiaries.
(3)
All other fees for 2023 and 2024 consist of the subscription fee to the Deloitte & Touche LLP Research Tool Library.

The audit committee charter requires that the audit committee pre-approve all audit and non-audit engagements, fees, terms and services in a manner consistent with the Sarbanes-Oxley Act and all rules and applicable listing standards promulgated by the SEC and the Nasdaq Stock Market. The audit committee may delegate the authority to grant any pre-approvals of non-audit engagements to one or more members of the audit committee, provided that such member (or members) reports any pre-approvals to the audit committee at its next scheduled meeting. The audit committee has delegated pre-approval authority to its chair. All of the audit fees, audit-related fees, tax fees and other fees for 2024 were pre-approved by the audit committee.

Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

DELINQUENT SECTION 16(A) REPORTS

Section 16(a) of the Exchange Act requires our officers and directors and persons who own more than 10% of a registered class of our equity securities to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission. Such persons are required by regulation of the Securities and Exchange Commission to furnish us with copies of all Section 16(a) reports they file. Based solely on our review of the copies of such reports or written representations from certain reporting persons received by us with respect to 2024, we believe that our officers and directors and persons who own more than 10% of a registered class of our equity securities have complied with all applicable filing requirements, except that a Form 4 reporting the share withholding in connection with a vesting for Mr. Narayan was filed late.

OTHER MATTERS

We do not know of any other matters to be presented or acted upon at the Annual Meeting. If any other matter is presented at the Annual Meeting on which a vote may properly be taken, the shares represented by proxies will be voted in accordance with the judgment of the proxy holders.

STOCKHOLDER PROPOSALS

To be considered for inclusion in our proxy statement for our 2026 annual meeting of stockholders, proposals of stockholders must be in writing and received by us no later than January 6, 2026. To be presented at the 2026 annual meeting of stockholders without inclusion in our proxy statement for such meeting, proposals of stockholders must be in writing and received by us no later than March 7, 2026 and no earlier than February 5, 2026, in accordance with procedures set forth in our bylaws. Such proposals should be mailed to Kaiser Aluminum Corporation, 1550 West McEwen Drive, Suite 500, Franklin, Tennessee 37067 and directed to the corporate secretary.

In addition to satisfying the foregoing requirements and other procedures set forth under our Bylaws, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than the Board’s nominees must provide notice that sets forth the information required by Rule 14a-19 of the Exchange Act (including a statement that such stockholder intends to solicit the holders of shares representing at least 67% of the voting power of the Company’s shares entitled to vote on the election of directors in support of nominees other than the Company’s nominees) no later than April 11, 2026 for the 2026 annual meeting; provided, however, that if the date of the 2026 annual meeting is changed by more than 30 calendar days from the anniversary of the Annual Meeting, then the notice must be provided by the later of 60 calendar days prior to the 2026 annual meeting or the 10th calendar day following the day on which public announcement of the date of the 2026 annual meeting is first made.

By Order of the Board of Directors

John M. Donnan
Executive Vice President, Chief Administrative
Officer and General Counsel

Franklin, Tennessee

April 28, 2025

Appendix A

Reconciliation of Non-GAAP Measures - Consolidated

(Unaudited)

(In millions of dollars, except per share amounts)

	Year Ended December 31,
	2024 As Adjusted[1]	2023 As Adjusted[1]

Net sales	3,024.0	3,087.0
Hedged cost of alloyed metal[2]	(1,567.8)	(1,621.1)
Conversion revenue	1,456.2	1,465.9

GAAP net income	65.7	67.8
Interest expense	43.7	46.9
Other income, net	(19.5)	(7.4)
Income tax provision	22.3	15.2
GAAP operating income	112.2	122.5
Restructuring costs	7.6	5.0
Non-cash asset impairment charge	0.4	-
Other operating NRR loss[3,4]	4.4	0.2
Operating income, excluding operating NRR items	124.6	127.7
Depreciation and amortization	116.4	108.6
Adjusted EBITDA[5]	241.0	236.3
Adjusted EBITDA margin[6]	16.5%	16.1%

GAAP net income	65.7	67.8
Operating NRR items	12.4	5.2
Non-operating NRR items[7]	(19.6)	(8.9)
Tax impact of above NRR items[7]	1.6	0.8
Adjusted net income	60.1	64.9

GAAP income per diluted share[8]	$4.02	$4.21
Adjusted earnings per diluted share[7,8]	$3.67	$4.02

[1]

Effective January 1, 2025, we elected to change our method of accounting for certain inventory from the LIFO method to the WAC method to improve the comparability of our operational results between periods. This accounting change has been retrospectively applied to the financial information presented in Appendix A.

[2]

Hedged cost of alloyed metal is the average Midwest transaction price of aluminum plus the cost of certain alloys used in the production process plus any realized gains and/or losses on settled hedges, related to the metal sold in the referenced period.

[3]	NRR is an abbreviation for non-run-rate; NRR items are pre-tax.
[4]	Other operating NRR items primarily represent the impact of adjustments to legacy environmental accruals and net periodic benefit cost related to the Salaried VEBA excluding service cost.
[5]	Adjusted EBITDA = Consolidated operating income, excluding operating NRR items, plus Depreciation and amortization.
[6]	Adjusted EBITDA margin = Adjusted EBITDA as a percentage of Conversion revenue.
[7]	Non-operating NRR items represent the impact of non-cash net periodic benefit cost related to the Salaried VEBA excluding service cost, gains.
[8]	Diluted shares for EPS are calculated using the two-class method, and were excluded from the computations in periods of net loss per share as their inclusion would have been anti-dilutive.

The Proxy Statement contains certain non-GAAP financial measures. A “non-GAAP financial measure” is defined as a numerical measure of a company’s financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with GAAP in the statements of income, balance sheets, or statements of cash flow of the Company. This Appendix A provides a reconciliation of non-GAAP financial measures to the most directly comparable financial measure. The non-GAAP financial measures used within the Proxy Statement are conversion revenue, Adjusted EBITDA, adjusted net income, and adjusted earnings per diluted share, which exclude non-run-rate items and ratios related thereto. “Non-run-rate” items are items that, while they may occur from period to period, are particularly material to results, impact costs primarily as a result of external market factors and may not occur in future periods if the same level of underlying performance were to occur. These measures are presented because management uses this information to monitor and evaluate financial results and trends and believes this information to also be useful for investors.

KAISER ALUMINUM

VOTE

Your vote matters – here's how to vote!

You may vote online or by phone instead of mailing this card.

Votes submitted electronically must be received by June 9, 2025 at 11:59 P.M., Eastern Time.

Online
Go to www.envisionreports.com/KALU or scan the QR code – login details are located in the shaded bar below.

Phone
Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. ☒

Annual Meeting Proxy Card

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals – The Board of Directors recommends you vote "FOR ALL" all the nominees listed in the following proposal.

1. Election of Directors:

01 - KIMBERLY T. GLAS   02 - KEITH A. HARVEY   03 - DONALD J. STEBBINS

☐ Mark here to vote **FOR** all nominees   ☐ Mark here to **WITHHOLD** vote from all nominees

☐ For All **EXCEPT** - To withhold a vote for one or more nominees, mark the box to the left and the corresponding numbered box(es) to the right.   01 ☐ 02 ☐ 03 ☐

The Board of Directors recommends you vote "FOR" proposals 2 and 3:

Proposal	For	Against	Abstain
2. ADVISORY VOTE TO APPROVE COMPENSATION OF THE COMPANY'S NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THE PROXY STATEMENT	☐	☐	☐
3. RATIFICATION OF DELOITTE & TOUCHE LLP AS THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2025	☐	☐	☐

B Authorized Signatures – This section must be completed for your vote to count. Please date and sign below.

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) – Please print date below.	Signature 1 – Please keep signature within the box.	Signature 2 – Please keep signature within the box.
/ /		

1 U P X

045IIB

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Important notice regarding the Internet availability of proxy materials for the Annual Meeting of shareholders. The Proxy Statement and the 2024 Annual Report to Stockholders are available at: www.envisionreports.com/KALU

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.▼

Proxy — KAISER ALUMINUM CORPORATION

This proxy is solicited by the Board of Directors of Kaiser Aluminum Corporation for the annual meeting of stockholders to be held on June 10, 2025

The undersigned hereby appoints John M. Donnan, Keith A. Harvey and Neal E. West, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Kaiser Aluminum Corporation common stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the annual meeting of stockholders to be held 9:00 a.m. Central Time on Tuesday, June 10, 2025 at the corporate office of Kaiser Aluminum Corporation, located at 1550 West McEwen Drive, Suite 500, Franklin, Tennessee 37067, or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED "FOR ALL" THE NOMINEES LISTED IN PROPOSAL 1 ON THE REVERSE SIDE, AND "FOR" PROPOSALS 2 AND 3, AND IN ACCORDANCE WITH THE DISCRETION OF THE PERSON VOTING THE PROXY WITH RESPECT TO ANY OTHER BUSINESS PROPERLY BROUGHT BEFORE THE ANNUAL MEETING.

You may revoke this proxy prior to the time this proxy is voted by (i) voting again over the Internet or by telephone no later than 11:59 p.m. Eastern Time, on Monday, June 9, 2025 (ii) submitting a properly signed proxy card with a later date, (iii) delivery, no later than 5:00 p.m., Eastern Time, on Monday, June 9, 2025 written notice of revocation to the Secretary of Kaiser Aluminum Corporation c/o Computershare, PO Box 43078, Providence, RI 02940-3078 or (iv) attending the Annual Meeting and voting in person. Your attendance at the Annual Meeting alone will not revoke your proxy. To change your vote, you must also vote in person at the Annual Meeting.

(Items to be voted appear on reverse side)

C Non-Voting Items

Change of Address — Please print new address below.

Comments — Please print your comments below.

Meeting Attendance
Mark box to the right if you plan to attend the Annual Meeting. ☐

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